                                  SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                               (Amendment No. ___)

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:


[_] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Under Rule 14a-12

[_] Confidential, for Use of the Commission
    Only (as permitted by Rule 14a-6(e)(2))


                             McDonald's Corporation
                (Name of Registrant as Specified In Its Charter)
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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[_]  Fee paid previously with preliminary materials:

[_]  Check box if any part of the fee is offset as provided by Exchange Act Rule
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     previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

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


[GRAPHIC]

McDonald's Corporation
2002 Annual Meeting Notice
Proxy Statement
2001 Financial Information


Financial Information
includes:

Management's discussion
and analysis

Consolidated financial
statements

Notes to consolidated
financial statements

  Contents

 2 Notice of 2002 Annual Shareholders' Meeting
 3 Proxy Statement

22 Appendix A. Audit Committee Charter
24 Appendix B. Executive Officers

25 2001 Financial Information
27 11-year summary
28 Management's discussion and analysis
41 Consolidated statement of income
42 Consolidated balance sheet
43 Consolidated statement of cash flows
44 Consolidated statement of shareholders' equity
45 Notes to consolidated financial statements
54 Quarterly results (unaudited)
55 Management's report
55 Report of independent auditors

56 Information about attending the Annual Meeting

Notice of
McDonald's Corporation
2002 Annual
Shareholders' Meeting
and
Proxy Statement

To McDonald's Corporation shareholders:

McDonald's Corporation will hold its 2002 Annual Shareholders' Meeting on Thursday, May 23, 2002, at 10:30 a.m. Central Time, in the Prairie Ballroom at The Lodge at McDonald's Office Campus, Oak Brook, Illinois. The registration desk will open at 9:00 a.m.

At the meeting, shareholders will be asked to:

1. Elect four Directors to serve until our 2005 Annual Shareholders' Meeting;
2. Approve the appointment of independent auditors for 2002;
3. Act on two shareholder proposals, if presented; and
4. Transact other business properly presented at the meeting.

Shareholders are cordially invited to attend the Annual Meeting. If you are unable to attend the meeting in person, you may watch a live webcast by going to www.mcdonalds.com/corporate/investor and clicking "Latest Investor Webcast" which appears below the stock quote. (A replay of the Annual Meeting also will be available for a limited time.)

Your Board of Directors recommends that you vote FOR all nominees for Directors, FOR the approval of our auditors and AGAINST the shareholder proposals. Your vote is important.

Please consider the issues presented in our Proxy Statement and vote your shares as promptly as possible.

By order of the Board of Directors,

/s/ Gloria Santona

Gloria Santona
Secretary

Oak Brook, Illinois
April 5, 2002

Proxy statement

General information

Record date and voting at the Annual Meeting
--------------------------------------------------------------------------------
Shareholders owning McDonald's common stock at the close of business on March 25, 2002 (the record date), may vote at the 2002 Annual Meeting. On that date, 1,271,963,721 shares of common stock were outstanding. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

    Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Refer to your proxy or voting instruction card to see which options are available to you and how to use them.

    The Internet and telephone voting procedures are designed to authenticate shareholders' identities and to confirm that their instructions have been properly recorded.

    If you properly sign and return your proxy card or complete your proxy via the telephone or the Internet, your shares will be voted as you direct. If you sign and return your proxy but do not specify how you want your shares voted, they will be voted FOR the election of all nominees for Director as set forth under "Election of Directors," FOR the approval of auditors and AGAINST the shareholder proposals. You may change your vote at any time before the Annual Meeting by submitting written notice to the Corporate Secretary, by submitting a later-dated and properly executed proxy (including by means of a telephone or Internet vote) or by voting in person at the Annual Meeting.

    All votes cast at this year's Annual Meeting will be tabulated by EquiServe Trust Company, N.A. (EquiServe), which has been appointed independent inspector of election. EquiServe will determine whether or not a quorum is present. With respect to the election of Directors, EquiServe will treat votes withheld as shares present for purposes of determining a quorum. Directors are elected by a plurality vote, so the four nominees named on page 4 of the Proxy Statement receiving the greatest number of votes will be elected. Withheld votes will not affect the outcome of the election. With respect to the approval of auditors, the shareholder proposals or any other matter properly brought before the meeting, EquiServe will treat abstentions as shares present for purposes of determining a quorum. Since a majority of the shares represented at the meeting and entitled to vote is required for approval of these matters, abstentions will have the effect of a vote against approval.

    Under New York Stock Exchange rules, the proposals to elect Directors and approve the appointment of independent auditors are considered "discretionary" items. This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions at least fifteen days before the date of the Annual Meeting.

    In contrast, the two shareholder proposals described in the Proxy Statement are "nondiscretionary" items. This means that brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals. These "broker non-votes" will not be considered in determining the number of votes necessary for approval, and, therefore, will have no effect on the outcome of the vote for these proposals.

    We do not know of any other matters to be presented or acted upon at the meeting. If any other matter properly comes before the meeting, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Proxy solicitation
--------------------------------------------------------------------------------
The 2002 Proxy Statement and form of proxy were mailed to shareholders beginning on or about April 5, 2002 in connection with the solicitation of proxies by the Board of Directors to be used at the 2002 Annual Meeting.

    The cost of soliciting proxies will be paid by the Company. The Company has retained Innisfree M&A Incorporated to aid in the solicitation at a fee estimated to be $15,000 plus reasonable out-of-pocket expenses. Proxies may also be solicited by employees and Directors of the Company by mail, by telephone, by fax, by e-mail or in person.

Confidential voting
--------------------------------------------------------------------------------
It is the Company's policy to protect the confidentiality of shareholder votes throughout the voting process. In this regard, your vote will not be disclosed to the Company, its Directors, officers or employees, except to meet legal requirements or to assert or defend claims for or against the Company or except in those limited circumstances where (1) a proxy solicitation is contested; (2) you write comments on a proxy card; or (3) you authorize disclosure. The inspector of election has been and will remain independent of the Company.

    Nothing in this policy prohibits you from disclosing the nature of your vote to the Company, its Directors, officers or employees, or impairs voluntary communication between you and the Company, nor does this policy prevent the Company from ascertaining which shareholders have voted or from making efforts to encourage shareholders to vote.

4

Proxy statement

ITEM 1. Election of Directors

The Board of Directors is currently divided into three classes, each having three-year terms that expire in successive years. Directors elected at this year's Annual Meeting will hold office for a three-year term expiring in 2005.

Nominees
--------------------------------------------------------------------------------
The nominees for Director are: Hall Adams, Jr., Edward A. Brennan, Terry L. Savage and Fred L. Turner.

    The Board of Directors expects all nominees to be available for election. If any of them should become unavailable to serve as a Director for any reason prior to the Annual Meeting, the Board may substitute another person as a nominee. In that case, your shares will be voted for that other person.

    Your shares will be voted according to your instructions. If you properly submit your proxy but do not provide voting instructions, your shares will be voted FOR the election of the four nominees named above. The four nominees who receive the most votes will be elected.

    The Board of Directors recommends that shareholders vote FOR all four nominees.

Biographical information
--------------------------------------------------------------------------------
Hall Adams, Jr. Nominee. Retired Chief Executive Officer of Leo Burnett & Co., Inc. Director of Moody's Corporation and Sears, Roebuck and Co. Class of 2002.
Age: 68. Director since 1993.

Edward A. Brennan Nominee. Retired Chairman, President and Chief Executive Officer of Sears, Roebuck and Co. Director of The Allstate Corporation, AMR Corporation, Exelon Corporation, Minnesota Mining and Manufacturing Company and Morgan Stanley Dean Witter & Co. Nominated for the class of 2005. Age: 68.

James R. Cantalupo Vice Chairman, Emeritus and President, Emeritus. Mr. Cantalupo previously held the following positions at McDonald's Corporation:
Vice Chairman and President, December 1999 to December 2001; Vice Chairman and Chairman and Chief Executive Officer of McDonald's International, August 1998 to December 1999; and President and Chief Executive Officer, McDonald's International, January 1992 to August 1998. Director of Illinois Tool Works, Inc., International Flavors & Fragrances Inc., Rohm and Haas Company and Sears, Roebuck & Co. Class of 2003. Age: 58. Director since 1987. In May of last year, Mr. Cantalupo announced plans to retire in 2002. Effective January 1, 2002, he was named to emeritus status and is no longer an Executive Officer. He plans to leave the Board of Directors effective April 30, 2002 and begin his transition employment under the Company's Executive Retention Plan on May 1, 2002. See page 21 of the Proxy Statement.

Jack M. Greenberg Chairman and Chief Executive Officer since May 1999. Mr. Greenberg previously held the following positions at McDonald's Corporation:
President and Chief Executive Officer, August 1998 to May 1999; and Vice Chairman and Chairman and Chief Executive Officer, McDonald's U.S.A., July 1997 to August 1998. Director of Abbott Laboratories and The Allstate Corporation. Class of 2004. Age: 59. Director since 1982.

Enrique Hernandez, Jr. Chairman and Chief Executive Officer of Inter-Con Security Systems, Inc., a provider of high-end security and facility support services to government, utilities and industrial customers. Director of Nordstrom, Inc., Tribune Company and Washington Mutual, Inc. Class of 2003.
Age: 46. Director since 1996.

Jeanne P. Jackson Formerly Chief Executive Officer of Walmart.com, a subsidiary of Wal-Mart Stores, Inc., discount retailers, from March 2000 to January 2002. From May 1995 to March 2000, President and Chief Executive Officer of Banana Republic, a Gap Inc. brand. In November 1998, Ms. Jackson also had responsibility for the Gap Inc. Direct Division. Director of NIKE, Inc. Class of 2003. Age: 50. Director since 1999.

Donald G. Lubin Partner of the law firm of Sonnenschein Nath & Rosenthal, which provides legal services to the Company on a regular basis. Director of Molex Incorporated. Class of 2004. Age: 68. Director since 1967.

                                                                 Proxy statement

[PHOTO]

Adams, Nominee

[PHOTO]

Brennan, Nominee

[PHOTO]

Cantalupo

[PHOTO]

Greenberg

[PHOTO]

Hernandez

[PHOTO]

Jackson

[PHOTO]

Lubin

[PHOTO]

Massey

[PHOTO]

McKenna

[PHOTO]

Quinlan

[PHOTO]

Savage, Nominee

[PHOTO]

Stone

[PHOTO]

Thurston

[PHOTO]

Turner, Nominee

Walter E. Massey President of Morehouse College since 1995. Director of Bank of America Corporation, BP Amoco p.l.c. and Motorola, Inc. Class of 2004. Age: 63. Director since 1998.

Andrew J. McKenna Chairman and Chief Executive Officer of Schwarz Paper Company, a printer, converter, producer and distributor of packaging and promotional materials. Director of Aon Corporation, Click Commerce, Inc., Skyline Corporation and Tribune Company. Class of 2003. Age: 72. Director since 1991.

Michael R. Quinlan Employee Director. Mr. Quinlan previously held the following positions at McDonald's Corporation: Chairman of the Executive Committee, May 1999 to December 2001; Chairman, August 1998 to August 1999; and Chairman and Chief Executive Officer, March 1990 to August 1998. Director of The Dun & Bradstreet Corporation, The May Department Stores Company and Warren Resources Inc. Class of 2003. Age: 57. Director since 1979.

Terry L. Savage Nominee. Financial journalist, author and President of Terry Savage Productions, Ltd., which provides speeches, columns and videos on personal finance for corporate and association meetings, publications and national television programs, and networks including CNN, NBC and PBS. Director of Pennzoil-Quaker State Company. Class of 2002. Age: 57. Director since 1990.

Roger W. Stone Chairman and Chief Executive Officer of Box USA Group, Inc., corrugated box manufacturer, since July 2000. Retired President and Chief Executive Officer of Smurfit-Stone Container Corporation, a multinational paper company primarily producing and selling pulp, paper and packaging products. Prior to 1999, Chairman, President and Chief Executive Officer of Stone Container Corporation. Director of Autoliv Inc. Class of 2003. Age: 67. Director since 1989.

Robert N. Thurston Business consultant. Class of 2004. Age: 69. Director since 1974.

Fred L. Turner Nominee. Senior Chairman since 1990. Director of Aon Corporation, Baxter International Inc. and W.W. Grainger, Inc. Class of 2002. Age: 69. Director since 1968.


Senior Directors
--------------------------------------------------------------------------------
To benefit from the counsel and experience of members of the Board who retire from service, the Board of Directors created a class of outside advisory directors to be designated as Senior Directors. Senior Directors may attend Board meetings in an advisory capacity and meetings of the committees on which they served at their retirement, but do not have voting rights. They serve a one-year term which is subject to renewal at the invitation of the Board. The two Senior Directors are expected to serve until the 2003 Annual Meeting of Shareholders.

Gordon C. Gray Chairman, since November 2000, of Integris Metals Inc., a metals products supplier and wholly owned subsidiary of BHP Billiton, an international mining and metals business. Previously, Chairman of Rio Algom Limited, a Canadian mining company and metals distributor. Director of Abitibi-Consolidated Inc. and Rio Algom Limited. Age: 74. Mr. Gray retired from the Board at the 2001 Annual Meeting after having served as a Director since 1982. Previously, Mr. Gray served as a director of McDonald's Restaurants of Canada Limited.

Donald R. Keough Chairman of Allen & Company Incorporated, investment bankers, since April 1993. Advisor to the Board of Directors of The Coca-Cola Company from October 2000 to the present and from April 1993 to April 1998. Director of Convera Corporation, The Washington Post Company and USA Networks, Inc. Age: 75. Mr. Keough retired from the Board at the 2001 Annual Meeting after having served as a Director since 1993.

6

Proxy statement

Stock ownership
--------------------------------------------------------------------------------
The following table shows the common stock ownership of the named individuals and the group as of February 1, 2002, except as indicated below. The Company does not believe there is any person or group who owned as of February 1, 2002, more than 5% of the outstanding common stock. Directors, Nominees and Executive Officers as a group have sole voting and investment power over shares of common stock except for 3,008 shares held jointly with spouses, 8,997 shares held by members of their immediate families and 503,412 shares held in trust or in a partnership, over which they share voting and investment power. No Director, Nominee or Executive Officer owns more than 1.0% of the common stock outstanding. Directors, Nominees and Executive Officers as a group owned (directly and through benefit plans) approximately 1.0%.

-------------------------------------------------------------------------------------------
                                                  Common           Stock
                                                   stock     equivalents
Name                                           (a,b,c,d)              (e)         Total
===========================================================================================
Hall Adams, Jr.                                   17,000           6,902         23,902
Edward A. Brennan, Nominee (f)                     2,500               0          2,500
James R. Cantalupo                             3,024,682              18      3,024,700
Alan D. Feldman (g)                              838,268          20,225        858,493
Jack M. Greenberg                              2,906,492          34,368      2,940,860
Enrique Hernandez, Jr.                            17,400          10,714         28,114
Jeanne P. Jackson                                  5,250           5,563         10,813
Donald G. Lubin                                   70,754          38,056        108,810
Walter E. Massey                                   7,000           4,574         11,574
Andrew J. McKenna                                 43,640          38,616         82,256
Michael R. Quinlan                             5,413,042         243,686      5,656,728
Terry L. Savage                                   16,000          41,165         57,165
James A. Skinner                                 793,448          31,727        825,175
Stanley R. Stein                                 476,574               0        476,574
Roger W. Stone                                    18,666          50,064         68,730
Robert N. Thurston                               103,148          54,461        157,609
Fred L. Turner                                 1,453,158          18,605      1,471,763
Directors, Nominees and
Executive Officers as a group
(the Group)(21 persons)                       16,003,654         604,950     16,608,604
-------------------------------------------------------------------------------------------

    (a) Beneficial ownership of shares that are owned by members of their immediate families directly or through trusts is disclaimed as follows:
Directors Lubin, 374; McKenna, 640; Quinlan, 1,400; and the Group, 2,414.

    (b) Excludes 48,000 shares held by Mr. McKenna as Trustee of the Schwarz Profit Sharing Trust.

    (c) Includes unallocated shares held in the Profit Sharing and Savings Plan as follows: Messrs. Cantalupo, 3,343; Feldman, 2,558; Greenberg, 4,008; Quinlan, 79,771; Skinner, 14,176; Stein, 3,282; Turner, 17,931; and the Group, 136,671.

    (d) Includes shares that could be purchased by exercise of stock options on or within 60 days after February 1, 2002 under the Company's option plans as follows: Directors Adams, 13,000; Cantalupo, 2,725,731; Greenberg, 2,610,000; Hernandez, 9,000; Jackson, 3,000; Lubin, 13,000; Massey, 7,000; McKenna, 13,000;
Quinlan, 4,420,000; Savage, 13,000; Stone, 10,666; Thurston, 13,000; Turner,
635,000; Messrs. Feldman, 827,250; Skinner, 616,347; Stein, 422,564; and the
Group, 13,070,549.

    (e) Includes common stock equivalents credited under the Supplemental Profit Sharing and Savings Plan accounts of the Executive Officers and common stock equivalents credited to outside Directors under the Directors' Stock Plan.

    (f) Share ownership as of March 25, 2002.

    (g) Mr. Feldman resigned from the Company effective March 1, 2002. Upon his resignation, all but one of his stock option grants became exercisable and will remain exercisable for five years.

Stock ownership guidelines
--------------------------------------------------------------------------------
In 1997, McDonald's set minimum stock ownership guidelines for outside Directors. Each Director is expected to acquire, within a five-year period after becoming a Director, common stock or common stock equivalent units equal in value to at least five times the annual retainer and hold such amount of stock throughout his or her term.

Additional information concerning the Board of Directors


Board committees
--------------------------------------------------------------------------------
The Audit Committee reviews the performance, and recommends to the Board the selection and retention, of the Company's independent auditors. The Audit Committee reviews with the internal audit service providers and the independent auditors the overall scope and results of their respective audits, the internal accounting and financial controls and the steps management has taken to monitor and control the Company's major risk exposure. All members of the Audit Committee are "independent" as this term is defined in the New York Stock Exchange Listing Standards. Members of the Committee are Directors Hernandez (Chairman), Massey and Stone. Mr. Lubin has served as secretary in a nonvoting capacity. In 2001, the Audit Committee met 10 times, including meeting to review the Company's quarterly financial results prior to their public issuance.

    The Compensation Committee evaluates the performance of the Company's Chief Executive Officer and recommends his compensation to the Board annually; reviews and approves senior management's compensation; establishes compensation guidelines for all other officers; and recommends to the Board the compensation paid to outside Directors. The Committee administers the Company's incentive compensation and stock option plans and develops compensation policies. Members of the Committee are Directors Thurston (Chairman), Adams, Jackson and Savage. In 2001, the Compensation Committee met nine times.

                                                                 Proxy statement

    The Nominating and Corporate Governance Committee sets criteria for Board membership; searches for and screens candidates to fill Board vacancies; recommends appropriate candidates for election each year and, in this regard, evaluates individual Director performance; assesses overall Board performance; considers issues regarding Board composition and size; and evaluates the Company's corporate governance process. Members of the Committee are Directors McKenna (Chairman), Lubin, Savage and Stone. In 2001, the Committee met three times. Shareholders can nominate Director candidates for consideration by writing to the Committee c/o the Corporate Secretary at McDonald's Plaza, Oak Brook, Illinois 60523 and providing the candidate's name, biographical data and qualifications.

    The Corporate Responsibility Committee acts in an advisory capacity to the Company's management with respect to policies and strategies that affect the Company's role as a socially responsible organization, including, but not limited to, issues pertaining to health and safety, the environment, employee opportunities, consumers and the communities in which the Company does business. Members of the Committee are Directors Massey (Chairman), Adams, Jackson, McKenna and Thurston. In 2001, the Committee met two times.

    The Board also has an Executive Committee and a Finance Committee. The Executive Committee may exercise most Board powers during the period between Board meetings. The Finance Committee acts in an advisory capacity to management and the Board on financial matters, including investments and acquisitions, as may from time to time be referred to it by the Board or management.

Compensation of the Board
--------------------------------------------------------------------------------
In 2001, each outside Director received an annual retainer of $35,000 plus a $2,000 fee for each Board meeting attended, a $1,000 fee for each committee meeting attended and a $1,000 fee for each executive session attended which was not held in conjunction with a Board meeting. The chairman of each committee also received an additional annual retainer of $10,000. Directors can defer their retainer and fees in the form of common stock equivalent units under the Company's Directors' Stock Plan. Deferred amounts are credited to an account, which is adjusted to reflect dividends as well as gains or losses, as if invested in common stock. Each outside Director also receives a credit of $17,500 to his or her Directors' Stock Plan account at the end of each full year of service, up to a maximum of 10 years. Deferred amounts are generally paid in cash after the Director retires from the Board but can be deferred further at the option of the Director. Outside Directors may participate in a program similar to the Matching Gift Program, which is available to the Company's full-time U.S. employees. Charitable donations to qualifying organizations will be matched up to a maximum of $15,000 per calendar year per outside Director.

    In May 2001, each outside Director received a stock option to purchase 3,000 shares of common stock. All options vest in equal annual installments over three years, have a 10-year life and permit the holder to purchase shares at their fair market value on the date of grant. For 2002, the Compensation Committee approved an increase in the annual stock option grant to 5,000 shares.

    In 2001, Directors Lubin and Thurston received the use of corporate vehicles valued at $10,865 and $3,250, respectively.

Responsibilities of the Board
--------------------------------------------------------------------------------
In 2001, the Board met nine times. Its primary responsibilities are:

    Evaluating the performance of the Company and its executive management;

    Reviewing and, where appropriate, approving fundamental operating, financial and other corporate strategies as well as major plans and objectives;

    Providing advice to the Chief Executive Officer and executive management;

    Overseeing management to ensure that the Company's assets are safeguarded and business is conducted in compliance with laws and regulations; and

    Evaluating the overall effectiveness of the Board as well as selecting and recommending to shareholders an appropriate slate of candidates for election to the Board.

Corporate governance guidelines
--------------------------------------------------------------------------------
The Board's corporate governance guidelines incorporate principles by which the Board has been operating for many years. Among other things, the guidelines provide that:

    A majority of Directors should come from outside the Company and independence and diversity of background are important in the selection of new candidates. The Board selects candidates and extends invitations to join the Board.

    Only outside Directors may serve on the Audit, Compensation, and Nominating and Corporate Governance Committees.

    Outside Directors have primary responsibility for matters relating to the selection and succession of the Chief Executive Officer and the compensation of executive management. The Chief Executive Officer receives a performance review conducted annually by the Chairman of the Compensation Committee after the Committee Chairman consults with the outside Directors.

    Outside Directors meet alone with the Chief Executive Officer at most Board meetings, and at least once each year, evaluate the performance of executive management and discuss matters of succession planning and management development with the Chief Executive Officer.

8

Proxy statement

    Outside Directors meet without members of management at least twice each year.

    The Board meets on a bimonthly basis. The agenda is set by the Chairman and Chief Executive Officer, and Directors may suggest items for inclusion. Information about the Company's business, performance and prospects, as well as information regarding recommendations for action by the Board, are made available to the Board within a reasonable period before each meeting.

    Throughout the year, Directors review the Company's strategic plans and evaluate the impact of such plans on the Company's performance and on the value of shareholders' interests.

    The Nominating and Corporate Governance Committee annually evaluates the performance and effectiveness of the Board and recommends appropriate changes for consideration by the entire Board.

    The Board of Directors has adopted a retirement policy for its members. A Director is expected to retire on the date of the Annual Meeting of Shareholders immediately following his or her 73rd birthday. In accordance with this policy, Mr. McKenna is expected to retire as a member of the Board of Directors at the 2003 Annual Meeting.

    The Board of Directors adopted retirement guidelines affecting the Offices of Chairman of the Board and Chief Executive Officer. These guidelines provide that any person holding the Office of Chief Executive Officer effective commencing in 1999, shall retire from the Board of Directors at the same time that his or her service as CEO ends, unless that person is also Chairman of the Board, in which event that person shall retire from the Board at the time that his or her service as Chairman ends, but no later than age 73.

    Directors have access to the System's* management around the world.

*"System" refers to McDonald's employees, franchisees and suppliers.

Compensation Committee report on executive compensation


Dear fellow shareholders:
--------------------------------------------------------------------------------
PHILOSOPHY

Our Committee approves executive compensation, establishes compensation guidelines for corporate officers and administers the Company's stock option and other incentive plans. The Company's executive compensation program is designed to attract, motivate, reward and retain the best people for achieving our vision to be the world's best quick-service restaurant experience. Our goal is to motivate top performance within a high-performance, people-focused culture.

    Since we believe that our stakeholders are best served by running the Company with a long-term perspective, while delivering consistently good annual results, the Company's executive compensation program is designed to link compensation to both short- and long-term performance.

    We believe that the Company's executives will more effectively pursue the interests of McDonald's shareholders, whose interests they are charged with enhancing, if they are shareholders themselves. Accordingly, we focus our executives' attention on managing McDonald's as owners of the business by encouraging officers to have significant stock ownership in the Company. Consistent with this philosophy, we instituted minimum ownership requirements for all officers. The minimum levels of ownership range from one to five times base salary. Our Profit Sharing and Savings Plan and stock option plans are designed to facilitate this share ownership by our executives.

    During 2001, the Committee renewed its focus on how compensation programs can be used to promote leadership behaviors and to reinforce succession plans and executive development strategies. These plans and strategies are designed to identify future leaders and their developmental needs, maximize the talents of our employees and motivate them to achieve their full potential.

EXECUTIVE COMPENSATION

We believe that executive compensation should be competitive with high-performing companies and alternative careers within the McDonald's System (i.e., careers as a franchisee or supplier) in order to motivate and retain the talent needed to produce superior results. The Committee's determinations are also guided in part by the increasingly competitive demand in the market for talented executives who have the skills and expertise required to lead a large, dynamic global business. In this regard, our Committee conducts an overall review of compensation annually.

                                                                 Proxy statement

    The process we use to establish compensation is not purely a mechanical one. We review information supplied by independent consultants to determine the competitiveness of McDonald's total compensation package with that of a peer group. The peer group, which we use for compensation comparison purposes, consists of most of the companies comprising the Dow Jones Industrial Average. We believe that these major corporations are most likely to compete with McDonald's for executive talent. In addition to reviewing competitive pay information, we also review five- and 10-year shareholder returns for the Company and the peer group illustrated in the graphs set forth on page 14 of the Proxy Statement.

    The Committee believes that special management talents and sensitivities are required to balance the unique relationships between and among the Company, its employees, franchisees, suppliers, customers and many constituencies. Therefore, we go beyond a simple evaluation of competitive compensation information and the Company's financial results in making compensation decisions. In this regard, the Company's executive compensation practices are designed to reinforce our Brand Promise--to deliver an exceptional McDonald's eating experience to every customer, every time. Inherent in this Brand Promise is our People Promise to value our employees, their growth, and their contributions, since we recognize that satisfying our employees is critical to delivering exceptional customer service and achieving our financial goals. Therefore, we also consider qualitative factors, which we believe contribute significantly to building McDonald's global brand and reputation for social responsibility, thereby optimizing shareholder value over the long term.

    At this point in time, base salary paid to the officers named in the Summary Compensation Table on page 11 of the Proxy Statement approximates the middle of this peer group's range, while annual and long-term incentives paid to such officers are below the median.

    Financial targets under the annual and long-term incentive plans are established using results in constant currency, which exclude the effect of foreign currency translation on reported results, because the Committee believes that reflects the most accurate representation of true business performance.

ANNUAL CASH COMPENSATION

Annual cash compensation for senior management, as for all employees, consists of base salary and a variable, at-risk incentive under the Target Incentive Plan
(TIP).

    Our Committee annually establishes an executive's base salary through our evaluation of the executive's level of responsibility and individual performance, considered in light of competitive pay practices. We gauge individual performance in: developing and executing corporate strategies; leading and developing people; initiating and managing change; balancing the many relationships within the McDonald's System; and contributing to programs which positively impact the Company's performance.

    In early 2001, the Committee approved base salary increases for executives, including Mr. Greenberg, that were competitive with our peer group. However, as discussed in the 2001 Financial Information section of this document, 2001 was a difficult and challenging year for McDonald's. Our business was greatly impacted by many external forces as well as internal factors resulting in disappointing performance. Consequently, no base salary merit increases were granted to any of the Company's officers in 2002.

    Under TIP, each employee is assigned a target incentive at the beginning of the year (the greater the individual's responsibility, the higher the percentage of target incentive to salary). Target incentives paid to executives are initially adjusted by financial performance factors for the Company or the particular geographic area led by that executive. In each case, an individual performance factor is then applied and, in certain cases, a team performance measure may also be applied.

    In 2001, target incentives for U.S. executives were initially adjusted by a performance factor measured by U.S. operating income and economic profit as well as U.S. owner/ operator cash flow, customer satisfaction and employee commitment. TIP awards for executives responsible for the Company's European geographic segment were adjusted by a performance factor measured by that segment's operating income and return on total assets as well as employee turnover, customer satisfaction and the accomplishment of key initiatives related to rebuilding the public's perception of European beef safety and related to the Euro currency conversion. TIP awards for executives responsible for other geographic areas were adjusted by a performance factor measured by the operating income and return on assets for their respective areas; and in certain of these geographic areas, the following measures were also considered: customer and employee satisfaction, restaurant openings, increases in comparable transaction counts and other non-financial initiatives designed to enhance our Brand.

    In 2001, target incentives for corporate executives, including Mr. Greenberg, were adjusted by a performance factor that included an average of the performance factors for each of the geographic areas and a factor based on the accomplishment of additional initiatives designed to achieve key global strategies. These strategies include being the best employer in each community around the world, achieving operational excellence for our customers, providing enduring profitable growth and achieving general and administrative expense targets.

    Based heavily on the Company's failure to achieve its financial targets, the Committee awarded annual incentive awards for 2001 that were substantially below target. The Summary Compensation Table on page 11 of the Proxy Statement lists for 2001 the awards for the named Executive Officers.

10

Proxy statement

LONG-TERM INCENTIVES

Long-term incentives consist of stock options and cash awards under a long-term incentive plan (LTIP). These awards serve to focus executive attention on the long-term performance of the business and comprise a significant portion of total compensation for senior management consistent with our increased emphasis on the risk-reward element of executive compensation.

    Options. Options have proven to be an effective means of linking executive pay with the creation of shareholder wealth, since an optionee will benefit only if McDonald's stock price increases. Options granted to executives typically have a life of 10 years, vest over periods of four years to seven years and have an exercise price equal to the fair market value of the common stock on the grant date. In establishing guidelines for the size of stock option awards, we consider the following criteria (in order of importance): level of responsibility, achievement of plan objectives and the implementation of key strategies. Individual awards to members of senior management are made within these guidelines, dependent primarily upon current individual performance and on the potential for positively influencing future results.

    In addition to our annual grant, our Committee approved a special one-time Chairman's Challenge stock option grant in 2001. This performance-based incentive focuses on significantly increasing McDonald's core restaurant business operating income by the end of 2003. If the Company meets an aggressive performance goal for our core restaurant operating income, the options will retain their original 10-year term. Otherwise, they will expire on June 30, 2004, five months after vesting. In order to overcome our business challenges and achieve our defined performance goal, the entire Company will need to focus on successfully executing our three worldwide strategies--to be the best employer for our people, to deliver operational excellence to our customers and to achieve enduring profitable growth. In addition, this will entail focusing on building customer counts and comparable sales with outstanding Quality, Service, Cleanliness and Value (QSC&V). Achieving this goal also will require our reinforced commitment to controlling general and administrative expenses.

    Long-term incentive plan. Under this plan, officers receive cash awards based on achieving corporate performance targets over three-year performance cycles. Cash awards vary if minimum, target or maximum predetermined performance goals are achieved at the end of the cycle. No payout occurs unless the Company achieves certain threshold performance objectives. As a pay-for-performance plan, the LTIP is intended to motivate and reward executives by directly linking the amount of the cash bonus to specific long-term financial goals. Specific measurements are chosen each year for each successive three-year cycle. For the 2001-2003 cycle, the Committee established consolidated global performance measurements applicable to all officers, which include compound growth in earnings per share and return on equity.

    Based on the Company's disappointing financial performance over the 1999-2001 cycle, no amounts were paid in 2002 for this cycle.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

Mr. Greenberg participates in the compensation programs described throughout this report and, consistent with our compensation philosophy, at-risk compensation related to performance represents the predominant portion of Mr. Greenberg's total compensation package. Amounts paid and granted under these programs are disclosed in the compensation tables beginning on page 11 of the Proxy Statement. The Committee approved Mr. Greenberg's compensation in view of the unusual leadership skills required to successfully manage the unique and complex relationships between and among the Company, its employees, franchisees, suppliers and many worldwide constituencies. Following a thorough annual review of the Company's leadership team and the many initiatives that are in place to grow the business and increase shareholder value, the Board of Directors has asked Jack Greenberg to commit to continuing as McDonald's Chief Executive Officer for at least three more years, and he agreed to do so. On April 1, 2002, Mr. Greenberg was awarded an incentive payment of $1,200,000 under TIP based on his strong leadership in the face of our current business challenges but also reflecting the Company's performance in 2001 as described in this report.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

Section 162(m) of the Internal Revenue Code of 1986 generally limits the tax deductibility of annual compensation paid to certain officers to $1 million. Our Committee is obligated to recognize and reward performance that increases shareholder value and will exercise its discretion in determining whether or not to conform the Company's executive compensation plans to the approach provided for in the Code. Assuming continued deferral of compensation by certain officers, we expect that substantially all compensation will qualify as a tax-deductible expense.

Respectfully submitted,
The Compensation Committee

/s/ Robert N. Thurston

Robert N. Thurston
Chairman

/s/ Jeanne P. Jackson

Jeanne P. Jackson

/s/ Hall Adams, Jr.

Hall Adams, Jr.

/s/ Terry L. Savage

Terry L. Savage

                                                                 Proxy statement

Summary compensation table
--------------------------------------------------------------------------------
The following table summarizes the total compensation earned by or paid for services rendered in all capacities to the Chief Executive Officer and four other most highly compensated Executive Officers in 2001 (Named Officers). Executive Officers are designated by the Board of Directors.

                                                                                                Long-term compensation
                                                                                   -----------------------------------
                                                                                                   Awards      Payouts
                                                                                   ----------------------     --------
                                                                                   Restricted  Securities        LTIP*     All other
                                                               Annual compensation      stock  underlying      payouts  compensation
                                                        --------------------------
Name and principal position                    Year      Salary($)        Bonus($)  awards($)  options(#)          ($)        ($)(a)
====================================================================================================================================
Jack M. Greenberg                              2001     $1,374,840      $1,200,000         0      675,000     $      0      $257,398
Chairman and Chief Executive Officer           2000      1,274,250       1,263,797         0      490,000      130,253       320,044
                                               1999      1,150,996       1,585,500         0      500,000      318,014       360,193


James A. Skinner                               2001        661,493         482,000         0      250,000            0        97,510
President and Chief Operating Officer,         2000        508,650         322,191         0      106,193       39,375        98,467
McDonald's Worldwide Restaurant Group          1999        476,586         358,307         0      100,000            0       116,301


Stanley R. Stein                               2001        511,281         323,000         0      108,900            0        82,198
Executive Vice President,                      2000        477,500         320,043         0       72,600       35,000        92,054
Worldwide Human Resources                      1999        446,659         331,847         0       75,000       82,058       110,909


James R. Cantalupo (b)                         2001      1,115,054         674,000         0      300,000            0       181,951
Vice Chairman, Emeritus and                    2000      1,052,500         733,228         0      364,461       94,071       225,972
President, Emeritus                            1999        981,624         951,300         0      350,000            0       288,340


Alan D. Feldman (c)                            2001        737,545               0         0      350,000            0       121,537
Formerly, President-Chief Operating Officer,   2000        687,500         534,240         0      294,000       32,375       139,551
McDonald's-the Americas                        1999        581,624         588,788         0      300,000      115,946       151,370
====================================================================================================================================

*Long-Term Incentive Plan

    (a) These amounts represent matching contributions and allocations by the Company to the Profit Sharing and Savings Plan and related Supplemental Profit Sharing and Savings Plan and premiums on group term life insurance. For 2001, the amounts in each category were as follows: Messrs. Greenberg, $75,938, $166,959 and $14,501; Skinner, $24,370, $66,178 and $6,962; Stein, $16,474,
$60,052 and $5,672; Cantalupo, $10,268, $159,874 and $11,809; and Feldman,
$69,446, $49,179, and $2,912. Amounts that have been included with respect to the Supplemental Profit Sharing and Savings Plan represent the Company's obligation to pay such amounts to participants.

    (b) Formerly Vice Chairman and President, McDonald's Corporation. In connection with Mr. Cantalupo's announced retirement plans, effective January 1, 2002, he was named to emeritus status and accordingly is no longer an Executive Officer. Mr. Cantalupo is expected to begin his transition employment under the terms of the Company's Executive Retention Plan on May 1, 2002. See page 21 of the Proxy Statement.

    (c) Mr. Feldman resigned from the Company effective March 1, 2002. He will receive severance payments and other benefits under the Company's Executive Retention Plan as described on page 21 of the Proxy Statement.

12

Proxy statement

Stock options
--------------------------------------------------------------------------------
Options have an exercise price equal to the fair market value of a share of common stock on the grant date, a 10-year life, and vest in installments over periods of four to seven years. The Company's stock option plans provide for accelerated vesting upon death, change in control, disability and retirement. The Compensation Committee has general authority to accelerate, extend or otherwise modify benefits under stock option grants. Subject to the approval of the Compensation Committee, options may be transferred to certain permissible transferees, including immediate family members, for no consideration.

    The following table shows how much the Named Officers may eventually realize in future dollars under two hypothetical situations: if the stock gains 5% or 10% in value per year, compounded over the 10-year life of the options. These are assumed rates of appreciation and are not intended to forecast future appreciation of the common stock. Also included in this table is the increase in value to all common shareholders using the same assumed rates of appreciation.

    For a perspective, in 10 years one share of common stock valued at $29.43 on February 2, 2001 would be worth $47.94 assuming the hypothetical 5% compounded growth rate, or $76.35 assuming the hypothetical 10% compounded growth rate.

    Another way to look at this is to express these amounts in today's dollars by applying a present value approach to the hypothetical appreciation rates. These results are shown in the last two columns of the table.


STOCK OPTION GRANTS IN 2001
-----------------------------------------------------------------------------------------------------------------------------------
                                                Individual grants
                     --------------------------------------------
                      Number of  % of total                             Potential realizable value at      Present value at assumed
                     securities     options                       assumed annual rates of stock price          rates of stock price
                     underlying  granted to   Exercise                appreciation for option term (a)           appreciation (a,b)
                        options   employees      price Expiration -----------------------------------   ---------------------------
Name                 granted (#)    in 2001       $/Sh       date                5%            10%            5%             10%
===================================================================================================================================
Jack M. Greenberg       450,000       1.19%     $29.43     2/2/11          $ 8,328,766   $ 21,106,728   $ 4,655,129    $ 11,797,011
                        225,000       0.60%     $28.90    7/30/11(c)         4,089,387     10,363,310     2,259,931       5,727,108

James A. Skinner        150,000       0.40%     $29.43     2/2/11            2,776,255      7,035,576     1,551,710       3,932,337
                        100,000       0.26%     $28.90    7/30/11(c)         1,817,505      4,605,916     1,004,414       2,545,381

Stanley R. Stein         72,600       0.19%     $29.43     2/2/11            1,343,708      3,405,219       751,028       1,903,251
                         36,300       0.10%     $28.90    7/30/11(c)           659,754      1,671,947       364,602         923,973

James R. Cantalupo      300,000       0.79%     $29.43     2/2/11            5,552,511     14,071,152     3,103,500       7,864,674

Alan D. Feldman         250,000       0.66%     $29.43     2/2/11(d)         4,627,092     11,725,960     2,586,183       6,553,895
                        100,000       0.26%     $28.90    7/30/11(e)         1,817,505      4,605,916     1,004,414       2,545,381
-----------------------------------------------------------------------------------------------------------------------------------
Increase in value to all
common shareholders(f)                                                   $23.9 billion  $60.5 billion $13.3 billion   $33.8 billion
===================================================================================================================================

    (a) Calculated over a 10-year period representing the life of the options.

    (b) Calculated assuming an investment in a 10-year, zero coupon U.S. Treasury note made at the time the options were granted (5.99% on February 2, 2001 and 6.11% on July 30, 2001).

    (c) These options will become fully exercisable, or vest, on January 31, 2004. If certain performance targets are met, the options will remain exercisable for 10 years from the date of grant. If the targets are not met, the options will expire on June 30, 2004, and any unexercised options outstanding on that date will be forfeited.

     (d) Upon Mr. Feldman's resignation, these options became exercisable and will remain exercisable for five years from the date of his resignation.

     (e) This grant was forfeited upon Mr. Feldman's resignation. The original terms of this performance-based grant are described in footnote (c) to this table.

    (f) Calculated using a common stock price of $29.43, the closing market price on February 2, 2001, which is the exercise price of the most substantial portion of the options granted in 2001, and the total weighted average number of common shares outstanding for 2001.

                                                                 Proxy statement

Aggregated option exercises in 2001 and fiscal year-end option values
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

                                                               Number of securities         Value of unexercised
                                                             underlying unexercised                 in-the-money
                      Shares acquired                           options at 12/31/01          options at 12/31/01
                          on exercise   Value realized                    (#) (b,c)                      ($) (d)
Name                              (#)          ($) (a)    Exercisable/unexercisable    Exercisable/unexercisable
================================================================================================================
Jack M. Greenberg             150,000       $2,800,225          2,190,000/2,768,000       $13,698,688/$1,768,623
James A. Skinner               60,400        1,148,585            513,549/  517,644         3,698,239/   350,985
Stanley R. Stein                    0                0            336,636/  306,100         2,572,123/   275,280
James R. Cantalupo            348,000        6,300,423          2,374,616/1,728,845        13,280,221/ 1,699,648
Alan D. Feldman                     0                0            645,000/  981,000         1,764,793/   654,998
----------------------------------------------------------------------------------------------------------------

    (a) Calculated by subtracting the exercise price from the market value of the common stock on the exercise date, then multiplying by the number of shares exercised. All values are on a pretax basis.

    (b) The securities underlying the options are shares of common stock.

    (c) The option term was extended three years for substantially all employee optionees, including the Named Officers, for those options granted between May 1, 1999 and December 31, 2000 and having an exercise price greater than $28.90.

    (d) Calculated using the market value of the common stock at December 31, 2001 ($26.47 per share) less the option exercise price multiplied by the number of exercisable or unexercisable option shares, as the case may be. All values are on a pretax basis.

Long-term incentives
--------------------------------------------------------------------------------

LONG-TERM INCENTIVE PLANS--AWARDS IN 2001 (TO BE PAID IN APRIL 2004)
----------------------------------------------------------------------------------------------------------------
                                                              Performance         Estimated future payouts under
                                                          or other period        non-stock price-based plans (a)
                                                         until maturation    -----------------------------------
                                 Number of units                or payout   Threshold      Target       Maximum
Name                                         (#)                       (a)         ($)         ($)           ($)
================================================================================================================
Jack M. Greenberg                        649,500        1/1/01 to 12/31/03    $ 81,188   $ 649,500   $ 2,435,625
James A. Skinner                         180,985        1/1/01 to 12/31/03      22,623     180,985       678,694
Stanley R. Stein                         157,625        1/1/01 to 12/31/03      19,703     157,625       591,094
James R. Cantalupo (b)                   481,500        1/1/01 to 12/31/03      60,188     481,500     1,805,625
Alan D. Feldman (c)                      262,500        1/1/01 to 12/31/03      32,813     262,500       984,375
----------------------------------------------------------------------------------------------------------------

    (a) Awards are in the form of a cash incentive, based on achievement of performance goals set at the beginning of each performance cycle. Actual awards are based on the achievement of these goals and a percentage of the individual's base salary at the start of the performance cycle. No payout occurs unless the Company achieves certain threshold performance objectives. For the 2001-2003 cycle, the Committee established consolidated global performance measurements applicable to all officers that include compound growth in earnings per share and return on equity. A participant must be an employee at the end of the performance period to receive an award. However, if a participant dies, retires or becomes disabled prior to the end of the performance period, an award would be prorated based on the portion of the performance period he or she was an employee.

    (b) Mr. Cantalupo will be eligible to receive payouts for any cycles completed during his period of employment under the terms of the Executive Retention Plan. See page 21 of the Proxy Statement.

    (c) Mr. Feldman resigned from the Company effective March 1, 2002. He will not be eligible to receive payouts under the terms of this Plan, but will receive certain benefits under the Executive Retention Plan. See page 21 of the Proxy Statement.

14

Proxy statement

Stock performance graphs

The following performance graphs compare the performance of the Company's common stock to the Standard & Poor's 500 Stock Index (S&P 500 Index) and to the performance of the companies comprising the Dow Jones Industrial Average (DJIA companies). The graphs assume that the value of the investment in the Company's common stock, the S&P 500 Index and the DJIA companies was $100 at December 31, 1996 for the five-year graph, and at December 31, 1991 for the 10-year graph, and that all dividends were reinvested.

    At least annually, we consider which companies comprise a readily identifiable investment peer group. Given the unique nature of our business, we have consistently concluded that no one group of companies stands out.

    For instance, McDonald's is included in published restaurant indices. However, unlike most other companies included in these indices, which have no or limited international operations, McDonald's does business in 121 countries. For added perspective, a substantial portion of our operating income comes from outside the U.S. In addition, by virtue of our size, McDonald's inclusion in those indices tends to skew the results. Hence, we believe that such a comparison would not be meaningful.

    On the other hand, our capitalization, trading volume and importance in an industry that is vital to the U.S. economy have resulted in McDonald's inclusion in the Dow Jones Industrial Average since 1985.

    Thus, in the absence of any readily identifiable peer group for McDonald's, we believe that use of the DJIA companies as the group for comparison is appropriate. Like McDonald's, many DJIA companies generate meaningful sales and revenues outside the U.S., and some manage global brands. Also, investors who are looking for an investment in blue chip stocks often look at the Dow Jones Industrial Average as a benchmark.

    The two performance graphs that follow show McDonald's cumulative total shareholder returns (i.e., price appreciation and reinvestment of dividends) relative to the S&P 500 Index and the DJIA companies (including McDonald's) for the five- and 10-year periods ended December 31, 2001. Returns shown are for years ended December 31, and for the DJIA companies, returns are weighted for market capitalization as of the beginning of each year. Such returns will vary from that of the Dow Jones Industrial Average Index, which is not weighted by market capitalization and may be composed of different companies during the period under consideration.

    For added perspective, the returns of the DJIA companies shown in the performance graphs were considerably higher for the cumulative periods presented, than that of the Dow Jones Industrial Average Index.

COMPARISON OF FIVE-YEAR CUMULATIVE
TOTAL SHAREHOLDER RETURNS

                                    [CHART]

                            96        97        98        99        00        01
--------------------------------------------------------------------------------
McDonald's                $100       106       171       181       153       121
S&P 500 Index             $100       133       171       208       189       166
DJIA companies            $100       135       184       238       202       198


COMPARISON OF 10-YEAR CUMULATIVE
TOTAL SHAREHOLDER RETURNS

                                     [CHART]

                  91    92    93    94    95    96    97    98    99    00    01
--------------------------------------------------------------------------------
McDonald's      $100   129   153   158   245   248   263   425   448   381   299
S&P 500 Index   $100   108   118   120   165   203   271   348   421   383   338
DJIA companies  $100   107   113   121   173   229   308   421   545   462   452

Source: Standard & Poor's IMS

                                                                 Proxy statement

ITEM 2. Approval of auditors


The Board is asking shareholders to approve Ernst & Young LLP as auditors for 2002. Ernst & Young LLP audited the Company's financial statements for 2001. A representative of that firm will be present at the Annual Meeting and will have an opportunity to make a statement and answer questions.

    The Board recommends that shareholders vote FOR the appointment of Ernst & Young LLP as auditors for 2002 as proposed in this Item 2.

Audit fees
--------------------------------------------------------------------------------
The following table presents fees billed for professional services rendered for the audit of the Company's annual financial statements for 2001 and fees billed for other services rendered by Ernst & Young LLP for 2001:

IN MILLIONS
================================================================================
Audit fees                                                                 $ 2.7
--------------------------------------------------------------------------------
Financial information systems design and implementation fees                   0
--------------------------------------------------------------------------------
All other fees:
   Audit-related fees                                                      $ 4.0
   Non-audit fees, primarily expatriate and other tax services               1.8
--------------------------------------------------------------------------------
Total all other fees                                                       $ 5.8
--------------------------------------------------------------------------------

Audit Committee report

Dear fellow shareholders:
--------------------------------------------------------------------------------
The Audit Committee is composed of three Directors, each of whom meets the independence and experience requirements of the New York Stock Exchange. The Committee acts under a written charter adopted by the Board of Directors, which is reviewed annually and revised as appropriate. The Board most recently amended the charter, which is included as Appendix A on page 22, in March 2002.

     Management is primarily responsible for the Company's financial statements and the reporting process, including the systems of internal controls. Ernst & Young LLP, the Company's independent accountants, is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting principles (GAAP) and for issuing a report on those statements. The Committee oversees the financial reporting process and internal control system on behalf of the Board of Directors. The Committee met 10 times during 2001. The Committee also met regularly with Ernst & Young and representatives of the internal audit function, with and without management present.

     In the course of fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements with management and Ernst & Young. This review included a discussion of:

..    the reasonableness of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including the quality (and not just the acceptability) of the Company's accounting principles;

..    the clarity and completeness of financial disclosures;

..    the adequacy of internal controls that could significantly affect the
     Company's financial statements;

..    items that could be accounted for using alternate GAAP methods; and

..    the potential effects of regulatory and accounting initiatives, as well as off-balance-sheet structures, on the Company's financial statements.

     The Committee discussed with Ernst & Young other matters required to be discussed with the auditors under Statement on Auditing Standards No.61, as amended by Statement on Auditing Standards No.90 (communication with audit committees). The Committee also received, reviewed and discussed with Ernst & Young their written disclosures required by Independence Standards Board

16

Proxy statement

Standard No.1, (independence discussions with audit committees). In this regard, among other things, the Committee reviewed Ernst & Young's independence from the Company and its management, and in doing so, adopted policies regarding the provision of non-audit services by the independent auditor and the hiring of employees of the independent auditing firm.

     The Committee recommended to the Board of Directors the selection of Ernst & Young as the Company's independent auditors. In addition, the Committee:

..    reviewed the scope of and overall plans for the annual audit and the internal audit program;

..    reviewed fees for all services provided by Ernst & Young;

..    consulted with management and Ernst & Young regarding risk management;

..    reviewed the adequacy of certain financial policies;

..    considered Ernst & Young's quality control procedures;

..    on a quarterly basis, reviewed the Company's financial results prior to their public issuance; and

..    reviewed significant legal developments.

     Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Respectfully submitted,
The Audit Committee

/s/ Enrique Hernandez, Jr.
Enrique Hernandez, Jr.
Chairman

/s/ Walter E. Massey
Walter E. Massey

/s/ Roger W. Stone
Roger W. Stone

ITEM 3. Shareholder proposal relating to the China Business Principles


Management has been advised that John Harrington on behalf of his daughter, Brianna Harrington, intends to present the following proposal at the Annual Meeting. The address and share ownership of the proponent will be furnished to any person upon oral or written request to the Company's Investor Relations Service Center at 1-630-623-7428, or McDonald's Plaza, Oak Brook, Illinois 60523. The Board recommends a vote AGAINST this proposal.

Introduction and the Board's position
--------------------------------------------------------------------------------
McDonald's has a well-respected and well-recognized record and reputation for business honesty and integrity, and everyone at McDonald's shares a commitment to high standards of behavior and performance on issues of social responsibility. These values and principles serve as the cornerstone of McDonald's success. McDonald's is concerned about the protection of human rights in China as well as elsewhere in the world.

    We believe our existing policies and practices in this regard in many ways surpass those raised in this proposal.

    Being a good corporate citizen begins with the way we treat our people. One of our key strategies is to be the best employer for our people in each community around the world. We are committed to creating an environment that values and respects employees, recognizes and rewards their performance, and provides meaningful growth opportunities. In this regard, we have adopted a comprehensive set of principles and policies for all McDonald's employees worldwide, including China, which addresses the employment issues raised in the proposal.

    We expect suppliers to the McDonald's System to share similar values and act accordingly. In fact, we continually work with our suppliers to help them address issues and improve their facilities in China and elsewhere around the world.

    Further, in 1997, McDonald's established its Code of Conduct for Suppliers. The Code describes how we expect them, as well as their suppliers who work on McDonald's business, to treat their employees. Compliance with this Code is required of all suppliers and is the responsibility of each individual supplier. McDonald's will refuse to approve or do business with those who do not uphold, in action as well as words, the same principles. Supplier facilities in China are subject to regular review by external third parties and audit firms. In addition, McDonald's reserves the right to conduct and has conducted periodic, unannounced inspections of suppliers' facilities and business practices to verify compliance with the Code.

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                                                                              17

    McDonald's also believes that it has a special responsibility to protect the environment for future generations and realizes in today's world, a business leader must also be an environmental leader. The Company expects environmental leadership from its suppliers as well. Our environmental commitment and behavior is guided by strong principles designed to promote a healthy environment. These longstanding principles address the environmental concerns outlined in the proposal.

    Furthermore, this proposal is substantially identical to the proposal submitted by John Harrington on behalf of his daughter, Brianna Harrington, at last year's Annual Meeting, where it was rejected overwhelmingly by the Company's shareholders.

Shareholder proposal
--------------------------------------------------------------------------------
WHEREAS: our company's business practices in China respect human and labor rights of workers. The eleven principles below were designed to commit a company to a widely accepted and thorough set of human and labor rights standards for China. They were defined by the International Labor Organization and the United Nations Covenants on Economic, Social and Cultural Rights, and Civil, and Political Rights. They have been signed by the Chinese government and China's national laws.

    (1) No goods or products produced within our company's facilities or those of suppliers shall be manufactured by bonded labor, forced labor, within prison camps or as part of reform-through-labor or reeducation-through-labor programs.

    (2) Our facilities and suppliers shall adhere to wages that meet workers' basic needs, fair and decent working hours, and at a minimum, to the wage and hour guidelines provided by China's national labor laws.

    (3) Our facilities and suppliers shall prohibit the use of corporal punishment, any physical, sexual or verbal abuse or harassment of workers.

    (4) Our facilities and suppliers shall use production methods that do not negatively affect the worker's occupational safety and health.

    (5) Our facilities and suppliers shall not call on police or military to enter their premises to prevent workers from exercising their rights.

    (6) We shall undertake to promote the following freedoms among our employees and the employees of our suppliers: freedom of association and assembly, including the rights to form unions and bargain collectively; freedom of expression, and freedom from arbitrary arrest or detention.

    (7) Company employees and those of our suppliers shall not face discrimination in hiring, remuneration or promotion based on age, gender, marital status, pregnancy, ethnicity or region of origin.

    (8) Company employees and those of our suppliers shall not face discrimination in hiring, remuneration or promotion based on labor, political or religious activity, or on involvement in demonstrations, past records of arrests or internal exile for peaceful protest, or membership in organizations committed to non-violent social or political change.

    (9) Our facilities and suppliers shall use environmentally responsible methods of production that have minimum adverse impact on land, air and water quality.

    (10) Our facilities and suppliers shall prohibit child labor, at a minimum comply with guidelines on minimum age for employment within China's national labor laws.

    (11) We will issue annual statements to the Human Rights for Workers in China Working Group detailing our efforts to uphold these principles and to promote these basic freedoms.

RESOLVED: Stockholders request the Board of Directors to make all possible lawful efforts to implement and/or increase activity on each of the principles named above in the People's Republic of China.

SUPPORTING STATEMENT: As U.S. companies import more goods, consumer and shareholder concern is growing about working conditions in China that fall below basic standards of fair and humane treatment. We hope that our company can prove to be a leader in its industry and embrace these principles.

Recommendation of the Board
--------------------------------------------------------------------------------
For the reasons stated in the Board's position above, the Board of Directors does not believe that the adoption of this proposal is necessary and recommends a vote AGAINST this shareholder proposal.

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18

Proxy statement

ITEM 4. Shareholder proposal relating to the review of the Company's animal welfare standards


People for the Ethical Treatment of Animals (PETA) and Trillium Asset Management advised the Company that they intend to present a shareholder proposal at the Annual Meeting. The addresses and the share ownership of the proponents will be furnished to any shareholder upon request to the Company's Investor Relations Service Center at 1-630-623-7428, or McDonald's Plaza, Oak Brook, Illinois 60523. The Board recommends a vote AGAINST this proposal.

Introduction and the Board's position
--------------------------------------------------------------------------------
McDonald's typically does not own, raise or transport animals, but we are strong advocates of good animal handling practices and seek to achieve humane treatment of animals by purchasing our meat products from suppliers who maintain high animal welfare standards. We believe that by purchasing meat products from these suppliers, we can provide safer, high-quality food products to our customers, and at the same time facilitate the humane treatment of animals.

     We have a track record of leadership in animal welfare. For example, we have developed McDonald's Animal Welfare Guiding Principles and have established the McDonald's Animal Welfare Council to provide leadership in the animal welfare area and in our commitment to animal welfare.

     To ensure that our suppliers meet McDonald's animal welfare objectives, we adopted the McDonald's Animal Welfare Guiding Principles (Guiding Principles). The Guiding Principles express our commitment to the raising, transportation and slaughter of animals in a manner that is free of cruelty, abuse and neglect.

     The Guiding Principles are applicable to all suppliers (i.e., all suppliers from which the Company purchases product) on a worldwide basis. As explained on our website, the principles were developed to "help guide further development of animal welfare programs throughout McDonald's global supply chain."

     As stated in the Guiding Principles, the Company, together with its outside experts, works with its suppliers to develop systems to monitor and assess the effectiveness of suppliers' animal handling practices. Our program is growing, and over the past five years we have made significant progress in our program to monitor and assess the effectiveness of suppliers' handling practices. We operate in 121 countries, and it is a tremendous task to monitor every supplier in every country immediately. We are making progress. We are continually improving and evolving these systems.

     We have a global abattoir (e.g., slaughterhouse) audit program that we developed with the assistance of Dr. Temple Grandin, the leading global authority on animal welfare issues. We have worked with Dr. Grandin to train and educate our global supply chain management team and our suppliers about animal welfare science and animal behavior. Her work for the Company is international in scope and is detailed on the Company's website. She has visited McDonald's supply chain management and suppliers in the United States, Australia and Europe. Since 1999, many audits have been completed in abattoir facilities, including facilities in North America, Latin America, Europe and Asia/Pacific.

     Our commitment, leadership and results are well established, recognized, and global. Further, we already report to shareholders about our animal welfare program on our website at www.mcdonalds.com.

Shareholder proposal
--------------------------------------------------------------------------------
RESOLVED: Shareholders request that the Board of Directors issue a report to shareholders by October 2002, prepared at reasonable cost and omitting proprietary information, reviewing McDonald's animal welfare standards with the view to adopting and enforcing consistent animal welfare standards internationally.

SUPPORTING STATEMENT: Our company's public policy and practices toward the welfare of farm animals, as currently implemented in the United States and United Kingdom, make McDonald's a corporate leader in those countries.

..    In the U.S., our company has prohibited some abuses and details these improvements on our company's website, which includes this statement:
"McDonald's believes that the humane treatment of animals is an integral part of our world class supplier system. Therefore, we buy all our beef, pork and poultry products from suppliers who maintain the highest standards and share McDonald's commitment to animal welfare."

..    In the U.K., McDonald's has gone further, prohibiting battery cages for hens and gestation crates for pigs. McDonald's stamps the RSPCA's "Freedom Food" logo on its products that contain eggs, and in an October 2001 advertisement, our company declares that it "Has established a comprehensive set of animal welfare standards for suppliers...Has independent food safety auditing systems for all beef, pork, and chicken abattoirs..."

..    Approximately one-half of our company's 29,000 restaurants are not in the
U.S., U.K., or Australia. Some standards implemented in the U.K. apply exclusively in that country, where fewer than one-twentieth of McDonald's restaurants operate.

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                                                                              19

We feel our company risks harm to its good reputation and image if it buys from suppliers engaged in such abuse of animals.

..    Our chief competitors, Burger King and Wendy's, have adopted standards similar to our U.S. standards, and apply these standards internationally. (Burger King Press Release, June 28, 2001; USA Today, June 29, 2001; personal communication with Denny Lynch, Wendy's vice-president for public affairs and Dr. Temple Grandin, McDonald's and Wendy's chief animal welfare advisor).

..    Bob Langert, McDonald's Senior Director for Community Affairs, has
     stated that: "No longer are extremists driving the debate. Mainstream consumers are the primary force."

..    Newspapers and television stations around the world have reported extensively on animal welfare campaigns and our company's animal welfare standards.

..    Animal rights activists have not targeted our company in any concerted way since McDonald's adopted guidelines and enforced them more than one year ago.

Consequently, we urge our company to continue to protect and enhance its good reputation and business by ensuring that its suppliers worldwide meet the highest standards for the humane treatment of farm animals.

Recommendation of the Board
--------------------------------------------------------------------------------
For the reasons stated in the Board's position above, the Board of Directors recommends a vote AGAINST this shareholder proposal.

Other information

Certain relationships and related transactions
--------------------------------------------------------------------------------
Based on information available to the Company, in 2001, the Company and its subsidiaries purchased approximately $1.2 million worth of paper and other printed products (principally tray liners, french fry bags and pan liners) from Schwarz Paper Company, and purchased approximately $3.9 million worth of products (principally premiums and gift items) and services related to the production of point of sale materials from Integrated Merchandising Systems, LLC
(IMS), a subsidiary of Schwarz and Group II Communications, Inc. Mr. McKenna is Chairman and Chief Executive Officer, as well as a 69% shareholder, of Schwarz and a 43% shareholder of Group II. Effective September 30, 2001, Schwarz and Group II sold IMS. The Company believes that these purchases were made on terms at least as favorable as would have been available from other parties and intends to continue its dealings with Schwarz in 2002 on similar terms.

    In 2001, as part of its ongoing share repurchase program, the Company purchased shares of common stock at the New York Stock Exchange closing price on the date of purchase, from Directors and Executive Officers in the following amounts: James R. Cantalupo, $755,801; and Jack M. Greenberg, $705,050. Mr. Cantalupo acquired these shares through the exercise of stock options for $200,744 within two years prior to their sales.

Shareholder proposals for the 2003 Annual Meeting
--------------------------------------------------------------------------------
The Corporate Secretary must receive shareholder proposals no later than December 6, 2002, to be considered for inclusion in the Company's 2003 proxy materials. Additionally, the Company's advance notice by-law provisions require that any shareholder proposal to be presented from the floor of the 2003 Annual Meeting must be received by the Corporate Secretary, at the Company's principal executive offices, not less than 90 days nor more than 120 days prior to the first anniversary of the previous year's Annual Meeting. Also, such proposal must be, under law, an appropriate subject for shareholder action in order to be brought before the meeting.

Change of control employment agreements
--------------------------------------------------------------------------------
The Board has authorized the Company to enter into change of control employment agreements with 18 key executives, including Mr. Greenberg, Mr. Skinner and Mr. Stein. These agreements provide that upon a change of control of the Company the executives will be entitled to the benefits

20

Proxy statement

described below. An executive who also participates in the Executive Retention Plan will be required to elect to receive severance benefits under either the Executive Retention Plan or these change of control agreements.

    Subject to exceptions specified in the agreements, a change of control will be deemed to occur if: a person or group acquires 20% or more of the Company's outstanding common stock or voting securities; the members of the Company's Board on the date of the agreements (and certain subsequent new Board members approved in a described manner by the persons who were members on the date of the agreement) cease to constitute at least a majority of the Board as a result of an actual or threatened election contest; there is a merger or other business combination involving the Company, or a disposition of all or substantially all of the assets of the Company; or the shareholders of the Company approve a liquidation or dissolution of the Company.

BENEFITS UPON A CHANGE OF CONTROL

The agreements provide generally that, during the three-year period following a change of control, (i) the executive's position and authority may not be reduced, (ii) the executive's place of work may not be relocated by more than 30 miles, (iii) the executive's base salary may not be reduced, (iv) the executive's annual bonus opportunity may not be reduced and the annual bonus paid will not be less than the target annual bonus, and (vi) the executive will continue to participate in employee benefit plans on terms not less favorable than before the change of control. In addition, within 30 days after a change of control, the Company will pay to each executive a prorated portion of that executive's annual bonus and of each outstanding LTIP award (both computed at the target levels) for the partial year or LTIP period prior to the change of control.

TERMINATION FOR "GOOD REASON"

The Company's failure to provide any of the benefits described above following a change of control will allow the executive to terminate his or her employment for "good reason" at any time during the three-year period following a change of control. The executive also may terminate his or her employment for good reason if, during the three-year period following a change of control: (i) there is a material adverse change in the executive's position or other terms of employment; (ii) the Company materially breaches the executive's agreement;
(iii) the Company attempts to terminate the executive for cause without following requirements set forth in the executive's agreement; or (iv) a successor entity fails to assume the executive's agreement. In addition, the executive may terminate his or her employment for any reason, or no reason at all, during the 30-day period commencing on the first anniversary of a change of control and receive full severance benefits as if the executive had terminated for good reason.

SEVERANCE BENEFITS UPON TERMINATION FOR GOOD REASON OR WITHOUT CAUSE

If the executive terminates his or her employment for good reason or is terminated by the Company without cause (as defined in the agreement) at any time during the three-year period following a change of control, then, in addition to the executive's entitlement to receive accrued but unpaid salary, bonus, deferred compensation and other benefit amounts due at the time of such termination, the executive will be entitled to the following severance benefits, subject to the executive executing of a noncompetition, non-solicitation, confidentiality and release agreement: a lump-sum cash payment equal to three times the sum of the executive's base salary, annual bonus (computed at the target level) and contribution under the Company's defined contribution plan; a pro-rata portion of the annual bonus (computed at the target level) for the year of termination; continued medical and life insurance benefits, as well as fringe and other benefits, for three years after the termination; and a lump-sum cash payment for any sabbatical leave that has been earned but not yet taken. In addition, for purposes of determining the executive's eligibility for any available post-retirement medical benefits, the executive will be treated as having three additional years of service and being three years older.

SEVERANCE BENEFITS UPON TERMINATION FOR OTHER REASONS

In the case of the death or disability of an executive during the three-year period immediately following a change of control, the executive will be entitled to receive accrued but unpaid salary, bonus, deferred compensation and other benefit amounts due at the time of such death or disability at levels provided to his or her peer employees and at least as favorable as those in place immediately prior to the change of control.

    If (i) the Company terminates an executive for cause following a change of control, (ii) an executive voluntarily terminates employment without good reason following a change of control, or (iii) an executive who is otherwise eligible to receive severance benefits fails to execute the non-competition and release agreement, then that executive will receive only a lump-sum payment of accrued but unpaid salary, bonus, deferred compensation and other benefit amounts due at the time of the termination.

TAXES

Subject to limitations specified in the agreements, the Company will reimburse an executive on an after-tax (grossed-up) basis for any "parachute" excise taxes incurred by that executive because of any payments or other amounts under the agreement or otherwise provided which are considered to be contingent upon a change of control.

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                                                                              21

TERM OF THE AGREEMENTS

The agreements have an initial term of three years. However, one year after the date of the agreements, they are automatically extended in order to perpetually retain a two-year term until terminated by the Company with a minimum of two years' notice.

Executive retention plan
--------------------------------------------------------------------------------
The Company maintains a retention plan under which specified executives, including all of the Named Officers, become entitled to certain benefits if they remain employed by the Company as an Executive Officer for a specified "retention period" (until April 2003 for Mr. Greenberg, April 2001 for Mr. Cantalupo and September 2001 for the remaining executives). To receive these benefits, the executive (other than Mr. Greenberg and Mr. Cantalupo) must be at least 62 years of age or have a designated successor who has been approved by the Chief Executive Officer. In addition, the executive must comply with a covenant not to compete, a covenant not to solicit employees, and a nondisclosure covenant, and must execute a release of claims.

    To qualify for benefits under the retention plan, an executive must devote substantially all of his or her normal business time and efforts to the business of the Company during a "transition period" that begins after the expiration of the retention period and continues for the lesser of 18 months or a number of months equal to the executive's total years of service. During the transition period, the executive is entitled to receive: (i) base salary at the highest rate received by the executive before the transition period, (ii) an annual incentive for any calendar year or years that end during the transition period and a prorated incentive for any partial year during the period (both computed at the target levels), and (iii) payouts for any LTIP cycles completed during the period (computed at the target levels).

     For a period of five years following the transition period, the executive must devote such time to the business of the Company as the Company may reasonably request. During this "continued employment period," the executive is entitled to receive: (i) base salary at a rate equal to 25% of the base salary paid during the transition period (50% in the case of Mr. Greenberg and 35% in the case of Mr. Cantalupo), and (ii) payouts for any LTIP cycles completed during the period (computed at the target levels). Executives will not receive annual incentives during the continued employment period.

    During both the transition period and the continued employment period, the executive will continue to participate in employee benefit plans, but will not be eligible to receive additional stock option grants or LTIP grants. Stock options granted prior to the commencement of the transition period, however, will continue to vest and become exercisable in accordance with their original terms.

    If either Mr. Greenberg or Mr. Cantalupo terminates his employment for "good reason" (as defined in the plan) at any time during the retention period or the transition period, he will be entitled to the following severance benefits, subject to the execution of a release, noncompetition and nondisclosure agreement: (i) accrued but unpaid base salary and incentive (computed at the target level), (ii) an amount equal to the present value of salary and bonus (computed at the target level) that would have been payable to the executive during the remainder of his transition period and the present value of salary that would have been payable to the executive during the remainder of his continued employment period, and (iii) an amount equal to the estimated value of the executive's health and welfare benefits for the remainder of the transition and continued employment periods. Mr. Greenberg and Mr. Cantalupo would also receive five years of accelerated vesting and exercisability for stock options. The same severance benefits also are available to any participating executive (including Mr. Greenberg and Mr. Cantalupo) whose employment is terminated by the Company for any reason other than death, disability or "cause" (as defined in the plan).

    The plan is in effect until the later of October 1, 2004, or two years after the Company gives notice to all participating executives of its intention to terminate the plan.

     Effective January 1, 2002, Mr. Cantalupo was named to emeritus status. Beginning May 2002, Mr. Cantalupo is expected to begin his transition period pursuant to the terms of the Executive Retention Plan and will receive benefits thereunder.

    Effective March 1, 2002, Mr. Feldman resigned from the Company. In exchange for a confidentiality and non-competition agreement and release required thereunder, Mr. Feldman will receive severance benefits under the Executive Retention Plan described above (including amounts reflective of salary, incentives and other benefits). Mr. Feldman's severance benefits total $3 million, of which $2.6 million will be paid to him within 60 days of his resignation, and the balance of $400,000 will be paid on or by January 31, 2003. Upon his resignation, Mr. Feldman's stock options became exercisable and will remain exercisable for five years from the date of his resignation, except for his July 2001 grant that was forfeited.

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22

Proxy statement

Appendix A. McDonald's Corporation Audit Committee Charter


I. STATEMENT OF POLICY

The Audit Committee will provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit services function, the annual independent audit of the Company's financial statements, compliance by the Company with legal and regulatory requirements, and evaluation of enterprise risk issues. In so doing, it is the responsibility of the Committee to maintain free and open communication among the Committee, independent auditors, the internal audit service providers and management of the Company.

II. ORGANIZATION

A. Charter. At least annually, the charter will be reviewed and reassessed by the Committee and any proposed changes will be submitted to the Board of Directors for approval.

B. Members. The members of the Committee shall be appointed by the Board of Directors and shall be comprised of at least three Directors, who meet the independence and experience requirements of the New York Stock Exchange. The Board of Directors also shall designate a Committee Chairperson.

C. Meetings. In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings; additional meetings may be scheduled as required.

D. Agenda, Minutes and Reports. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee's discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board of Directors. The Committee shall make regular reports to the Board.

E. Access to Records, Consultants and Others. In discharging its oversight role, the Committee may:

..    investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company;

..    retain outside legal, accounting or other consultants to advise the
     Committee; and

..    request any officer or employee of the Company, the Company's outside counsel, internal audit service providers or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.


    The Committee shall also ensure that sufficient opportunity exists for its members to meet separately with the independent auditors and/or the head of internal audit without management present; to meet separately with management without the independent auditors and/or the head of internal audit present; and to meet in private with only the Committee members present.

III. RESPONSIBILITIES

The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company's shareholders. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with the laws and regulations and the Company's Standards of Business Conduct.

    The following shall be the principal responsibilities of the Audit
Committee:

The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, to recommend to the Board that the independent auditors be replaced.

The Committee shall receive periodic reports from the independent auditor as required by the Independence Standards Board regarding the auditor's independence, discuss such reports with the auditor, and if so determined by the Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor. Annually, the Committee will review the performance, and recommend to the Board the selection of the Company's independent auditors, which selection may be subject to shareholders' approval, as determined by the Board.

The Committee shall discuss with the internal audit service providers and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing. Also, the Committee will discuss with management, the internal audit service providers and the independent auditors the Company's major risk exposures, the adequacy and effectiveness of the accounting and financial controls, and the steps management has taken to monitor and control such exposures and manage legal compliance programs.

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                                                                              23

The Committee shall approve the fees paid to the independent auditors and if the internal audit services are out-sourced, the Committee shall also approve the fees paid to the internal audit service providers.

The Committee shall annually review the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditors.

The Committee shall approve guidelines for the retention of the independent auditors for any non-audit service and the fee for such service.

The Committee shall approve guidelines for the Company's hiring of employees of the independent auditors.

Prior to the release of quarterly earnings, available Committee members shall review and discuss the quarterly financial statements with management and the independent auditors and will discuss any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. A quorum of Committee members shall not be required to conduct these reviews.

The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements and the adequacy of internal controls. Also, the Committee will discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards including matters required to be discussed by Statement on Auditing Standards No.61, as amended by Statement on Auditing Standards No.90. The Committee may discuss with the national office of the independent auditors issues on which it was consulted by the Company's audit team and matters of audit quality and consistency. Based upon such review and discussion, the Audit Committee shall make a determination whether to recommend to the Board that the audited financial statements be included in the Company's Form 10-K.

The Committee shall review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management regarding generally accepted accounting principles and other matters.

The Committee shall prepare the report required by the Securities and Exchange Commission's rules to be included in the Company's annual proxy statement.

The Committee shall review with management and the independent auditors the effect of regulatory and accounting initiatives as well as any off-balance-sheet structures on the Company's financial statements.

The Committee shall review with management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company's financial statements, accounting policies and compliance with the Company's Standards of Business Conduct.

The Committee shall review annually a summary of the Company's dealings with Directors and with firms that employ Directors.

The Committee shall review annually a summary of employees' compliance with the Company's Standards of Business Conduct.

The Committee shall approve the initial grant of franchise(s) to a Company officer or a former Company officer. The Committee shall also approve the purchase of restaurants from a franchisee who immediately thereafter becomes a Company officer.

The Committee shall meet periodically with the General Counsel and other appropriate legal staff of the Company to review material legal affairs of the Company.

The Committee shall also carry out such other duties that may be delegated to it by the Board of Directors from time to time.

Approved by the Audit Committee
Date: March 20, 2002


Approved by the Board of Directors
Date: March 21, 2002


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24

Proxy statement

Appendix B. Executive Officers

The following list sets forth the names of our Executive Officers, their current ages and their positions.

Jack M. Greenberg
Age: 59. Chairman and Chief Executive Officer.


Mats Lederhausen
Age: 39. Executive Vice President, Strategy and Business Development.


Matthew H. Paull
Age: 50. Executive Vice President, Chief Financial Officer.


David M. Pojman
Age: 42. Senior Vice President, Controller.


Gloria Santona
Age: 51. Senior Vice President, General Counsel and Secretary.


James A. Skinner
Age: 57. President and Chief Operating Officer--McDonald's Worldwide Restaurant Group.


Stanley R. Stein
Age: 59. Executive Vice President, Worldwide Human Resources.


Fred L. Turner
Age: 69. Senior Chairman.

2001 Financial Information

11-year summary

Management's discussion and analysis*

Consolidated financial statements

Notes to consolidated financial statements

Quarterly results (unaudited)

Management's report

Report of independent auditors

* Management's discussion and analysis is excerpted from our 2001 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 25, 2002.

[GRAPHIC]

11-year summary

                                                                              27

DOLLARS IN MILLIONS,
EXCEPT PER SHARE DATA           2001         2000     1999    1998        1997    1996     1995     1994    1993     1992    1991
====================================================================================================================================
Franchised sales            $ 24,838       24,463   23,830  22,330      20,863  19,969   19,123   17,146  15,756   14,474  12,959
Company-operated sales      $ 11,040       10,467    9,512   8,895       8,136   7,571    6,863    5,793   5,157    5,103   4,908
Affiliated sales            $  4,752        5,251    5,149   4,754       4,639   4,272    3,928    3,048   2,674    2,308   2,061
------------------------------------------------------------------------------------------------------------------------------------
   Total Systemwide sales   $ 40,630       40,181   38,491  35,979      33,638  31,812   29,914   25,987  23,587   21,885  19,928
------------------------------------------------------------------------------------------------------------------------------------
Total revenues              $ 14,870       14,243   13,259  12,421      11,409  10,687    9,795    8,321   7,408    7,133   6,695
Operating income            $  2,697/(1)/   3,330    3,320   2,762/(3)/  2,808   2,633    2,601    2,241   1,984    1,862   1,679
Income before taxes         $  2,330/(2)/   2,882    2,884   2,307/(3)/  2,407   2,251    2,169    1,887   1,676    1,448   1,299
Net income                  $  1,637/(2)/   1,977    1,948   1,550/(3)/  1,642   1,573    1,427    1,224   1,083      959     860
------------------------------------------------------------------------------------------------------------------------------------
Cash provided by operations $  2,688        2,751    3,009   2,766       2,442   2,461    2,296    1,926   1,680    1,426   1,423
Capital expenditures        $  1,906        1,945    1,868   1,879       2,111   2,375    2,064    1,539   1,317    1,087   1,129
Free cash flow              $    782          806    1,141     887         331      86      232      387     363      339     294
Treasury stock purchases    $  1,090        2,002      933   1,162         765     605      321      500     628       92     117
------------------------------------------------------------------------------------------------------------------------------------
Financial position
at year end
   Total assets             $ 22,535       21,684   20,983  19,784      18,242  17,386   15,415   13,592  12,035   11,681  11,349
   Total debt               $  8,918        8,474    7,252   7,043       6,463   5,523    4,836    4,351   3,713    3,857   4,615
   Total shareholders'
     equity                 $  9,488        9,204    9,639   9,465       8,852   8,718    7,861    6,885   6,274    5,892   4,835
   Shares outstanding IN
     MILLIONS                1,280.7      1,304.9  1,350.8 1,356.2     1,371.4 1,389.2  1,399.5  1,387.4 1,414.7  1,454.1 1,434.5
------------------------------------------------------------------------------------------------------------------------------------
Per common share
   Net income               $   1.27/(2)/    1.49     1.44    1.14/(3)/   1.17    1.11      .99      .84     .73      .65     .59
   Net income-diluted       $   1.25/(2)/    1.46     1.39    1.10/(3)/   1.15    1.08      .97      .82     .71      .63     .57
   Dividends declared       $    .23          .22      .20     .18         .16     .15      .13      .12     .11      .10     .09
   Market price at
     year end               $  26.47        34.00    40.31   38.41       23.88   22.69    22.56    14.63   14.25    12.19    9.50
------------------------------------------------------------------------------------------------------------------------------------
Franchised restaurants        17,395       16,795   15,949  15,086      14,197  13,374   12,186   10,944   9,918    9,237   8,735
Company-operated restaurants   8,378        7,652    6,059   5,433       4,887   4,294    3,783    3,216   2,733    2,551   2,547
Affiliated restaurants         4,320        4,260    4,301   3,994       3,844   3,216    2,330    1,739   1,476    1,305   1,136
------------------------------------------------------------------------------------------------------------------------------------
   Total Systemwide
   restaurants                30,093       28,707   26,309  24,513      22,928  20,884   18,299   15,899  14,127   13,093  12,418
------------------------------------------------------------------------------------------------------------------------------------

/(1)/ Includes $378 million of pretax special operating charges primarily related to the U.S. business reorganization and other global change initiatives, and the closing of 163 underperforming restaurants in international markets discussed on page 29.

/(2)/ Includes the $378 million of pretax special operating charges noted above and $125 million of net pretax special nonoperating income items primarily related to a gain on the initial public offering of McDonald's Japan, for a net pretax expense of $253 million ($143 million after tax or $0.11 per share). Net income also reflects an effective tax rate of 29.8 percent, primarily due to the one-time benefit of tax law changes in certain international markets ($147 million). See page 29 for further details.

/(3)/ Includes $162 million of Made For You costs and the $160 million special charge related to the home office productivity initiative for a pretax total of $322 million ($219 million after tax or $0.16 per share).

Management's discussion and analysis of financial condition and results of operations

Nature of business
--------------------------------------------------------------------------------
The Company operates in the food service industry and primarily operates quick-service restaurant businesses under the McDonald's brand. Approximately 80% of McDonald's restaurants and more than 80% of the Systemwide sales of McDonald's restaurants are in eight markets: Australia, Brazil, Canada, France, Germany, Japan, the United Kingdom and the United States. Throughout this discussion, McDonald's restaurant businesses in these eight markets collectively are referred to as "major markets."

    To capture additional meal occasions, the Company also operates other restaurant concepts under its Partner Brands: Aroma Cafe, Boston Market, Chipotle and Donatos Pizzeria. In addition, the Company has a minority ownership in Pret A Manger. In fourth quarter of 2001, the Company approved a plan to dispose of its Aroma Cafe business in the U.K., and expects to complete the sale in the first half of 2002.

    The segments presented in all tables and related discussion reflect the Company's current management structure. Previously, McDonald's restaurant operations in Canada, the Middle East and Africa, as well as the Partner Brands were included in the Other segment. The new APMEA segment includes results for McDonald's restaurant operations in Asia/Pacific, the Middle East and Africa, while Canada and the Partner Brands are now presented as individual operating segments. In addition, U.S. and Corporate selling, general & administrative expenses reflect a realignment of certain home office departments' responsibilities, for all years presented.


Consolidated operating results
=================================================================================================================================
---------------------------------------------------------------------------------------------------------------------------------
Operating results
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             2001                                  2000        1999
                                                 --------------------------------      --------------------------------     -------
DOLLARS IN MILLIONS,
EXCEPT PER SHARE DATA                             Amount      Increase/(decrease)       Amount      Increase/(decrease)      Amount
===================================================================================================================================
Systemwide sales                                 $40,630                       1%      $40,181                       4%     $38,491
===================================================================================================================================
Revenues
Sales by Company-operated restaurants            $11,041                       5%      $10,467                      10%     $ 9,512
Revenues from franchised and affiliated
 restaurants                                       3,829                       1         3,776                       1        3,747
-----------------------------------------------------------------------------------------------------------------------------------
   Total revenues                                 14,870                       4        14,243                       7       13,259
-----------------------------------------------------------------------------------------------------------------------------------
Operating costs and expenses
Company-operated restaurants                       9,454                       8         8,750                      12        7,829
Franchised restaurants                               800                       4           772                       5          738
Selling, general & administrative expenses         1,662                       5         1,587                       7        1,477
Special charge-global change initiatives             200                      nm             -                       -            -
Other operating (income) expense, net                 57                      nm          (196)                     nm         (105)
-----------------------------------------------------------------------------------------------------------------------------------
   Total operating costs and expenses             12,173                      12        10,913                      10        9,939
-----------------------------------------------------------------------------------------------------------------------------------
Operating income                                   2,697                     (19)        3,330                       -        3,320
-----------------------------------------------------------------------------------------------------------------------------------
Interest expense                                     452                       5           430                       8          396
McDonald's Japan IPO gain                           (137)                     nm             -                       -            -
Nonoperating expense, net                             52                      nm            18                      nm           40
-----------------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes           2,330                     (19)        2,882                       -        2,884
-----------------------------------------------------------------------------------------------------------------------------------
Provision for income taxes                           693                     (23)          905                      (3)         936
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                       $ 1,637                     (17)%     $ 1,977                       2%     $ 1,948
===================================================================================================================================
Net income per common share                      $  1.27                     (15)%     $  1.49                       3%     $  1.44
Net income per common share-diluted                 1.25                     (14)         1.46                       5         1.39
===================================================================================================================================
nm Not meaningful.


                                            Management's discussion and analysis
                                                                              29

The following table presents the 2001 growth rates for reported results, results adjusted for the special items noted below, and the adjusted results on a constant currency basis. In addition, the table includes the 2000 growth rates for reported and constant currency results. All information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, such as Russia, whose functional currency is the U.S. Dollar. Constant currency results are calculated by translating the current year results at prior year monthly average exchange rates.

--------------------------------------------------------------------------------
Key highlights
--------------------------------------------------------------------------------

                                                 2001                       2000
                                  Increase (decrease)                   Increase
                     --------------------------------      ---------------------
                                             Adjusted
                           As                constant            As     Constant
                     reported(1) Adjusted(2) currency(2,3) reported     currency(3)
================================================================================
Systemwide sales            1%          1%          4%            4%           7%
--------------------------------------------------------------------------------
Revenues                    4           4           8             7           12
--------------------------------------------------------------------------------
Operating income          (19)         (8)         (5)           --            5
--------------------------------------------------------------------------------
Net income                (17)        (10)         (8)            2            6
--------------------------------------------------------------------------------
Net income per
common share              (15)         (7)         (5)            3            8
--------------------------------------------------------------------------------
Net income per
common share-
diluted                   (14)         (7)         (5)            5           10
================================================================================

(1) The reported effective tax rate was 29.8%, primarily due to the one-time benefit of tax law changes in certain international markets ($147 million).

(2) Adjusted operating income of $3.1 billion and adjusted net income of $1.8 billion exclude the following special items:

     Operating income:

     . $200 million of charges ($136 million after tax) related to the U.S. business reorganization and other global change initiatives discussed on page 33.

     . $91 million of charges ($69 million after tax) related to the closing of 163 underperforming restaurants in international markets.

     . $25 million of charges ($17 million after tax) primarily related to unrecoverable costs incurred in connection with the theft of promotional game pieces and the related termination of a supplier discussed on page 34.

     .    $24 million asset impairment charge (pre and after tax) in Turkey.

     . $20 million charge ($14 million after tax) related to the anticipated disposition of Aroma Cafe in the U.K.

     . $18 million of charges ($12 million after tax) primarily related to the write-off of certain technology costs.

     Nonoperating income:

     . $137 million gain (pre and after tax) on the initial public offering of McDonald's Japan.

     . $12 million of charges ($8 million after tax) primarily related to the write-off of a corporate investment.

(3)  Excludes the effect of foreign currency translation on reported results.

     The primary currencies negatively affecting reported results in 2001 and 2000 were the Euro, which is the currency in 12 of our European markets including France and Germany, the British Pound and the Australian Dollar. In addition, the Japanese Yen and Canadian Dollar negatively impacted reported results in 2001, while the Japanese Yen positively impacted reported results in 2000.

SYSTEMWIDE SALES

Systemwide sales include sales by all restaurants, whether operated by the Company, by franchisees or by affiliates operating under joint-venture agreements. We continue to focus on growing market share by increasing comparable sales with an emphasis on improving customer satisfaction through Quality, Service, Cleanliness and Value as well as strategic restaurant development. Restaurant expansion, partly offset by negative comparable sales, drove the constant currency sales increase in 2001, while restaurant expansion along with positive comparable sales drove the increase in 2000.

--------------------------------------------------------------------------------
Systemwide sales
--------------------------------------------------------------------------------

                                          2001                             2000         1999
                    --------------------------       --------------------------      -------
                           Increase/(decrease)              Increase/(decrease)
                           -------------------              -------------------
DOLLARS IN                        As  Constant                     As  Constant
MILLIONS             Amount reported  currency(1)     Amount reported  currency(1)    Amount
============================================================================================
U.S.                $20,051        2%       na       $19,573        3%       na      $19,006
Europe                9,412        1         5%        9,293       (3)       9%        9,557
APMEA                 7,010       (6)        3         7,477       10        9         6,826
Latin America         1,733       (3)        6         1,790        7        9         1,665
Canada                1,447      --          5         1,443        7        7         1,346
Partner Brands          977       61        62           605       nm        nm           91
--------------------------------------------------------------------------------------------
Total               $40,630        1%        4%      $40,181        4%       7%      $38,491
============================================================================================

(1)  Excludes the effect of foreign currency translation on reported results.

na   Not applicable.

nm   Not meaningful.

     In all segments, the constant currency sales increases in 2001 and 2000 were primarily driven by expansion.

     In the U.S., comparable sales were slightly positive in 2001 and positive in 2000. The introduction of the New Tastes Menu in early 2001 and successful promotions and new product introductions in 2000, combined with local market initiatives in both years, contributed to the increases.

     In Europe, comparable sales were negative in 2001 and positive in 2000. The primary contributors to Europe's constant currency sales growth in both years were France and the U.K. In addition, the Netherlands and Russia delivered strong performances in 2001, while results in 2000 also benefited from increases in Germany, Italy and Spain. Despite the Company's outstanding quality and safety record, Europe's results in both years were negatively impacted by consumer confidence issues regarding the European beef supply. However, the impact lessened as we progressed through 2001, and we do not expect the negative impact from these issues to be significant going forward.

     In APMEA, comparable sales were negative in 2001 and slightly negative in 2000. Sales in 2001 were impacted by weak economic conditions in Japan, Taiwan and Turkey and weak consumer spending in Australia, which also impacted the second half of 2000. Beginning in the fourth quarter of 2001, sales were also dampened by consumer confidence issues regarding the Japanese beef supply,

30

Management's discussion and analysis

despite the fact that McDonald's Japan does not use Japanese beef. Although we are proactively communicating our strong beef safety and quality messages, we expect Japan's results in the near term to continue to be negatively affected by these consumer concerns. Positive comparable sales in China contributed to this segment's total constant currency sales increases in both years.

    In Latin America, comparable sales were negative in 2001 and 2000 as weak economic conditions affected most markets in this segment. Positive comparable sales in Mexico and Venezuela helped drive this segment's total constant currency sales increases in both years.

    We expect the weak economic conditions in many Asian, Middle Eastern and Latin American markets to continue in the near term.

    In Canada, comparable sales were positive in 2001 and 2000. Canada's value program combined with drive-thru initiatives, extended hours and new product introductions drove the increases in both years.

    The sales increases in the Partner Brands in 2001 and 2000 were primarily due to the acquisition of Boston Market in second quarter 2000. Expansion of Chipotle along with strong comparable sales at Chipotle and Boston Market also helped drive the increases in both years.

--------------------------------------------------------------------------------
Average annual sales--McDonald's restaurants
--------------------------------------------------------------------------------

                                         2001                      2000          1999
                          -------------------       -------------------       -------
                                    Increase/                 Increase/
                                   (decrease)                (decrease)
                                   ----------                ----------
                                     Constant                  Constant
DOLLARS IN THOUSANDS       Amount    currency(2)     Amount    currency(2)     Amount
=====================================================================================
Per restaurant(1)
-------------------------------------------------------------------------------------
Traditional:
-------------------------------------------------------------------------------------
U.S.                       $1,650          --        $1,647           1%       $1,625
Europe                      1,722          (4)%       1,851          (2)        2,130
APMEA                       1,190          (5)        1,376          (2)        1,411
Latin America               1,154          (5)        1,333          (7)        1,464
Canada                      1,469          --         1,530           6         1,451
-------------------------------------------------------------------------------------
Satellite:
U.S.                       $  546           2%       $  536           9%       $  490
Outside the U.S.(3)           533          (1)          598           2           561
=====================================================================================
Per new restaurant(4)
-------------------------------------------------------------------------------------
Traditional:
U.S.                       $1,550          (1)%      $1,570           7%       $1,473
Europe                      1,304          (6)        1,430          (4)        1,673
APMEA                         984          (6)        1,143           2         1,110
Latin America                 888          (5)        1,030          (9)        1,152
Canada                      1,144          (7)        1,278           5         1,218
-------------------------------------------------------------------------------------
Satellite:(5)
Outside the U.S.(3)        $  591           2%       $  649           8%       $  574
=====================================================================================

(1)  McDonald's restaurants in operation at least 13 consecutive months.

(2)  Excludes the effect of foreign currency translation on reported results.

(3) Represents satellite restaurants located in Canada and Japan, which comprise substantially all satellites outside the U.S.

(4) McDonald's restaurants in operation at least 13 consecutive months but not more than 25 months.

(5) Excludes U.S. because the Company did not open a significant number of satellite restaurants in the U.S.

    Average sales per restaurant in constant currencies are affected by comparable sales as well as the size, location and number of new restaurants. The number of new restaurants affects average sales because new restaurants typically take a few years to reach long-term sales volumes. In addition, over the last several years more restaurants outside the U.S. have opened in lower-density areas and in countries with lower average sales volumes and correspondingly lower average development costs.

    In 2001, average annual sales per traditional restaurant were relatively flat for the U.S. and Canada in constant currencies. In the other segments, average annual sales per traditional restaurant declined in constant currencies due to negative comparable sales and the significant number of new restaurants added, partly offset by the benefit of closing 163 underperforming restaurants. In 2000, positive comparable sales in the U.S. and Canada drove their increases in average annual sales per traditional restaurant. In the other segments, the declines were mainly due to new restaurant development.

    Satellite restaurants generally have significantly lower development costs and sales volumes than traditional restaurants. The use of these small, limited-menu restaurants has allowed profitable expansion into areas that otherwise would not have been feasible. In 2001 and 2000, average annual sales for satellite restaurants increased in the U.S. partly due to the closing of certain low-volume satellites. Outside the U.S., average annual sales for satellite restaurants declined slightly in constant currencies in 2001 primarily due to negative comparable sales in Japan, after increasing in 2000 primarily due to higher sales volumes for openings in Japan.

    In 2001, average sales for new traditional restaurants in the U.S. remained at about $1.6 million as we continued our selective expansion in higher volume locations with the development of larger facilities that support higher average sales. In segments outside the U.S., average sales for new traditional restaurants in constant currencies declined due to a higher proportion of openings in lower volume markets such as South Korea and Mexico and lower sales volumes for new traditional restaurants opened in Germany, Italy, the U.K., Japan, Argentina and Canada. The lower volumes in Germany, Italy and Japan were partly due to the consumer confidence issues regarding the beef supply.

    In 2000, average sales for new traditional restaurants in the U.S. increased due to selective expansion and the development of larger facilities. In Europe and Latin America, average sales for new traditional restaurants in constant currencies decreased due to a higher proportion of openings in lower volume markets. In APMEA, average sales for new traditional restaurants increased due to higher sales volumes in China and a higher proportion of openings in higher volume markets such as Japan.

                                            Management's discussion and analysis

TOTAL REVENUES

Total revenues include sales by Company-operated restaurants and fees from restaurants operated by franchisees and affiliates. These fees include rent, service fees and royalties that are based on a percent of sales with specified minimum payments along with initial fees. Fees vary by type of site and investment by the Company and also according to local business conditions. These fees, along with occupancy and operating rights, are stipulated in franchise agreements that generally have 20-year terms.

    Revenues grow as new restaurants are added and as sales build in existing restaurants. Menu price changes also affect revenues and sales, but it is impractical to quantify their impact because of different pricing structures, new products, promotions and product-mix variations among restaurants and markets.

Revenues



                                                  2001                                  2000        1999
                        ------------------------------     ---------------------------------     -------
                                   Increase/(decrease)                   Increase/(decrease)
                                   -------------------                   -------------------
DOLLARS IN                             As     Constant                        As    Constant
MILLIONS                 Amount  reported     currency(1)   Amount      reported    currency(1)   Amount
========================================================================================================

U.S.                    $ 5,396         3%          na     $ 5,259             3%         na     $ 5,093
Europe                    4,752         -            4%      4,754            (3)          7%      4,925
APMEA                     2,203         5           12       2,102             9          11       1,928
Latin America               971         2           12         949            40          41         680
Canada                      608        (1)           3         615             7           7         576
Partner Brands              940        67           67         564            nm          nm          57
--------------------------------------------------------------------------------------------------------
Total                   $14,870         4%           8%    $14,243             7%         12%    $13,259
--------------------------------------------------------------------------------------------------------

(1) Excludes the effect of foreign currency translation on reported results. na Not applicable.
nm  Not meaningful.

    On a constant currency basis, total revenues increased at a higher rate than sales in 2001 primarily due to the second quarter 2000 acquisition of Boston Market restaurants, which are all Company-operated, and the restructuring of our ownership in the Philippines, effective July 1, 2001. As a result of the restructuring, most of our restaurants in the Philippines are now Company-operated rather than franchised. In addition, revenues benefited from an increase in the royalty percent received from our Japanese affiliate, effective January 1, 2001. In 2000, total revenues increased at a higher rate than sales due the acquisition of Boston Market and the acquisition of Donatos in third quarter 1999 as well as the consolidation of Argentina and Indonesia for financial reporting purposes in 2000.

OPERATING INCOME

Consolidated operating income decreased 19% in 2001 and was relatively flat in 2000 compared with 1999. Excluding the special items noted in the footnote to the table on page 29, adjusted operating income decreased 5% in constant currencies in 2001. Adjusted operating income decreased in 2001 primarily due to lower combined operating margin dollars and lower other operating income along with higher selling, general & administrative expenses. In constant currencies, operating income increased 5% in 2000, primarily due to higher combined operating margin dollars and higher other operating income, partly offset by higher selling, general & administrative expenses.

    Operating income from the major markets accounted for more than 90% of consolidated operating income in 2001, 2000 and 1999.

--------------------------------------------------------------------------------
Operating income
--------------------------------------------------------------------------------



                                                                  2001                                  2000        1999
                        ----------------------------------------------          ----------------------------     -------
                                                    Increase/(decrease)                   Increase/(decrease)
                                 -------------------------------------                   -------------------
                                                              Adjusted
DOLLARS IN                             As     Constant        constant                        As    Constant
MILLIONS                 Amount  reported     currency/(1)/   currency/(1,2)/   Amount  reported    currency/(1)/ Amount
========================================================================================================================

U.S.                    $ 1,622       (10)%         na               -          $1,795         7%         na      $1,679
Europe                    1,063       (10)          (7)%            (3)%         1,180        (6)          6%      1,257
APMEA                       325       (28)         (20)            (10)            451         4           5         433
Latin America                11       (89)         (91)            (46)            103       (23)        (23)        133
Canada                      124        (2)           2              10             126        12          11         113
Partner Brands              (66)      (61)         (62)             (1)            (41)       nm          nm          (7)
Corporate                  (382)      (35)          na             (22)           (284)        1          na        (288)
------------------------------------------------------------------------------------------------------------------------
Total                   $ $2,697      (19)%        (17)%            (5)%        $3,330         -%          5%     $3,320
------------------------------------------------------------------------------------------------------------------------

(1) Excludes the effect of foreign currency translation on reported results.
(2) Excludes the special items noted in the footnote to the table on page 29 and quantified below.
na  Not applicable.
nm  Not meaningful.

     U.S. operating income for 2001 included $181 million of special charges, primarily related to the U.S. business reorganization and costs incurred in connection with the theft of promotional game pieces and related termination of a supplier discussed on page 34. U.S. operating income accounted for over 50% of consolidated operating income in 2001, 2000 and 1999. Excluding the special charges, U.S. adjusted operating income was relatively flat in 2001 compared with an increase of $116 million or 7% in 2000. The increase in 2000 was due to higher combined operating margin dollars and higher other operating income.

    Europe's operating income for 2001 included $46 million of special charges related to the closing of 50 underper-forming restaurants across Europe and global change initiatives. Europe's operating income accounted for more than 35% of consolidated operating income in 2001, 2000 and 1999. Excluding the special charges, Europe's adjusted operating income decreased 3% in 2001 and increased 6% in 2000 in constant currencies. In both years, consumer confidence issues regarding the European beef supply negatively impacted results. This segment's results in 2001 benefited from strong performances in France and Russia. The increase in 2000 was primarily driven by strong operating results in France, Italy and Spain. France, Germany and the U.K. accounted for about 75% of Europe's operating income in 2001, 2000 and 1999.

    APMEA's operating income for 2001 included $42 million of special charges, primarily related to the closing of 50 underperforming restaurants, mainly in Malaysia and the Philippines, and the asset impairment charge in

32

Management's discussion and analysis

Turkey. Excluding the special charges, APMEA's adjusted operating income decreased 10% in 2001 and increased 5% in 2000 in constant currencies. In 2001, strong results in China, the increase in the royalty percent received from our affiliate in Japan and a gain on the sale of real estate in Singapore were more than offset by weak operating results in Australia, Japan, Taiwan and Turkey. The increase in 2000 was driven primarily by Japan, which benefited from the partial sale of its ownership in Toys `R' Us Japan, as well as strong results in China and South Korea. Results in both years were negatively affected by the introduction of the goods and services tax in Australia in July 2000. Australia and Japan accounted for more than 60% of APMEA's operating income in 2001, 2000 and 1999.

    Latin America's operating income for 2001 included $40 million of special charges related to the closing of 58 underperforming restaurants, primarily in Brazil and Puerto Rico, and global change initiatives. Excluding the special charges, Latin America's adjusted operating income decreased 46% in 2001 and 23% in 2000 in constant currencies. Results in both years were negatively impacted by the continuing difficult economic conditions experienced by most markets in the segment. Brazil accounted for more than 55% of Latin America's operating income in each of the past three years.

    Canada's operating income for 2001 included $10 million of special charges related to the closing of five under-performing restaurants and to global change initiatives.

    Operating income for the Partner Brands in 2001 included special charges of $20 million related to the anticipated disposal of Aroma Cafe and $5 million related to global change initiatives.

    Results in the Corporate segment included $34 million of special charges related to global change initiatives and the write-off of certain technology costs. Excluding the special charges, the adjusted decrease in the Corporate segment of 22% in 2001 was primarily due to increased spending on future restaurant-related technology improvements.

    As a result of continuing economic weakness in Latin America and Turkey, the Company expects to record a non-cash charge of approximately $45 million (pre and after tax) related to the impairment of assets in Latin America and closing of underperforming restaurants in Turkey in first quarter 2002.

OPERATING MARGINS

Operating margin information and discussions relate to McDonald's restaurants only and exclude Partner Brands.

Company-operated margins

Company-operated margin dollars are equal to sales by Company-operated restaurants less the operating costs of these restaurants. Company-operated margin dollars declined $145 million in 2001 and $4 million in 2000. In constant currencies, Company-operated margin dollars declined $96 million or 6% in 2001, compared with an increase of $73 million or 4% in 2000. The 2001 constant currency decrease was primarily due to negative comparable sales, partly offset by expansion, while the 2000 constant currency increase was due to expansion and positive comparable sales.

    Company-operated margins were 15.1% of sales in 2001, 16.9% in 2000 and 17.7% in 1999. Operating cost trends as a percent of sales were as follows: food & paper costs as well as occupancy & other operating expenses increased in 2001 and 2000; payroll costs increased in 2001 and were flat in 2000.

-------------------------------------------------------------------------------
Company-operated margins--McDonald's restaurants
-------------------------------------------------------------------------------

IN MILLIONS                                         2001       2000        1999
===============================================================================
U.S.                                              $  501     $  521      $  516
Europe                                               626        683         743
APMEA                                                240        296         274
Latin America                                         83         95          70
Canada                                                75         75          71
-------------------------------------------------------------------------------
Total                                             $1,525     $1,670      $1,674
-------------------------------------------------------------------------------
PERCENT OF SALES
-------------------------------------------------------------------------------
U.S.                                                16.0%      17.0%       17.5%
Europe                                              16.8       18.3        19.2
APMEA                                               12.4       15.9        16.4
Latin America                                       10.1       12.4        14.1
Canada                                              15.6       15.4        15.7
-------------------------------------------------------------------------------
Total                                               15.1%      16.9%       17.7%
-------------------------------------------------------------------------------

    In the U.S., food & paper costs were lower as a percent of sales in 2001 and 2000, while payroll costs and occupancy & other expenses were higher in both years.

    Europe's Company-operated margins as a percent of sales declined in 2001, primarily due to higher payroll costs and negative comparable sales. In 2000, Europe's Company-operated margin percent declined as all costs increased as a percent of sales.

    In APMEA, negative comparable sales in 2001 and slightly negative comparable sales in 2000 affected Company-operated margins as a percent of sales. In 2001, the change in restaurant classification in the Philippines also contributed to APMEA's margin decline because its Company-operated margins were lower than the average for the segment.

    In Latin America, the margin declines were due to difficult economic conditions in most markets and negative comparable sales in both years.

Franchised margins

Franchised margin dollars are equal to revenues from franchised and affiliated restaurants less the Company's occupancy costs (rent and depreciation) associated with those sites. Franchised margin dollars represented more than 60% of the combined operating margins in 2001, 2000 and 1999. Franchised margin dollars increased $26 million in 2001, compared with a $6 million decline in 2000. In constant currencies, the franchised margin dollars increased $91 million or 3% in 2001 and $119 million or 4% in 2000, primarily driven by the increase in the Japan royalty percent effective January 1, 2001, as well as expansion in both years and positive comparable sales in 2000.

                                            Management's discussion and analysis

-------------------------------------------------------------------------------
Franchised margins--McDonald's restaurants
-------------------------------------------------------------------------------
IN MILLIONS                                         2001        2000       1999
===============================================================================
U.S.                                              $1,799      $1,765     $1,730
Europe                                               792         802        828
APMEA                                                229         199        211
Latin America                                        103         135        144
Canada                                               105         101         95
-------------------------------------------------------------------------------
Total                                             $3,028      $3,002     $3,008
-------------------------------------------------------------------------------
PERCENT OF REVENUES
-------------------------------------------------------------------------------
U.S.                                                79.7%       80.4%      81.0%
Europe                                              77.2        78.3       79.0
APMEA                                               86.2        81.5       82.3
Latin America                                       68.4        73.0       77.5
Canada                                              80.4        80.2       79.9
-------------------------------------------------------------------------------
Total                                               79.1%       79.5%      80.3%
-------------------------------------------------------------------------------

    The declines in the consolidated franchised margin percent in 2001 and 2000 reflected higher occupancy costs due to an increased number of leased sites in all geographic segments. Our strategy of leasing a higher proportion of new sites over the past few years has reduced initial capital requirements and related interest expense. However, as anticipated, franchised margins as a percent of applicable revenues have been negatively impacted because financing costs implicit in the lease are included in rent expense, which affects these margins. For owned sites, financing costs are reflected in interest expense, which does not affect these margins.

    In 2001, franchised margins as a percent of applicable revenues decreased in Europe and Latin America partly due to rent assistance provided to franchisees in certain markets and negative comparable sales. We expect to continue providing rent assistance in certain Latin American markets in 2002. The franchised margin percent in APMEA increased for 2001 and decreased in 2000. The 2001 increase was primarily due to an increase in the royalty percent received from our Japanese affiliate and the restructuring of the Philippines' operations that resulted in the reclassification of franchised margins that were lower than the average for the segment. In 2000, our purchase of a majority interest in certain affiliate markets in both APMEA and Latin America shifted revenues from franchised and affiliated restaurants to Company-operated restaurants, which contributed to the reduction in the franchised restaurant margin percents.

SELLING, GENERAL & ADMINISTRATIVE EXPENSES

Consolidated selling, general & administrative expenses increased 5% in 2001 and 7% in 2000 (7% and 11% in constant currencies). Selling, general & administrative expenses as a percent of sales were 4.1% in 2001, 4.0% in 2000 and 3.8% in 1999. The increase in 2001 was partly due to increased spending on future restaurant-related technology improvements in the Corporate segment and higher selling, general & administrative expenses for the Partner Brands. The increase in 2000 was primarily due to spending to support the development of Partner Brands and the consolidation of Argentina and Indonesia for financial reporting purposes. Selling, general & administrative expenses in both years benefited from weaker foreign currencies and lower expense for performance-based incentive compensation.

    As a result of the global change initiatives described below, the Company expects ongoing annual selling, general & administrative savings of about $100 million in 2002, compared with what otherwise would have been spent.

--------------------------------------------------------------------------------
Selling, general & administrative expenses
--------------------------------------------------------------------------------


                                                      2001                                       2000             1999
                          --------------------------------           --------------------------------          -------
                                        Increase/(decrease)                        Increase/(decrease)
                                        ------------------                         ------------------
DOLLARS IN                                  As    Constant                             As    Constant
MILLIONS                  Amount      reported    currency/(1)/      Amount      reported    currency/(1)/      Amount
======================================================================================================================

U.S.                      $  563             1%         na           $  559             -          na           $  559
Europe                       328            (2)          1%             336            (3)%         8%             348
APMEA                        152             2           9              149            10          16              135
Latin America                126             5          14              120            45          45               83
Canada                        51            (6)         (2)              54             4           4               52
Partner Brands               102            20          20               85            nm          nm               12
Corporate                    340            20          na              284            (1)         na              288
----------------------------------------------------------------------------------------------------------------------
Total                     $1,662             5%         7%           $1,587             7%         11%          $1,477
----------------------------------------------------------------------------------------------------------------------


(1) Excludes the effect of foreign currency translation on reported results. na Not applicable.
nm  Not meaningful.

    Corporate expenses consist of home office support costs in areas such as facilities, finance, human resources, information technology, legal, supply chain management and training.

SPECIAL CHARGE--GLOBAL CHANGE INITIATIVES

In fourth quarter 2001, the Company recorded a $200 million pretax special charge ($136 million after tax) related to strategic changes and ongoing restaurant initiatives in the U.S. and certain international markets. The changes and initiatives are designed to improve the customer experience and grow McDonald's global business. The changes in the U.S. included streamlining operations by reducing the number of regions and divisions, enabling the Company to combine staff functions and improve efficiency. In addition, the U.S. business introduced a variety of initiatives designed to improve the restaurant experience including accelerated operations training, restaurant simplification, incentives for outstanding restaurant operations and an enhanced national restaurant evaluation system.

    In connection with these initiatives, the Company eliminated approximately 850 positions, consisting of 700 positions in the U.S., primarily in the divisions and regions, and 150 positions in international markets.

    The special charge consisted of $114 million of severance and other employee-related costs; $69 million of lease cancellation and other costs related to the closing of region and division facilities; and $17 million of other cash costs, primarily consisting of payments made to facilitate a timely and smooth change of ownership from franchisees who have had a history of financial difficulty and consequently were unable to deliver the level of operational excellence needed to succeed in the future.

34

Management's discussion and analysis

    Of the original $200 million pretax special charge, the remaining accrual of approximately $126 million at year-end 2001 primarily related to employee severance and lease payments for facilities that have been closed and was included in other accrued liabilities in the Consolidated balance sheet. Employee severance is paid in installments over a period of up to one year after termination, and the remaining lease payments for facilities that have been closed will be paid through 2010. No significant adjustments have been made to the original plan approved by management. The Company expects to use cash provided by operations to fund the remaining employee severance and lease obligations.

OTHER OPERATING (INCOME) EXPENSE, NET

Other operating (income) expense includes gains on sales of restaurant businesses, equity in earnings of unconsolidated affiliates, restaurant closing and asset impairment charges, and other transactions related to franchising and the food service business.

--------------------------------------------------------------------------------
Other operating (income) expense, net
--------------------------------------------------------------------------------

IN MILLIONS                                         2001        2000       1999
===============================================================================
Gains on sales of restaurant businesses           $ (112)      $ (87)     $ (75)
Equity in earnings of unconsolidated affiliates      (62)       (121)      (138)
Charges for underperforming restaurant closings       91           -          -
Asset impairment charges                              44           -          -
Other, net                                            96          12        108
-------------------------------------------------------------------------------
Total                                             $   57       $(196)     $(105)
-------------------------------------------------------------------------------

    Gains on sales of restaurant businesses include gains from sales of Company-operated restaurants as well as gains from exercises of purchase options by franchisees with business facilities lease arrangements (arrangements where the Company leases the businesses, including equipment, to franchisees who have options to purchase the businesses). The Company's purchases and sales of businesses with its franchisees and affiliates are aimed at achieving an optimal ownership mix in each market. Resulting gains or losses are recorded in operating income because the transactions are an integral part of our business.

    Equity in earnings of unconsolidated affiliates--businesses in which the Company actively participates but does not control--is reported after interest expense and income taxes, except for U.S. restaurant partnerships, which are reported before income taxes. The decrease in 2001 was due to weaker results in Japan, the increase in Japan's royalty expense and a weaker Japanese Yen. Although the increase in royalty expense reduced McDonald's equity in earnings for Japan, it was more than offset by the royalty benefit McDonald's received in franchised revenues. In 1999, equity in earnings of unconsolidated affiliates included a $21 million gain from the sale of real estate in a U.S. partnership.

    The Company recorded $91 million of pretax charges ($69 million after tax) in 2001 related to the closing of 163 underperforming restaurants in international markets. The losses on these closed restaurants were recognized in the period the restaurant ceased operations, and the charges primarily consisted of asset write-offs and lease termination costs.

    The asset impairment charges in 2001 consisted of a $24 million charge (pre and after tax) as a result of an assessment of the ongoing impact of significant currency devaluation on McDonald's cash flows in Turkey and a pre-tax charge of $20 million ($14 million after tax) related to the anticipated sale of Aroma Cafe, which we expect to be completed in the first half of 2002.

    Other expense for 2001 included a pretax charge of $25 million ($17 million after tax) in the U.S., primarily related to unrecoverable costs incurred in connection with the theft of winning game pieces from the Company's Monopoly and certain other promotional games over an extended period of time, and the related termination of the supplier of the game pieces. Fifty-one people (none of whom were Company employees) were subsequently indicted on conspiracy and mail fraud charges. In 2001, the Company also recorded a pretax charge of $17 million ($12 million after tax), primarily related to the write-off of certain technology costs in the Corporate segment. Other expense for 1999 included the write-off of $24 million ($16 million after tax) of software not used in the business.

INTEREST EXPENSE

Interest expense increased in 2001 and 2000 due to higher average debt levels, partly offset by weaker foreign currencies in both years and lower average interest rates in 2001. Average debt levels were higher in both years because the Company used its available credit capacity to repurchase shares of its common stock. Based on current interest rates, we anticipate interest expense will decline in 2002.

McDONALD'S JAPAN INITIAL PUBLIC OFFERING (IPO) GAIN

In third quarter 2001, McDonald's Japan, the Company's largest market in the APMEA segment, completed an IPO of 12 million shares at an offering price of 4,300 Yen per share ($34.77 per share). The Company owns 50% of McDonald's Japan while the Company's partner Den Fujita and his family own approximately 26% and continue to be involved in the business. The Company recorded a $137 million gain (pre and after tax) in nonoperating income to reflect an increase in the carrying value of its investment as a result of the cash proceeds from the IPO received by McDonald's Japan.

NONOPERATING EXPENSE, NET

Nonoperating expense includes miscellaneous income and expense items such as interest income, minority interests, and gains and losses related to other investments, financings and translation. Results in 2001 included the write-off of a corporate investment, the write-off of a financing

                                            Management's discussion and analysis
                                                                              35

receivable from a supplier in Latin America and minority interest expense related to the sale of real estate in Singapore, partly offset by translation gains. Results in 2000 reflected lower minority interest expense and lower translation losses than 1999 and a gain related to the sale of a partial ownership interest in a majority-owned international subsidiary.

PROVISION FOR INCOME TAXES

The effective income tax rate was 29.8% in 2001, 31.4% in 2000 and 32.5% in 1999. The lower effective income tax rate in 2001 was primarily due to the one-time benefit of tax law changes in certain international markets. Also contributing to the decrease in the income tax rate was the Japan IPO gain, partly offset by certain restaurant closing charges and the Turkey asset impairment charge, none of which were tax-affected for financial reporting purposes. The decrease in the income tax rate in 2000 was the result of a tax benefit resulting from an international transaction. The Company expects its 2002 effective income tax rate to be approximately 32.0% to 33.0%.

    Consolidated net deferred tax liabilities included tax assets, net of valuation allowance, of $720 million in 2001 and $523 million in 2000. Substantially all of the net tax assets arose in the U.S. and other profitable markets.

NET INCOME AND NET INCOME PER COMMON SHARE

In 2001, net income decreased 17%, and diluted net income per common share decreased 14%. Excluding the special items noted in the footnote to the table on page 29, net income decreased 8%, and diluted net income per common share decreased 5% in constant currencies. In 2000, net income increased 2%, and diluted net income per common share increased 5%. On a constant currency basis, these increases were 6% and 10%. The spread between the percent change in net income and diluted net income per common share for both years was due to lower weighted average shares outstanding as a result of shares repurchased and a less dilutive effect from stock options.


Cash flows
--------------------------------------------------------------------------------

The Company generates significant cash from operations and has substantial credit capacity to fund operating and discretionary spending. Cash from operations totaled $2.7 billion in 2001 and, although slightly lower than the amount in 2000, exceeded capital expenditures for the eleventh consecutive year. In 2000, cash from operations totaled $2.8 billion. This amount was less than in 1999, primarily due to higher income tax payments in 2000 as a result of both lower tax benefits related to stock option exercises and higher gains on the termination of foreign currency exchange agreements. Cash provided by operations, along with borrowings and other sources of cash, is used for capital expenditures, share repurchases, dividends and debt repayments.

--------------------------------------------------------------------------------
Cash provided by operations
--------------------------------------------------------------------------------

DOLLARS IN MILLIONS                                 2001        2000       1999
===============================================================================
Cash provided by operations                      $ 2,688     $ 2,751    $ 3,009
Free cash flow/(1)/                                  782         806      1,141
Cash provided by operations
as a percent of capital expenditures                 141%        141%       161%
Cash provided by operations
as a percent of average total debt                    31          35         42
-------------------------------------------------------------------------------
(1)  Cash provided by operations less capital expenditures.

     In addition to its free cash flow, the Company can meet short-term funding needs through commercial paper borrowings and line of credit agreements. Accordingly, the Company strategically and purposefully maintains a relatively low current ratio, which was .81 at year-end 2001.

CAPITAL EXPENDITURES AND
RESTAURANT DEVELOPMENT

Capital expenditures decreased $39 million or 2% in 2001 and increased $77 million or 4% in 2000. Capital expenditures for McDonald's restaurants in 2001, 2000 and 1999 reflected our strategy of leasing a higher proportion of new sites and the U.S. building program, which gives franchisees the option to own new restaurant buildings. About 80% of new and rebuilt U.S. traditional franchised and affiliated restaurant buildings in 2001 and 2000 are owned by franchisees and affiliates. The decrease in capital expenditures in 2001 was primarily due to lower spending in Europe and Latin America and weaker foreign currencies, partly offset by additional expenditures for Partner Brands and McDonald's restaurant business in the U.S. and China. Capital expenditures in 2000 increased due to higher spending for Partner Brands and the consolidation of Argentina and Indonesia, partly offset by weaker foreign currencies.

     Approximately 60% of capital expenditures was invested in major markets excluding Japan in 2001, 2000 and 1999 (Japan is accounted for under the equity method, and accordingly, its capital expenditures are not included in consolidated amounts). Capital expenditures in markets outside the U.S. accounted for about 65% of total expenditures in 2001 and about 70% in 2000 and 1999.

     The Company's expenditures for new restaurants in the U.S. are lower than they would have been as a result of the leasing strategy and the U.S. building program. For new franchised and affiliated restaurants, which represent about 85% of U.S. restaurants, the Company generally incurs no capital expenditures. However, the Company maintains long-term occupancy rights for the land and receives related rental income.

     While the Company no longer makes significant expenditures on new sites in the U.S., we continue to focus on the System's average development costs (land, building and equipment) to ensure an appropriate return on investment for the System. Average development costs for new traditional restaurants in the U.S. System were $1.7 million in 2001, $1.6 million in 2000 and $1.5 million in 1999. The

36

Management's discussion and analysis

increases were primarily due to the construction of larger facilities designed to support higher average sales volumes.

    Certain of the land the Company leases in the U.S. is leased from System Capital Corporation (SCC). The Company and six other unaffiliated companies that supply the McDonald's System are equal owners of SCC. No employees of SCC are employees of the seven shareholders. The Company's investment in SCC is accounted for on the cost basis. SCC's purpose is to provide funding to McDonald's franchisees, suppliers to the McDonald's System and McDonald's Corporation and to build equity within SCC that will benefit the McDonald's System. Its function is similar to that of a cooperative. SCC's primary operating activities include (1) providing loans to qualifying U.S. franchisees to purchase existing restaurant businesses as well as finance equipment, buildings and working capital, (2) contracting for construction of restaurant buildings and selling them to U.S. franchisees, (3) purchasing accounts receivable and financing inventory and other needs of eligible suppliers and distributors, and (4) acquiring and leasing land to McDonald's Corporation for new restaurants, primarily in the U.S. The Company's commitments under these leases are included in operating lease commitments on pages 39 and 50 and total approximately $14 million annually based on current interest rates.

    SCC funds itself in the capital markets on an independent basis. Moody's, Standard & Poor's and Fitch periodically review SCC, including reviews of key performance indicators and asset quality. These rating agencies currently rate SCC's funding subsidiary's commercial paper A-1, P-1 and F1; and its long-term debt Aa2, AA and AA, respectively. SCC competes with other lenders who provide similar financing to franchisees and suppliers.

    SCC is not permitted to hold McDonald's stock, and McDonald's has no commitments or guarantees that provide for the potential issuance of its stock to SCC. SCC does not engage in speculative derivative activities, and SCC does not hedge McDonald's positions. In addition, no McDonald's employee is permitted to invest in SCC.

--------------------------------------------------------------------------------
Capital expenditures
--------------------------------------------------------------------------------
IN MILLIONS                                      2001         2000          1999
================================================================================
New restaurants                               $ 1,198      $ 1,308       $ 1,231
Existing restaurants/(1)/                         571          507           515
Other properties/(2)/                             137          130           122
--------------------------------------------------------------------------------
Total                                         $ 1,906      $ 1,945       $ 1,868
================================================================================
Total assets                                  $22,535      $21,684       $20,983
================================================================================

(1) Includes technology to improve service and food quality and enhancements to older facilities in order to achieve higher levels of customer satisfaction.

(2) Primarily for computer equipment and furnishings for office buildings.

    Average development costs outside the U.S. vary widely by market depending on the types of restaurants built and the real estate and construction costs within each market. These costs, which include land, buildings and equipment owned by the Company, are managed through the use of optimally sized restaurants, construction and design efficiencies, standardization and global sourcing. In addition, foreign currency fluctuations affect average development costs.

    Average development costs for new traditional restaurants in major markets outside the U.S. excluding Japan were approximately $1.5 million in 2001, $1.6 million in 2000 and $1.8 million in 1999. Average annual sales for new traditional restaurants in the same markets were about $1.4 million in 2001, $1.5 million in 2000 and $1.7 million in 1999. Average development costs for new satellite restaurants located in Canada and Japan, which comprise more than 90% of the satellites outside the U.S., were about $200,000 (excluding lease costs) in 2001, 2000 and 1999. The use of these small, limited-menu restaurants, for which the land and building generally are leased, has allowed expansion into areas that otherwise would not have been feasible.

    The Company and its affiliates owned 38% of the land for its restaurant sites at year-end 2001 and 40% at year-end 2000.

    Capital expenditures by affiliates, which were not included in consolidated amounts, were about $181 million in 2001, $204 million in 2000 and $259 million in 1999. The decrease in 2000 was primarily due to the consolidation of Argentina in 2000.

--------------------------------------------------------------------------------
Systemwide restaurants at year end/(1)/
--------------------------------------------------------------------------------
                                       2001               2000              1999
================================================================================
U.S.                                 13,099             12,804            12,629
Europe                                5,794              5,460             4,943
APMEA                                 7,321              6,771             6,097
Latin America                         1,581              1,510             1,299
Canada                                1,223              1,154             1,125
Partner Brands                        1,075              1,008               216
--------------------------------------------------------------------------------
Total                                30,093             28,707            26,309
================================================================================

(1) Includes satellite units at December 31, 2001, 2000 and 1999 as follows:
    U.S.--1,004, 999, 1,048; Europe--63, 46, 44; APMEA (primarily Japan)--1,879,
    1,681, 1,354; Latin America--46, 45, 41; and Canada--307, 280, 259.

    McDonald's continues to focus on managing capital outlays effectively through selective expansion. In 2001, the Company added 1,319 McDonald's restaurants Systemwide, compared with 1,606 in 2000 and 1,598 in 1999. In addition, the Company added 67 restaurants in 2001 operated by Partner Brands, compared with 792 restaurants in 2000, 707 of which were the result of the Boston Market acquisition. In 2002, the Company expects to add 1,300 to 1,400 McDonald's restaurants and open 100 to 150 new Partner Brands' restaurants.

    In 2001, more than 60% of McDonald's restaurant additions was in the major markets, and we anticipate a similar percent for 2002. Almost 50% of Company-operated restaurants and nearly 85% of franchised restaurants were located in the major markets at the end of 2001. Franchisees and affiliates operated 74% of McDonald's restaurants at year-end 2001. Partner Brands' restaurants are primarily Company-operated.

                                            Management's discussion and analysis
                                                                              37

SHARE REPURCHASES AND DIVIDENDS

The Company uses free cash flow and credit capacity to repurchase shares, as we believe this enhances shareholder value. During 2001, the Company purchased 36.1 million shares for approximately $1.1 billion. Cumulative share purchases over the past five years totaled $6.0 billion or 187.4 million shares. In 2002, the Company began purchasing shares under a new $5.0 billion share repurchase program announced in October 2001. We expect to purchase shares under this program over the next four years, depending on free cash flow.

    To reduce the overall cost of treasury stock purchases, the Company sells common equity put options in connection with its share repurchase program and receives premiums for these options. The Company sold 12.2 million common equity put options in 2001 and 16.8 million in 2000 and received premiums of $32 million in 2001 and $56 million in 2000. These premiums were reflected in shareholders' equity as a reduction of the cost of treasury stock purchased. At December 31, 2001, 12.2 million common equity put options were outstanding, of which 3.0 million were exercised in February 2002 at a cost of $87 million. The remaining options expire at various dates through November 2002, with exercise prices between $26.37 and $30.23.

    During 2001, the Company also entered into equity forward contracts in connection with its share repurchase program. The equity forward contracts, totaling $151 million for 5.5 million shares, settled in March 2002 at an average price of $27.41 per share.

    Given the Company's returns on equity and assets, management believes it is prudent to reinvest a significant portion of earnings back into the business and use free cash flow for share repurchases. Accordingly, the common stock dividend yield is modest. However, the Company has paid dividends on common stock for 26 consecutive years and has increased the dividend amount every year. Additional dividend increases will be considered after reviewing returns to shareholders, profitability expectations and financing needs. Cash dividends are declared and paid on an annual basis. As in the past, future dividends will be declared at the discretion of the Board of Directors.

Financial position and capital resources
--------------------------------------------------------------------------------
TOTAL ASSETS AND RETURNS

Total assets grew by $851 million or 4% in 2001 and $700 million or 3% in 2000. At year-end 2001 and 2000, more than 60% of consolidated assets was located in the major markets excluding Japan. Net property and equipment rose $242 million in 2001 and represented 77% of total assets at year end.

    Operating income is used to compute return on average assets, while net income is used to calculate return on average common equity. Month-end balances are used to compute both average assets and average common equity.

-------------------------------------------------------------------------------
Returns on assets and equity
-------------------------------------------------------------------------------
                                                   2001/(1)/   2000       1999
===============================================================================
Return on average assets                           14.1%       15.9%       16.6%
Return on average common equity                    19.1        21.6        20.8
===============================================================================

(1) Excludes the special items noted in footnote 2 to the table on page 29. Including the special items, return on average assets was 12.3% and return on average common equity was 17.5%.

    Both return on average assets and return on average common equity declined in 2001, primarily due to lower operating income as a result of consumer confidence issues regarding the European beef supply and weak operating results in APMEA and Latin America previously discussed. In general, returns benefited from the Company's continued focus on more efficient capital deployment. This included a more prudent site selection process, leasing a higher proportion of new sites, the U.S. building program and the use of free cash flow for share repurchases. In 2000, return on average common equity benefited from an increase in the average amount of common equity put options outstanding compared with 1999, which reduced average common equity.

FINANCINGS AND MARKET RISK
The Company generally borrows on a long-term basis and is exposed to the impact of interest-rate changes and foreign currency fluctuations. In managing the impact of these changes, the Company uses interest-rate exchange agreements and finances in the currencies in which assets are denominated. All derivatives used to minimize these risks were recorded at fair value in the Company's Consolidated balance sheet at December 31, 2001, and totaled $213 million in miscellaneous other assets and $134 million in other long-term liabilities. See summary of significant accounting policies related to financial instruments on pages 46-47 for additional information regarding their use and the impact of SFAS No.133 regarding derivatives.

    The Company uses major capital markets, bank financings and derivatives to meet its financing requirements and reduce interest expense. For example, foreign currency exchange agreements in conjunction with borrowings help obtain desired currencies at attractive rates and maturities. Interest-rate exchange agreements effectively convert fixed-rate to floating-rate debt, or vice versa. The Company also manages the level of fixed-rate debt to take advantage of changes in interest rates.

    The Company uses foreign currency debt and derivatives to hedge certain foreign currency royalties, intercompany financings and long-term investments in foreign subsidiaries and affiliates. This reduces the impact of fluctuating foreign currencies on net income and shareholders' equity. Total foreign currency denominated debt, including the effects of foreign currency exchange agreements, was $5.0 billion and $5.1 billion at year-end 2001 and 2000, respectively.

38

Management's discussion and analysis

    The Company does not have significant exposure to any individual counterparty and has master agreements that contain netting arrangements. Certain of these agreements also require each party to post collateral if credit ratings fall below, or aggregate exposures exceed, certain contractual limits. At December 31, 2001, neither the Company nor its counterparties was required to post collateral for any obligation.

-------------------------------------------------------------------------------
Debt highlights/(1)/
-------------------------------------------------------------------------------
                                                       2001      2000      1999
===============================================================================
Fixed-rate debt as a percent of total debt               45%       58%       70%

Weighted-average annual interest rate
of total debt                                           5.4       5.8       5.9

Foreign currency-denominated debt as a
percent of total debt                                    57        60        76

Total debt as a percent of total capitalization
(total debt and total shareholders' equity)              48        48        43
===============================================================================

(1) All percentages are as of December 31, except for the weighted-average annual interest rate, which is for the year.

     Moody's, Standard & Poor's and Fitch currently rate McDonald's debt Aa3, A+ and AA, respectively. A strong rating is important to the Company because of its global development plans. The Company has not experienced, and does not expect to experience, difficulty in obtaining financing or in refinancing existing debt. Certain of the Company's debt obligations contain cross-default provisions and restrictions on Company and subsidiary mortgages and the long-term debt of certain subsidiaries. There are no provisions in the Company's debt obligations that would accelerate repayment of debt as a result of a change in credit ratings.

     At year-end 2001, the Company had $1.3 billion available under committed line of credit agreements (see debt financing note on page 50) as well as $1.2 billion under a U.S. shelf registration and $1.1 billion under a Euro Medium-Term Notes program for future debt issuance. In early 2002, the Company issued $450 million of Medium-Term Notes ($150 million at a rate of 4.15% due 2005 and $300 million at a rate of 5.75% due 2012) under the U.S. shelf registration to pay down commercial paper. At the time of these issuances, the Company entered into interest-rate exchange agreements to convert fixed-rate interest payments on the debt to a floating-rate based on LIBOR. Also in early 2002, the Company redeemed $50 million of 6.0% Medium-Term Notes originally due 2008. The notes were redeemed at 100% of principal plus accrued interest.

     The Company manages its debt portfolio in response to changes in interest rates and foreign currency rates by periodically retiring, redeeming and repurchasing debt, terminating exchange agreements and using derivatives. The Company does not use derivatives with a level of complexity or with a risk higher than the exposures to be hedged and does not hold or issue derivatives for trading purposes. All exchange agreements are over-the-counter instruments.

     The Company actively hedges selected currencies to minimize the cash exposure of foreign currency royalty and other payments received in the U.S. In addition, where practical, McDonald's restaurants purchase goods and services in local currencies resulting in natural hedges, and the Company typically finances in local currencies, creating economic hedges.

     The Company's exposure is diversified among a broad basket of currencies. At year-end 2001 and 2000, assets in hyperinflationary markets were principally financed in U.S. Dollars. The Company's largest net asset exposures (defined as foreign currency assets less foreign currency liabilities) at year end were as follows:

-------------------------------------------------------------------------------
Foreign currency exposures
-------------------------------------------------------------------------------
IN MILLIONS OF U.S. DOLLARS                                     2001       2000
===============================================================================
Euro                                                          $1,251     $1,185
British Pounds Sterling                                          786        638
Canadian Dollars                                                 738        763
Australian Dollars                                               516        329
Brazilian Reais                                                  490        491
===============================================================================

     The Company prepared sensitivity analyses of its financial instruments to determine the impact of hypothetical changes in interest rates and foreign currency exchange rates on the Company's results of operations, cash flows and the fair value of its financial instruments. The interest-rate analysis assumed a one percentage point adverse change in interest rates on all financial instruments but did not consider the effects of the reduced level of economic activity that could exist in such an environment. The foreign currency rate analysis assumed that each foreign currency rate would change by 10% in the same direction relative to the U.S. Dollar on all financial instruments; however, the analysis did not include the potential impact on sales levels or local currency prices or the effect of fluctuating currencies on the Company's anticipated foreign currency royalties and other payments received in the U.S. Based on the results of these analyses of the Company's financial instruments, neither a one percentage point adverse change in interest rates from 2001 levels nor a 10% adverse change in foreign currency rates from 2001 levels would materially affect the Company's results of operations, cash flows or the fair value of its financial instruments.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The Company has long-term contractual obligations primarily in the form of lease and debt obligations. In addition, the Company has long-term contractual revenue and cash flow streams that relate to its franchise arrangements. Cash provided by operations (including cash provided by these franchise arrangements) along with our borrowing capacity and other sources of cash will be used to satisfy the obligations. The following table summarizes the Company's contractual obligations and their aggregate maturities as well as future minimum contractual rent payments due to the Company under existing franchise arrangements as of December 31, 2001 (see discussions of cash flows, financial position and capital resources in

                                            Management's discussion and analysis

Management's discussion and analysis as well as the Notes to the consolidated financial statements for further details):

--------------------------------------------------------------------------------
Contractual cash flows
--------------------------------------------------------------------------------
                                          Outflows                       Inflows
                     -----------------------------        ----------------------
                     Operating                Debt            Minimum rent under
IN MILLIONS             leases         obligations/(1)/   franchise arrangements
================================================================================
2002                    $  841              $  363                       $ 1,669
2003                       815                 796                         1,651
2004                       779               1,621                         1,624
2005                       722               1,072                         1,576
2006                       690                 844                         1,532
Thereafter               6,069               4,128                        13,368
--------------------------------------------------------------------------------
Total                   $9,916              $8,824                       $21,420
================================================================================

(1) The maturities reflect reclassifications of short-term obligations to long-term obligations of $750 million in 2004 and $500 million in 2007 as they are supported by long-term line of credit agreements. Debt obligations do not include $94 million of fair value adjustments recorded as a result of SFAS No.133, Accounting for Derivative Instruments and Hedging Activities.

     In addition to long-term obligations, the Company had certain other commitments at December 31, 2001. In connection with its share repurchase program, the Company had 12.2 million common equity put options outstanding at December 31, 2001, with a total exercise price of $350 million, of which 3.0 million were exercised in February 2002 at a cost of $87 million. The remaining options expire at various dates through November 2002 with exercise prices between $26.37 and $30.23. In addition, the Company entered into equity forward contracts, in connection with its share repurchase program, totaling $151 million for 5.5 million shares that settled in March 2002. The Company also guaranteed certain affiliate and other loans totaling $148 million.

Other matters
--------------------------------------------------------------------------------
CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Management's discussion and analysis of financial condition and results of operations are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures. On an ongoing basis, the Company evaluates its estimates and judgments based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

     The Company annually reviews its financial reporting and disclosure practices and accounting policies to ensure that its financial reporting and disclosures provide accurate and transparent information relative to the current economic and business environment. The Company believes that of its significant accounting policies (see summary of significant accounting policies more fully described on pages 45-47), the following policies involve a higher degree of judgment and/or complexity.

Property and equipment

Property and equipment are depreciated or amortized over their useful lives based on management's estimates of the period over which the assets will generate revenue. The Company periodically reviews these lives relative to physical factors, economic factors and industry trends.

Asset impairment

In assessing the recoverability of the Company's fixed assets, goodwill and other non-current assets, the Company considers changes in economic conditions and makes assumptions regarding estimated future cash flows and other factors. If these estimates or their related assumptions change in the future, the Company may be required to record impairment charges.

Restructuring and litigation accruals

In 2001, the Company recorded a $200 million pretax special charge related to strategic changes and ongoing restaurant initiatives in the U.S. and certain international markets. The accrual recorded included estimates pertaining to employee termination costs and remaining lease obligations for closed facilities. Although we do not anticipate significant changes, the actual costs may differ from these estimates.

     From time to time, the Company is subject to proceedings, lawsuits and other claims primarily related to franchisees, suppliers, employees, customers and competitors. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of accrual required, if any, for these contingencies is made after careful analysis of each matter. The required accrual may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters. The Company does not believe that any such matter will have a material adverse effect on its financial condition or results of operations.

Financial instruments

The Company's derivatives are recorded in the Consolidated balance sheet at fair value. Fair value is estimated using various pricing models or discounted cash flow analyses that incorporate quoted market prices. The use of different pricing models or assumptions could produce different results.

Income taxes

The Company records a valuation allowance to reduce its deferred tax assets if it is more likely than not that some portion or all of the deferred assets will not be realized. While the Company has considered future taxable income and ongoing feasible tax strategies in assessing the need for the valuation allowance, if these estimates and assumptions change in the future, the Company may be required to adjust its valuation allowance. This could result in a charge to, or an increase in, income in the period such determination is made.

40

Management's discussion and analysis

    Deferred U.S. income taxes have not been recorded for basis differences totaling $2.7 billion related to investments in certain foreign subsidiaries or affiliates. The basis differences consist primarily of undistributed earnings considered permanently invested in the businesses. If management's intentions change in the future, deferred taxes may need to be provided.

    In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. The Company records accruals for the estimated outcomes of these audits, and the accruals may change in the future due to new developments in each matter.

NEW ACCOUNTING STANDARDS

Goodwill

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, effective for acquisitions initiated on or after July 1, 2001, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations. SFAS No. 142 indicates that goodwill (and intangible assets deemed to have indefinite lives) will no longer be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives.

    The Company began applying the new rules on accounting for goodwill and other intangible assets January 1, 2002. Application of the nonamortization provisions of SFAS No. 142 would have increased 2001 net income by approximately $30 million ($0.02 per share) and is expected to result in a similar increase in 2002. The Company is performing the first of required goodwill impairment tests as of January 1, 2002, and expects to record a non-cash charge of about $100 million after tax ($0.08 per share), primarily in certain Latin American markets. The impairment charge required to be recognized upon adoption of SFAS No. 142 will be reflected as the cumulative effect of a change in accounting principle in the first quarter of 2002.

Long-lived assets

In August 2001, the Financial Accounting Standards Board issued SFAS No.144, Accounting for the Impairment or Disposal of Long-Lived Assets, which provides additional guidance on the financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted the new rules as of January 1, 2002, and the adoption will not have a material effect on the Company's results of operations or financial position.

EFFECTS OF CHANGING PRICES--INFLATION

The Company has demonstrated an ability to manage inflationary cost increases effectively. This is because of rapid inventory turnover, the ability to adjust menu prices, cost controls and substantial property holdings--many of which are at fixed costs and partly financed by debt made less expensive by inflation. In hyperinflationary markets, menu board prices typically are adjusted to keep pace with inflation, mitigating the effect on reported results.

EURO CONVERSION

Twelve member countries of the European Union have established fixed conversion rates between their existing currencies ("legacy currencies") and one common currency, the Euro. Since January 1, 2002, the new Euro-denominated notes and coins are in circulation, and legacy currencies have been withdrawn from circulation. The Company has restaurants located in all member countries, and the conversion to the Euro has eliminated currency exchange rate risk for transactions among the member countries, which for the Company primarily consists of payments to suppliers. In addition, because the Company uses foreign-denominated debt and derivatives to meet its financing requirements and to reduce its foreign currency risks, certain of these financial instruments are denominated in Euro. The Company successfully addressed all issues involved with converting to the new currency, and the conversion did not have a significant impact on its financial position, results of operations or cash flows.

FORWARD-LOOKING STATEMENTS

Certain forward-looking statements are included in this report. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of March 25, 2002, unless otherwise noted. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: the effectiveness of operating initiatives and advertising and promotional efforts as well as changes in: global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences, spending patterns and demographic trends; legislation and governmental regulation; and accounting policies and practices. The foregoing list of important factors is not exclusive.

    The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Consolidated statement of income

                                                                              41

IN MILLIONS, EXCEPT PER SHARE DATA                    Years ended December 31, 2001            2000            1999
===================================================================================================================
Revenues
Sales by Company-operated restaurants                                     $11,040.7       $10,467.0       $ 9,512.5
Revenues from franchised and affiliated restaurants                         3,829.3         3,776.0         3,746.8
-------------------------------------------------------------------------------------------------------------------
   Total revenues                                                          14,870.0        14,243.0        13,259.3
-------------------------------------------------------------------------------------------------------------------
Operating costs and expenses
Food and packaging                                                          3,802.1         3,557.1         3,204.6
Payroll and employee benefits                                               2,901.2         2,690.2         2,418.3
Occupancy and other operating expenses                                      2,750.4         2,502.8         2,206.7
-------------------------------------------------------------------------------------------------------------------
   Total Company-operated restaurant expenses                               9,453.7         8,750.1         7,829.6
-------------------------------------------------------------------------------------------------------------------
Franchised restaurants-occupancy expenses                                     800.2           772.3           737.7
Selling, general & administrative expenses                                  1,661.7         1,587.3         1,477.6
Special charge-global change initiatives                                      200.0
Other operating (income) expense, net                                          57.4          (196.4)         (105.2)
-------------------------------------------------------------------------------------------------------------------
   Total operating costs and expenses                                      12,173.0        10,913.3         9,939.7
-------------------------------------------------------------------------------------------------------------------
Operating income                                                            2,697.0         3,329.7         3,319.6
-------------------------------------------------------------------------------------------------------------------
Interest expense-net of capitalized interest of $15.2, $16.3 and $14.3        452.4           429.9           396.3
McDonald's Japan IPO gain                                                    (137.1)
Nonoperating expense, net                                                      52.0            17.5            39.2
-------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes                                    2,329.7         2,882.3         2,884.1
-------------------------------------------------------------------------------------------------------------------
Provision for income taxes                                                    693.1           905.0           936.2
-------------------------------------------------------------------------------------------------------------------
Net income                                                                $ 1,636.6       $ 1,977.3       $ 1,947.9
===================================================================================================================
Net income per common share                                               $    1.27       $    1.49       $    1.44
Net income per common share-diluted                                       $    1.25       $    1.46       $    1.39
-------------------------------------------------------------------------------------------------------------------
Dividends per common share                                                $     .23       $     .22       $     .20
-------------------------------------------------------------------------------------------------------------------
Weighted-average shares                                                     1,289.7         1,323.2         1,355.3
Weighted-average shares-diluted                                             1,309.3         1,356.5         1,404.2
===================================================================================================================

See notes to consolidated financial statements.

Consolidated balance sheet


IN MILLIONS, EXCEPT PER SHARE DATA                                           December 31, 2001        2000
==========================================================================================================
Assets
Current assets
Cash and equivalents                                                                 $   418.1   $   421.7
Accounts and notes receivable                                                            881.9       796.5
Inventories, at cost, not in excess of market                                            105.5        99.3
Prepaid expenses and other current assets                                                413.8       344.9
----------------------------------------------------------------------------------------------------------
     Total current assets                                                              1,819.3     1,662.4
----------------------------------------------------------------------------------------------------------
Other assets
Investments in and advances to affiliates                                                990.2       824.2
Goodwill, net                                                                          1,419.8     1,278.2
Miscellaneous                                                                          1,015.7       871.1
----------------------------------------------------------------------------------------------------------
     Total other assets                                                                3,425.7     2,973.5
----------------------------------------------------------------------------------------------------------
Property and equipment
Property and equipment, at cost                                                       24,106.0    23,569.0
Accumulated depreciation and amortization                                             (6,816.5)   (6,521.4)
----------------------------------------------------------------------------------------------------------
     Net property and equipment                                                       17,289.5    17,047.6
----------------------------------------------------------------------------------------------------------
Total assets                                                                         $22,534.5   $21,683.5
----------------------------------------------------------------------------------------------------------
Liabilities and shareholders' equity
Current liabilities
Notes payable                                                                        $   184.9   $   275.5
Accounts payable                                                                         689.5       684.9
Income taxes                                                                              20.4        92.2
Other taxes                                                                              180.4       195.5
Accrued interest                                                                         170.6       149.9
Other accrued liabilities                                                                824.9       608.4
Current maturities of long-term debt                                                     177.6       354.5
----------------------------------------------------------------------------------------------------------
     Total current liabilities                                                         2,248.3     2,360.9
----------------------------------------------------------------------------------------------------------
Long-term debt                                                                         8,555.5     7,843.9
Other long-term liabilities and minority interests                                       629.3       489.5
Deferred income taxes                                                                  1,112.2     1,084.9
Common equity put options and forward contracts                                          500.8       699.9
Shareholders' equity
Preferred stock, no par value; authorized-165.0 million shares; issued-none
Common stock, $.01 par value; authorized-3.5 billion shares;
   issued-1,660.6 million shares                                                          16.6        16.6
Additional paid-in capital                                                             1,591.2     1,441.8
Unearned ESOP compensation                                                              (106.7)     (115.0)
Retained earnings                                                                     18,608.3    17,259.4
Accumulated other comprehensive income                                                (1,708.8)   (1,287.3)
Common stock in treasury, at cost; 379.9 and 355.7 million shares                     (8,912.2)   (8,111.1)
----------------------------------------------------------------------------------------------------------
     Total shareholders' equity                                                        9,488.4     9,204.4
----------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                           $22,534.5   $21,683.5
==========================================================================================================

See notes to consolidated financial statements.

Consolidated statement of cash flows

                                                                              43

IN MILLIONS                                             Years ended December 31, 2001            2000            1999
=====================================================================================================================
Operating activities
Net income                                                                  $ 1,636.6       $ 1,977.3       $ 1,947.9
Adjustments to reconcile to cash provided by operations
   Depreciation and amortization                                              1,086.3         1,010.7           956.3
   Deferred income taxes                                                        (87.6)           60.5            52.9
   Changes in operating working capital items
     Accounts receivable                                                       (104.7)          (67.2)          (81.9)
     Inventories, prepaid expenses and other current assets                     (62.9)          (29.6)          (47.7)
     Accounts payable                                                            10.2            89.7           (23.9)
     Taxes and other liabilities                                                160.0           (45.8)          270.4
   Other                                                                         50.4          (244.1)          (65.1)
---------------------------------------------------------------------------------------------------------------------
     Cash provided by operations                                              2,688.3         2,751.5         3,008.9
---------------------------------------------------------------------------------------------------------------------
Investing activities
Property and equipment expenditures                                          (1,906.2)       (1,945.1)       (1,867.8)
Purchases of restaurant businesses                                             (331.6)         (425.5)         (340.7)
Sales of restaurant businesses and property                                     375.9           302.8           262.4
Other                                                                          (206.3)         (144.8)         (315.7)
---------------------------------------------------------------------------------------------------------------------
     Cash used for investing activities                                      (2,068.2)       (2,212.6)       (2,261.8)
---------------------------------------------------------------------------------------------------------------------
Financing activities
Net short-term borrowings (repayments)                                         (248.0)           59.1           116.7
Long-term financing issuances                                                 1,694.7         2,381.3           902.5
Long-term financing repayments                                                 (919.4)         (761.9)         (682.8)
Treasury stock purchases                                                     (1,068.1)       (2,023.4)         (891.5)
Common stock dividends                                                         (287.7)         (280.7)         (264.7)
Other                                                                           204.8            88.9           193.0
---------------------------------------------------------------------------------------------------------------------
     Cash used for financing activities                                        (623.7)         (536.7)         (626.8)
---------------------------------------------------------------------------------------------------------------------
Cash and equivalents increase (decrease)                                         (3.6)            2.2           120.3
---------------------------------------------------------------------------------------------------------------------
Cash and equivalents at beginning of year                                       421.7           419.5           299.2
---------------------------------------------------------------------------------------------------------------------
Cash and equivalents at end of year                                         $   418.1       $   421.7       $   419.5
=====================================================================================================================

Supplemental cash flow disclosures
Interest paid                                                               $   446.9       $   469.7       $   411.5
Income taxes paid                                                               773.8           854.2           642.2
=====================================================================================================================

See notes to consolidated financial statements.

Consolidated statement of shareholders' equity

                                                                                 Accumulated other
                                                                              comprehensive income
                          Common stock      Addi-  Unearned               ------------------------           Common stock      Total
IN MILLIONS,                    issued     tional      ESOP                  Deferred      Foreign            in treasury     share-
                      ----------------    paid-in   compen-     Retained      hedging     currency   --------------------   holders'
EXCEPT PER SHARE DATA   Shares  Amount    capital    sation     earnings   adjustment  translation    Shares       Amount     equity
===================================================================================================================================
Balance at
 December 31, 1998     1,660.6   $16.6    $ 989.2   $(148.7)   $13,879.6        $  --     $ (522.5)  (304.4)   $(4,749.5)  $9,464.7
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                       1,947.9                                                    1,947.9
-----------------------------------------------------------------------------------------------------------------------------------
Translation
 adjustments (including
 taxes of $53.5)                                                                            (364.3)                          (364.3)
-----------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income                                                                                                     1,583.6
-----------------------------------------------------------------------------------------------------------------------------------
Common stock cash
 dividends ($.20 per
 share)                                                           (264.7)                                                    (264.7)
-----------------------------------------------------------------------------------------------------------------------------------
ESOP loan payment                                      15.8                                                                    15.8
-----------------------------------------------------------------------------------------------------------------------------------
Treasury stock purchases                                                                              (24.2)      (932.7)    (932.7)
-----------------------------------------------------------------------------------------------------------------------------------
Common equity put
 option issuances and
 expirations, net                                                                                                 (665.9)    (665.9)
-----------------------------------------------------------------------------------------------------------------------------------
Stock option exercises
 and other (including
 tax benefits of $185.3)                    299.1      (0.4)                                           18.8        139.6      438.3
-----------------------------------------------------------------------------------------------------------------------------------
Balance at
 December 31, 1999     1,660.6    16.6    1,288.3    (133.3)    15,562.8           --       (886.8)  (309.8)    (6,208.5)   9,639.1
===================================================================================================================================
Net income                                                       1,977.3                                                    1,977.3
-----------------------------------------------------------------------------------------------------------------------------------
Translation
 adjustments (including
 taxes of $65.1)                                                                            (400.5)                          (400.5)
-----------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income                                                                                                     1,576.8
-----------------------------------------------------------------------------------------------------------------------------------
Common stock cash
 dividends ($.22 per
 share)                                                           (280.7)                                                    (280.7)
-----------------------------------------------------------------------------------------------------------------------------------
ESOP loan payment                                      20.1                                                                    20.1
-----------------------------------------------------------------------------------------------------------------------------------
Treasury stock
 purchases                                                                                            (56.7)    (2,002.2)  (2,002.2)
-----------------------------------------------------------------------------------------------------------------------------------
Common equity put
 option issuances and
 expirations, net                                                                                                   25.5       25.5
-----------------------------------------------------------------------------------------------------------------------------------
Stock option exercises
 and other (including
 tax benefits of $80.3)                     153.5      (1.8)                                           10.8         74.1      225.8
-----------------------------------------------------------------------------------------------------------------------------------
Balance at
 December 31, 2000     1,660.6    16.6    1,441.8    (115.0)    17,259.4           --     (1,287.3)  (355.7)    (8,111.1)   9,204.4
===================================================================================================================================
Net income                                                       1,636.6                                                    1,636.6
-----------------------------------------------------------------------------------------------------------------------------------
Translation
 adjustments (including
 taxes of $65.7)                                                                            (412.2)                          (412.2)
-----------------------------------------------------------------------------------------------------------------------------------
SFAS No.133 transition
 adjustment (including
 tax benefits of $9.2)                                                          (17.0)                                        (17.0)
-----------------------------------------------------------------------------------------------------------------------------------
Fair value
 adjustments--cash flow
 hedges (including taxes
 of $1.4)                                                                         7.7                                           7.7
-----------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income                                                                                                     1,215.1
-----------------------------------------------------------------------------------------------------------------------------------
Common stock cash
 dividends ($.23 per
 share)                                                           (287.7)                                                    (287.7)
-----------------------------------------------------------------------------------------------------------------------------------
ESOP loan payment                                       8.0                                                                     8.0
-----------------------------------------------------------------------------------------------------------------------------------
Treasury stock
 purchases                                                                                            (36.1)    (1,090.2)  (1,090.2)
-----------------------------------------------------------------------------------------------------------------------------------
Common equity put
 option issuances and
 expirations, net and
 forward contracts                                                                                                 199.2      199.2
-----------------------------------------------------------------------------------------------------------------------------------
Stock option exercises
 and other (including
 tax benefits of $70.0)                     149.4       0.3                                            11.9         89.9      239.6
-----------------------------------------------------------------------------------------------------------------------------------
Balance at
 December 31, 2001     1,660.6   $16.6   $1,591.2   $(106.7)   $18,608.3       $ (9.3)   $(1,699.5)  (379.9)   $(8,912.2)  $9,488.4
===================================================================================================================================

See notes to consolidated financial statements.

Notes to consolidated financial statements

Summary of significant accounting policies
--------------------------------------------------------------------------------
NATURE OF BUSINESS

The Company operates in the food service industry and primarily operates quick-service restaurant businesses under the McDonald's brand. To capture additional meal occasions, the Company operates other restaurant concepts under its Partner Brands: Aroma Cafe, Boston Market, Chipotle and Donatos Pizzeria. In addition, the Company has a minority ownership in Pret A Manger. In fourth quarter 2001, the Company approved a plan to dispose of its Aroma Cafe business in the U.K. and expects to complete the sale in the first half of 2002.

    All restaurants are operated by the Company or, under the terms of franchise arrangements, by franchisees who are independent entrepreneurs, or by affiliates operating under joint-venture agreements between the Company and local business people.

CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries. Substantially all investments in affiliates owned 50% or less are accounted for by the equity method.

ESTIMATES IN FINANCIAL STATEMENTS

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

Sales by Company-operated restaurants are recognized on a cash basis. Revenues from franchised and affiliated restaurants include continuing rent and service fees as well as initial fees. Continuing fees are recognized in the period earned. Initial fees are recognized upon opening of a restaurant, which is when the Company has performed substantially all initial services required by the franchise arrangement.

FOREIGN CURRENCY TRANSLATION

The functional currency of substantially all operations outside the U.S. is the respective local currency, except for a small number of countries with hyperinflationary economies, where the functional currency is the U.S. Dollar.


ADVERTISING COSTS

Production costs for radio and television advertising, which are primarily in the U.S., are expensed when the commercials are initially aired. Advertising expenses included in costs of Company-operated restaurants and in selling, general & administrative expenses were (in millions): 2001-$600.9; 2000-$595.3; 1999-$522.9.

STOCK-BASED COMPENSATION

The Company accounts for stock options as prescribed by Accounting Principles Board Opinion No. 25 and includes pro forma information in the stock options note, as provided by Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, with depreciation and amortization provided using the straight-line method over the following estimated useful lives: buildings-up to 40 years; leasehold improvements-the lesser of useful lives of assets or lease terms including option periods; and equipment-three to 12 years.

GOODWILL

Goodwill represents the excess of cost over the value of net tangible assets of acquired restaurant businesses and, for acquisitions prior to July 1, 2001, is amortized using the straight-line method over an average life of about 30 years.

    In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, effective for acquisitions initiated on or after July 1, 2001, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations. SFAS No. 142 indicates that goodwill (and intangible assets deemed to have indefinite lives) will no longer be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives.

    The Company began applying the new rules on accounting for goodwill and other intangible assets January 1, 2002. Application of the nonamortization provisions of SFAS No. 142 would have increased 2001 net income by approximately $30 million ($0.02 per share) and is expected to result in a similar increase in 2002.

    In the first quarter of 2002, the Company is performing the first of required goodwill impairment tests as of January 1, 2002. The impairment test compares the fair value of a reporting unit, generally based on discounted cash flows, with its carrying amount including goodwill (we have defined reporting units as each individual country for McDonald's restaurant business and each individual Partner Brand). If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is measured as the difference between the fair value of reporting unit goodwill and the carrying amount of the goodwill.

    Based on the Company's preliminary analysis, the Company expects to record a non-cash goodwill impairment charge of about $100 million after tax ($0.08 per share), primarily in certain Latin American markets. Any impairment

46

Notes to consolidated financial statements

that is required to be recognized when adopting SFAS No. 142 will be reflected as the cumulative effect of a change in accounting principle in the first quarter of 2002.

LONG-LIVED ASSETS

In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of reviewing McDonald's restaurant assets for potential impairment, assets are grouped together at a television market level in the U.S. and at a country level for each of the international markets. For Partner Brands, assets are grouped by each individual brand. If an indicator of impairment (e.g., negative operating cash flows for the most recent calendar year) exists for any grouping of assets, an estimate of undiscounted future cash flows produced by each restaurant within the asset grouping is compared to its carrying value. If a restaurant is determined to be impaired, the loss is measured by the excess of the carrying amount of the restaurant over its fair value as determined by an estimate of discounted future cash flows.

    Losses on assets held for disposal are recognized when management has approved and committed to a plan to dispose of the assets, and the assets are available for disposal. Generally, such losses relate to either restaurants that have closed and ceased operations or businesses that are available for sale.

    In August 2001, the Financial Accounting Standards Board issued SFAS
No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which provides additional guidance on the financial accounting and reporting for the impairment or disposal of long-lived assets. The Company will adopt the new rules as of January 1, 2002, and the adoption will not have a material effect on the Company's results of operations or financial position.

FINANCIAL INSTRUMENTS

The Company generally borrows on a long-term basis and is exposed to the impact of interest-rate changes and foreign currency fluctuations. In managing the impact of these changes, the Company uses interest-rate exchange agreements and finances in the currencies in which assets are denominated. The Company uses foreign currency denominated debt and derivatives to hedge foreign currency royalties, intercompany financings and long-term investments in foreign subsidiaries and affiliates. This reduces the impact of fluctuating foreign currencies on net income and shareholders' equity. The Company does not use derivatives with a level of complexity or with a risk higher than the exposures to be hedged and does not hold or issue derivatives for trading purposes.

     The counterparties to these agreements consist of a diverse group of financial institutions. The Company continually monitors its positions and the credit ratings of its counterparties, and adjusts positions as appropriate. The Company did not have significant exposure to any individual counterparty at December 31, 2001 and has master agreements that contain netting arrangements. Certain of these agreements also require each party to post collateral if credit ratings fall below, or aggregate exposures exceed, certain contractual limits. At December 31, 2001, neither the Company nor its counterparties was required to post collateral for any obligation.

    Effective January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. SFAS No. 133 requires companies to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. SFAS No. 133 also requires companies to designate all derivatives that qualify as hedging instruments as either fair value hedges, cash flow hedges or hedges of net investments in foreign operations. This designation is based upon the exposure being hedged.

    The Company recorded a transition adjustment at January 1, 2001 related to cash flow hedges, which reduced accumulated other comprehensive income in shareholders' equity by $17.0 million, after tax. This adjustment was primarily related to interest-rate exchange agreements used to lock in long-term borrowing rates. The cumulative effect of adopting SFAS No. 133 at January 1, 2001 was not material to the Company's statement of income.

    All derivatives, primarily interest-rate exchange agreements and foreign currency exchange agreements, were classified in the Company's Consolidated balance sheet at December 31, 2001 as either miscellaneous other assets or other long-term liabilities (excluding accrued interest) and totaled $212.6 million and $134.2 million, respectively.

Fair value hedges

The Company enters into fair value hedges to reduce the exposure to changes in the fair value of an asset or a liability, or an identified portion thereof, which is attributable to a particular risk. The types of fair value hedges the Company enters into include: (1) interest-rate exchange agreements to convert a portion of its fixed-rate debt to floating-rate debt and (2) foreign currency exchange agreements for the exchange of various currencies and interest rates. The foreign currency exchange agreements are entered into to hedge the currency risk associated with debt and intercompany loans denominated in foreign currencies, and essentially result in floating-rate assets or liabilities denominated in U.S. Dollars or appropriate functional currencies.

    For fair value hedges, the gains or losses on derivatives as well as the offsetting gains or losses on the related hedged items are recognized in current earnings. During the year ended December 31, 2001, there was no significant impact to the Company's earnings related to the ineffective portion of fair value hedging instruments.

Cash flow hedges

The Company enters into cash flow hedges to mitigate the exposure to variability in expected future cash flows attributable to a particular risk. The types of cash flow hedges

                                     Notes to consolidated financial statements
                                                                              47

the Company enters into include: (1) interest-rate exchange agreements that effectively convert a portion of floating-rate debt to fixed-rate debt and are designed to reduce the impact of interest-rate changes on future interest expense, (2) forward foreign exchange contracts and foreign currency options that are designed to protect against the reduction in value of forecasted foreign currency cash flows such as royalties and other payments denominated in foreign currencies, and (3) foreign currency exchange agreements for the exchange of various currencies and interest rates. The foreign currency exchange agreements are entered into to hedge the currency risk associated with debt and intercompany loans denominated in foreign currencies, and essentially result in fixed-rate assets or liabilities denominated in U.S. Dollars or appropriate functional currencies.

    For cash flow hedges, the effective portion of the gains or losses on derivatives is reported in the deferred hedging adjustment component of accumulated other comprehensive income in shareholders' equity and reclassified into earnings in the same period or periods in which the hedged transaction affects earnings. The remaining gain or loss in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current earnings during the period of change. During the year ended December 31, 2001, there was no significant impact to the Company's earnings related to the ineffective portion of cash flow hedging instruments.

    Subsequent to the transition adjustment recorded at January 1, 2001, the Company recorded increases to the deferred hedging adjustment component of accumulated other comprehensive income in shareholders' equity of $7.7 million, after tax, related to cash flow hedges during the year ended December 31, 2001. Based on interest rates and foreign currency exchange rates at December 31, 2001, no significant amount of deferred hedging adjustments, after tax, included in accumulated other comprehensive income in shareholders' equity at December 31, 2001, will be recognized in earnings in 2002 as the underlying hedged transactions are realized. The maximum maturity date of any cash flow hedge of forecasted transactions at December 31, 2001 was 15 months, excluding instruments hedging forecasted payments of variable interest on existing financial instruments that have various maturity dates through 2011.

Hedges of net investments in foreign operations

The Company uses forward foreign exchange contracts and foreign currency denominated debt to hedge its investments in certain foreign subsidiaries and affiliates. Realized and unrealized translation adjustments from these hedges are included in shareholders' equity in the foreign currency translation component of accumulated other comprehensive income and offset translation adjustments on the underlying net assets of foreign subsidiaries and affiliates, which also are recorded in accumulated other comprehensive income.

    During the year ended December 31, 2001, the Company recorded increases in translation adjustments in accumulated other comprehensive income of $168.5 million, after tax, related primarily to foreign currency denominated debt designated as hedges of net investments.

COMMON EQUITY PUT OPTIONS AND FORWARD CONTRACTS

During 2001, 2000 and 1999, the Company sold 12.2 million, 16.8 million and 27.0 million common equity put options, respectively, in connection with its share repurchase program. Premiums received are recorded in shareholders' equity as a reduction of the cost of treasury stock purchased and were $31.8 million in 2001, $56.0 million in 2000 and $97.5 million in 1999. At December 31, 2001,
12.2 million common equity put options were outstanding. The options expire at various dates through November 2002 at exercise prices between $26.37 and $30.23. At December 31, 2001, the $350.0 million total exercise price of these outstanding options was classified in common equity put options and forward contracts in the Consolidated balance sheet, and the related offset was recorded in common stock in treasury, net of the premiums received.

    During 2001, the Company also entered into equity forward contracts in connection with its share repurchase program. The forward contracts, for 5.5 million shares, settle in March 2002 and have an average purchase price of $27.41. At December 31, 2001, the $150.8 million total purchase price of these outstanding forward contracts was classified in common equity put options and forward contracts, and the related offset was recorded in common stock in treasury.

SALES OF STOCK BY SUBSIDIARIES AND AFFILIATES

As permitted by Staff Accounting Bulletin No. 51 issued by the Securities and Exchange Commission, when a subsidiary or affiliate sells unissued shares in a public offering, the Company records an adjustment to reflect an increase or decrease in the carrying value of its investment and a resulting gain or loss in nonoperating (income) expense.

PER COMMON SHARE INFORMATION

Diluted net income per common share is calculated using net income divided by diluted weighted-average shares. Diluted weighted-average shares include weighted-average shares outstanding plus the dilutive effect of stock options, calculated using the treasury stock method. The dilutive effect of stock options was (in millions of shares): 2001-19.6; 2000-33.3; 1999-48.9. Stock options that were not included in dilutive weighted-average shares because they would have been antidilutive were (in millions of shares): 2001-83.1; 2000-49.2; 1999-9.9. The dilutive effect of common equity put options and forward contracts was not significant.

STATEMENT OF CASH FLOWS

The Company considers short-term, highly liquid investments to be cash equivalents. The impact of fluctuating foreign currencies on cash and equivalents was not material.

48

Notes to consolidated financial statements


Other operating (income) expense, net
---------------------------------------------------------------------------------------------
IN MILLIONS                                                     2001        2000         1999
=============================================================================================

Gains on sales of restaurant
businesses                                                  $ (112.4)    $ (86.9)     $ (75.0)
Equity in earnings of unconsolidated
affiliates                                                     (61.5)     (120.9)      (138.3)
Charges for underperforming
restaurant closings                                             91.2
Asset impairment charges                                        44.0
Other, net                                                      96.1        11.4        108.1
---------------------------------------------------------------------------------------------
Other operating (income)
expense, net                                                  $ 57.4     $(196.4)     $(105.2)
---------------------------------------------------------------------------------------------


CHARGES FOR UNDERPERFORMING RESTAURANT CLOSINGS

In third and fourth quarters 2001, the Company recorded $91.2 million of pretax charges ($68.8 million after tax) related to the closing of 163 underperforming restaurants in international markets. The charges primarily consist of asset write-offs and lease termination payments.

ASSET IMPAIRMENT CHARGES

In second quarter 2001, the Company recorded a $24.0 million asset impairment charge (pre and after tax) due to an assessment of the ongoing impact of significant currency devaluation on McDonald's cash flows in Turkey.

    In fourth quarter 2001, the Company recorded a pretax charge of $20.0 million ($13.6 million after tax) related to the anticipated disposal of Aroma Cafe in the U.K.

OTHER, NET

Other, net includes miscellaneous operating income and expense items including net gains or losses from property dispositions, provisions for bad debts and other transactions related to franchising and the food service business.

    In third quarter 2001, the Company recorded a pretax charge of $17.4 million ($12.0 million after tax) primarily related to the write-off of certain technology costs in the Corporate segment.

    In fourth quarter 2001, the Company recorded a pretax charge of $25.0 million ($17.0 million after tax) in the U.S. primarily related to unrecoverable costs incurred in connection with the theft of winning game pieces from the Company's Monopoly and certain other promotional games over an extended period of time, and the related termination of the supplier of the game pieces. Fifty-one people (none of whom were Company employees) were subsequently indicted on conspiracy and mail fraud charges.

    In 1999, the Company wrote off $24.0 million ($16.3 million after tax) of software not used in the business.

Special charge-global change initiatives

In fourth quarter 2001, the Company recorded a $200.0 million pretax special charge ($136.1 million after tax) related to strategic changes and ongoing restaurant initiatives in the U.S. and certain international markets. The changes and initiatives are designed to improve the customer experience and grow McDonald's global business. The changes in the U.S. included streamlining operations by reducing the number of regions and divisions, enabling the Company to combine staff functions and improve efficiency. In addition, the U.S. business introduced a variety of initiatives designed to improve the restaurant experience including accelerated operations training, restaurant simplification, incentives for outstanding restaurant operations and an enhanced national restaurant evaluation system.

    In connection with these initiatives, the Company eliminated approximately 850 positions, consisting of 700 positions in the U.S., primarily in the divisions and regions, and 150 positions in international markets.

    The special charge consisted of $114.4 million of severance and other employee-related costs; $68.8 million of lease cancellation and other costs related to the closing of region and division facilities; and $16.8 million of other cash costs, primarily consisting of payments made to facilitate a timely and smooth change of ownership from franchisees who have had a history of financial difficulty and consequently were unable to deliver the level of operational excellence needed to succeed in the future.

    Of the original $200.0 million pretax special charge, the remaining accrual of approximately $126.0 million at year-end 2001 primarily related to employee severance and lease payments for facilities that have been closed and was included in other accrued liabilities in the Consolidated balance sheet. Employee severance is paid in installments over a period of up to one year after termination, and the remaining lease payments for facilities that have been closed will be paid through 2010. No significant adjustments have been made to the original plan approved by management.

McDonald's Japan initial public offering (IPO) gain
--------------------------------------------------------------------------------
In third quarter 2001, McDonald's Japan, the Company's largest market in the Asia/Pacific, Middle East and Africa segment, completed an IPO of 12 million shares at an offering price of 4,300 Yen per share ($34.77 per share). The Company owns 50% of McDonald's Japan while the Company's partner Den Fujita and his family now own approximately 26% and continue to be involved in the business. The Company recorded a $137.1 million gain (pre and after tax) in nonoperating income to reflect an increase in the carrying value of its investment as a result of the cash proceeds from the IPO received by McDonald's Japan.

Franchise arrangements
--------------------------------------------------------------------------------
Individual franchise arrangements generally include a lease and a license and provide for payment of initial fees as well as continuing rent and service fees to the Company based upon a percent of sales, with minimum rent payments. McDonald's franchisees are granted the right to operate a restaurant using the McDonald's system and, in certain cases, the use of a restaurant facility, generally for a period of 20 years. Franchisees pay related occupancy costs including property taxes, insurance and maintenance. Franchisees in the U.S. generally have the option to own

                                      Notes to consolidated financial statements
                                                                              49

new restaurant buildings, while leasing the land from McDonald's. In addition, franchisees outside the U.S. generally pay a refundable, noninterest-bearing security deposit. Foreign affiliates pay a royalty to the Company based upon a percent of sales.

     The results of operations of restaurant businesses purchased and sold in transactions with franchisees, affiliates and others were not material to the consolidated financial statements for periods prior to purchase and sale.

     Revenues from franchised and affiliated restaurants consisted of:

--------------------------------------------------------------------------------
IN MILLIONS                                     2001          2000          1999
================================================================================
Minimum rents                             $  1,477.9    $  1,465.3    $  1,473.8
Percent rent and service fees                2,290.2       2,247.0       2,208.8
Initial fees                                    61.2          63.7          64.2
--------------------------------------------------------------------------------
Revenues from franchised
and affiliated restaurants                $  3,829.3    $  3,776.0    $  3,746.8
================================================================================

     Future minimum rent payments due to the Company under existing franchise arrangements are:

--------------------------------------------------------------------------------
                                               Owned        Leased
IN MILLIONS                                    sites         sites         Total
================================================================================
2002                                      $    948.7    $    707.5    $  1,656.2
2003                                           935.9         701.4       1,637.3
2004                                           920.3         689.3       1,609.6
2005                                           895.7         666.7       1,562.4
2006                                           870.8         647.2       1,518.0
Thereafter                                   7,384.0       5,771.9      13,155.9
--------------------------------------------------------------------------------
Total minimum payments                    $ 11,955.4    $  9,184.0    $ 21,139.4
================================================================================

     At December 31, 2001, net property and equipment under franchise arrangements totaled $9.0 billion (including land of $2.7 billion) after deducting accumulated depreciation and amortization of $3.4 billion.

Income taxes
--------------------------------------------------------------------------------
Income before provision for income taxes, classified by source of income, was as follows:
--------------------------------------------------------------------------------
IN MILLIONS                                     2001          2000          1999
================================================================================
U.S.                                      $    958.2    $  1,280.6    $  1,222.2
Outside the U.S.                             1,371.5       1,601.7       1,661.9
--------------------------------------------------------------------------------
Income before provision for
income taxes                              $  2,329.7    $  2,882.3    $  2,884.1
================================================================================

     The provision for income taxes, classified by the timing and location of payment, was as follows:

--------------------------------------------------------------------------------
IN MILLIONS                                     2001          2000          1999
================================================================================
U.S. federal                              $    357.3    $    361.1    $    347.4
U.S. state                                      59.7          77.0          68.9
Outside the U.S.                               363.7         406.4         467.0
--------------------------------------------------------------------------------
   Current tax provision                       780.7         844.5         883.3
--------------------------------------------------------------------------------
U.S. federal                                    57.7          75.2          31.3
U.S. state                                       4.3           9.5          12.3
Outside the U.S.                              (149.6)        (24.2)          9.3
--------------------------------------------------------------------------------
   Deferred tax provision/(1)/                 (87.6)         60.5          52.9
--------------------------------------------------------------------------------
Provision for income taxes                $    693.1    $    905.0    $    936.2
================================================================================

(1) Includes the one-time benefit of tax law changes in certain international markets: 2001-$(147.3) million; amounts in 2000 and 1999 were not significant.

     Net deferred tax liabilities consisted of:

--------------------------------------------------------------------------------
IN MILLIONS                                    December 31, 2001           2000
================================================================================
Property and equipment basis differences              $  1,304.4     $  1,202.6
Other                                                      429.9          353.3
--------------------------------------------------------------------------------
   Total deferred tax liabilities                        1,734.3        1,555.9
--------------------------------------------------------------------------------
Deferred tax assets before valuation allowance/(1)/       (899.9)        (646.9)
Valuation allowance                                        180.1          124.0
--------------------------------------------------------------------------------
Net deferred tax liabilities/(2)/                     $  1,014.5     $  1,033.0
================================================================================

(1) Includes tax effects of loss carryforwards (in millions): 2001-$166.0; 2000-$129.4, and foreign tax credit carryforwards: 2001-$21.6; 2000-$41.2.

(2) Net of current tax assets included in prepaid expenses and other current assets in the Consolidated balance sheet (in millions): 2001-$97.7; 2000-$51.9.

     The statutory U.S. federal income tax rate reconciled to the effective income tax rates as follows:

--------------------------------------------------------------------------------
                                                2001          2000         1999
================================================================================
Statutory U.S. federal income tax rate          35.0%         35.0%        35.0%
State income taxes, net of related
federal income tax benefit                       1.8           1.9          1.8
Benefits and taxes related to
foreign operations/(1)/                         (7.8)         (4.8)        (4.4)
Other, net                                        .8           (.7)          .1
--------------------------------------------------------------------------------
Effective income tax rates                      29.8%         31.4%        32.5%
================================================================================

(1)  Includes the one-time benefit of tax law changes.

     Deferred U.S. income taxes have not been recorded for basis differences related to investments in certain foreign subsidiaries and affiliates. These basis differences were approximately $2.7 billion at December 31, 2001, and consisted primarily of undistributed earnings considered permanently invested in the businesses. Determination of the deferred income tax liability on these unremitted earnings is not practicable because such liability, if any, is dependent on circumstances existing if and when remittance occurs.

Segment and geographic information
--------------------------------------------------------------------------------
The Company operates in the food service industry. Substantially all revenues result from the sale of menu products at restaurants operated by the Company, franchisees or affiliates. All intercompany revenues and expenses are eliminated in computing revenues and operating income. Operating income includes the Company's share of operating results of affiliates after interest expense and income taxes, except for U.S. affiliates, which are reported before income taxes. Royalties and other payments received from subsidiaries outside the U.S. were (in millions): 2001-$607.7; 2000-$603.6; 1999-$568.3.

     Segment information reflects the Company's current management structure. The new APMEA segment includes results for McDonald's restaurant operations in Asia/Pacific, the Middle East and Africa. The Partner Brands segment includes results for Aroma Cafe, Boston Market, Chipotle, Donatos and Pret A Manger. In addition, U.S. and Corporate selling, general & administrative expenses have been

50

Notes to consolidated financial statements

restated to reflect a realignment of certain home office departments' responsibilities.

     Corporate general & administrative expenses are included in the corporate segment of operating income and consist of home office support costs in areas such as facilities, finance, human resources, information technology, legal, supply chain management and training. Corporate assets include corporate cash and equivalents, asset portions of financing instruments, home office facilities and deferred tax assets.

---------------------------------------------------------------------------------------
IN MILLIONS                                     2001               2000            1999
=======================================================================================
U.S.                                     $   5,395.6        $   5,259.1     $   5,093.0
Europe                                       4,751.8            4,753.9         4,924.9
APMEA                                        2,203.3            2,101.8         1,928.8
Latin America                                  971.3              949.3           680.3
Canada                                         608.1              615.1           575.6
Partner Brands                                 939.9              563.8            56.7
---------------------------------------------------------------------------------------
Total revenues                           $  14,870.0        $  14,243.0     $  13,259.3
=======================================================================================
U.S.                                     $   1,622.5        $   1,795.7     $   1,678.6
Europe                                       1,063.2            1,180.1         1,256.5
APMEA                                          325.0              451.2           433.5
Latin America                                   10.9              102.3           133.0
Canada                                         123.7              126.3           113.3
Partner Brands                                 (66.5)             (41.5)           (7.5)
Corporate                                     (381.8)            (284.4)         (287.8)
---------------------------------------------------------------------------------------
Total operating income                   $   2,697.0(1)     $   3,329.7     $   3,319.6
=======================================================================================
U.S.                                     $   8,213.7        $   7,798.1     $   7,607.4
Europe                                       7,139.1            7,083.7         6,966.8
APMEA                                        3,144.5            2,983.4         3,030.5
Latin America                                1,898.3            1,855.6         1,477.5
Canada                                         574.2              552.0           573.6
Partner Brands                                 637.1              450.7           203.2
Corporate                                      927.6              960.0         1,124.2
---------------------------------------------------------------------------------------
Total assets                             $  22,534.5        $  21,683.5     $  20,983.2
=======================================================================================
U.S.                                     $     545.9        $     468.6     $     426.4
Europe                                         635.8              797.6           881.8
APMEA                                          275.7              253.5           221.3
Latin America                                  197.5              245.7           213.2
Canada                                          80.4               52.5            63.0
Partner Brands                                 153.3               79.6            16.4
Corporate                                       17.6               47.6            45.7
---------------------------------------------------------------------------------------
Total capital expenditures               $   1,906.2        $   1,945.1     $   1,867.8
=======================================================================================
U.S.                                     $     449.9        $     417.6     $     399.7
Europe                                         313.7              296.5           305.2
APMEA                                          133.2              129.8           123.5
Latin America                                   79.3               69.4            45.5
Canada                                          32.9               34.9            35.3
Partner Brands                                  36.8               16.6             2.3
Corporate                                       40.5               45.9            44.8
---------------------------------------------------------------------------------------
Total depreciation and amortization      $   1,086.3        $   1,010.7     $     956.3
=======================================================================================

(1) Includes $377.6 million of pretax special charges (U.S.-$181.0; Europe-$45.8; APMEA-$41.5; Latin America-$40.4; Canada-$9.8; Partner Brands-$24.9 and Corporate-$34.2) primarily related to the U.S. business reorganization and other global change initiatives, the closing of 163 underperforming restaurants in international markets and asset impairment charges. See other operating (income) expense, net and special charge-global change initiatives notes for further discussion.

     Total long-lived assets, primarily property and equipment and goodwill, were (in millions)--Consolidated: 2001-$20,355.3; 2000-$19,798.3;
1999-$19,082.8. U.S. based: 2001-$8,670.4; 2000-$8,373.2; 1999-$7,984.9.


Leasing arrangements
--------------------------------------------------------------------------------
At December 31, 2001, the Company was lessee at 6,866 restaurant locations through ground leases (the Company leases the land and the Company or franchisee owns the building) and at 7,089 restaurant locations through improved leases (the Company leases land and buildings). Lease terms for most restaurants are generally for 20 to 25 years and, in many cases, provide for rent escalations and renewal options, with certain leases providing purchase options. For most locations, the Company is obligated for the related occupancy costs including property taxes, insurance and maintenance. In addition, the Company is lessee under noncancelable leases covering offices and vehicles.

     Future minimum payments required under existing operating leases with initial terms of one year or more are:

--------------------------------------------------------------------------------
IN MILLIONS                           Restaurant          Other            Total
================================================================================
2002                                  $    772.3       $   69.1       $    841.4
2003                                       756.8           57.7            814.5
2004                                       731.1           48.2            779.3
2005                                       681.1           41.1            722.2
2006                                       653.5           36.4            689.9
Thereafter                               5,901.6          166.8          6,068.4
--------------------------------------------------------------------------------
Total minimum payments                $  9,496.4       $  419.3       $  9,915.7
================================================================================

     Rent expense was (in millions): 2001-$958.6; 2000-$886.4; 1999-$796.3.
These amounts included percent rents in excess of minimum rents (in millions):
2001-$119.6; 2000-$133.0; 1999-$117.1.

Debt financing
--------------------------------------------------------------------------------
LINE OF CREDIT AGREEMENTS

At December 31, 2001, the Company had several line of credit agreements with various banks totaling $1.3 billion, all of which remained unused at year-end 2001. Subsequent to year end, the Company renegotiated these line of credit agreements as follows: a $750.0 million line expiring in 2003 with a term of 364 days and fees of .045% per annum on the total commitment, with a feature that allows the Company to convert the borrowings to a one-year term loan at any time prior to expiration; a $500.0 million line expiring in February 2007 with fees of .065% per annum on the total commitment; and a $25.0 million line expiring in 2003 with a term of 364 days and fees of .07% per annum on the total commitment. Borrowings under the agreements bear interest at one of several specified floating rates selected by the Company at the time of borrowing. In addition, certain subsidiaries outside the U.S. had unused lines of credit totaling $785.3 million at December 31, 2001; these were principally short term and denominated in various currencies at local market rates of interest.

                                      Notes to consolidated financial statements

The weighted-average interest rate of short-term borrowings, consisting of U.S. Dollar and Euro commercial paper and foreign currency bank line borrowings, was 3.4% at December 31, 2001 and 6.9% at December 31, 2000.

FAIR VALUES

At December 31, 2001, the fair value of the Company's debt and notes payable obligations was estimated at $9.1 billion, compared to a carrying amount of $8.9 billion. This fair value was estimated using various pricing models or discounted cash flow analyses that incorporated quoted market prices. The Company has no current plans to retire a significant amount of its debt prior to maturity.

    The carrying amounts for both cash and equivalents and notes receivable approximate fair value. Foreign currency and interest-rate exchange agreements, foreign currency options and forward foreign exchange contracts were recorded in the Consolidated balance sheet at fair value estimated using various pricing models or discounted cash flow analyses that incorporated quoted market prices. No fair value was estimated for noninterest-bearing security deposits by franchisees, because these deposits are an integral part of the overall franchise arrangements. Given the market value of its common stock and its significant real estate holdings, the Company believes that the fair value of its total assets was substantially higher than the carrying value at December 31, 2001.

ESOP LOANS AND OTHER GUARANTEES

The Company has guaranteed and included in total debt at December 31, 2001 $26.8 million of Notes issued by the Leveraged Employee Stock Ownership Plan (ESOP) with payments through 2006. Borrowings related to the ESOP at December 31, 2001, which include $89.1 million of loans from the Company to the ESOP and the $26.8 million of Notes guaranteed by the Company, are reflected as long-term debt with a corresponding reduction of shareholders' equity (unearned ESOP compensation). The ESOP is repaying the loans and interest through 2018 using Company contributions and dividends from its McDonald's common stock holdings. As the principal amount of the borrowings is repaid, the debt and the unearned ESOP compensation are being reduced.

    The Company also has guaranteed certain affiliate and other loans totaling $148.0 million at December 31, 2001.

DEBT OBLIGATIONS

The Company has incurred debt obligations principally through public and private offerings and bank loans. There are no provisions in the Company's debt obligations that would accelerate repayment of debt as a result of a change in credit ratings. Certain of the Company's debt obligations contain cross-default provisions and restrictions on Company and subsidiary mortgages and the long-term debt of certain subsidiaries. Under certain agreements, the Company has the option to retire debt prior to maturity, either at par or at a premium over par. The following table summarizes the Company's debt obligations (the interest rates reflected in the table include the effects of interest-rate and foreign currency exchange agreements):

------------------------------------------------------------------------------------------
                                                Interest rates/(1)/    Amounts outstanding
                                                   December 31                 December 31
                                     Maturity      -----------     -----------------------
IN MILLIONS OF U.S. DOLLARS             dates      2001   2000          2001          2000
==========================================================================================
Fixed-original issue/(2)/                           6.2%   6.8%    $ 3,293.8     $ 2,793.2
Fixed-converted via
exchange agreements/(3)/                            5.3    6.1      (1,829.9)       (351.5)
Floating                                            2.3    6.6       2,364.8         914.1
------------------------------------------------------------------------------------------
     Total U.S. Dollars             2002-2033                        3,828.7       3,355.8
------------------------------------------------------------------------------------------
Fixed                                               5.7    5.7         629.7         679.1
Floating                                            3.5    4.8       1,724.9       1,609.6
------------------------------------------------------------------------------------------
     Total Euro                     2002-2015                        2,354.6       2,288.7
------------------------------------------------------------------------------------------
Fixed                                               6.1    6.2         698.8         524.6
Floating                                            5.6    7.2         150.3         233.3
------------------------------------------------------------------------------------------
     Total British Pounds
     Sterling                       2002-2021                          849.1         757.9
------------------------------------------------------------------------------------------
Fixed                                               4.5    5.5         276.9         346.5
Floating                                            6.2    6.7          58.9          25.7
------------------------------------------------------------------------------------------
     Total other European
     currencies/(4)/                2002-2006                          335.8         372.2
------------------------------------------------------------------------------------------
Fixed                                               2.3    2.7         584.0         589.0
Floating                                            0.1    0.5         227.9         262.4
------------------------------------------------------------------------------------------
     Total Japanese Yen             2005-2030                          811.9         851.4
------------------------------------------------------------------------------------------
Fixed                                               7.1    8.6         317.6         322.0
Floating                                            6.2    7.6         300.0         453.5
------------------------------------------------------------------------------------------
     Total other Asia/Pacific
     currencies/(5)/                2002-2006                          617.6         775.5
------------------------------------------------------------------------------------------
Fixed                                               5.8    5.6           3.2           4.1
Floating                                           15.5   12.8          23.2          68.3
------------------------------------------------------------------------------------------
     Total other currencies         2002-2021                           26.4          72.4
------------------------------------------------------------------------------------------
Debt obligations before fair
value adjustments/(6)/                                               8,824.1       8,473.9
------------------------------------------------------------------------------------------
Fair value adjustments/(7)/                                             93.9
------------------------------------------------------------------------------------------
Total debt obligations                                             $ 8,918.0     $ 8,473.9
==========================================================================================

(1)  Weighted-average effective rate, computed on a semiannual basis.

(2) Includes $150 million of debentures that mature in 2027 ($500 million of debentures in 2000), which are subordinated to senior debt and provide for the ability to defer interest payments up to five years under certain conditions.

(3) A portion of U.S. Dollar fixed-rate debt effectively has been converted into other currencies and/or into floating-rate debt through the use of exchange agreements. The rates shown reflect the fixed rate on the receivable portion of the exchange agreements. All other obligations in this table reflect the net effects of these and other interest-rate exchange agreements.

(4) Primarily consists of Swiss Francs, Swedish Kronor and Danish Kroner in 2001 (Swiss Francs in 2000).

(5) Primarily consists of Korean Won, Chinese Renminbi and New Taiwanese Dollars in 2001 (Australian Dollars and New Taiwanese Dollars in 2000).

(6) Aggregate maturities for debt balances at December 31, 2001, before fair value adjustments, were as follows: 2002-$362.5; 2003-$796.4; 2004-$1,621.6; 2005-$1,072.0; 2006-$843.9; and thereafter-$4,127.7. These amounts include reclassifications of short-term obligations to long-term obligations of $750.0 in 2004 and $500.0 in 2007 as they are supported by long-term line of credit agreements discussed on page 50.

(7) Effective January 1, 2001, the Company adopted SFAS 133. As a result, debt obligations are adjusted to fair value to the extent of related hedging instruments. The related hedging instruments are also recorded at fair value in either miscellaneous other assets or long-term liabilities.

52

Notes to consolidated financial statements

Property and equipment
--------------------------------------------------------------------------------
Net property and equipment consisted of:
--------------------------------------------------------------------------------
IN MILLIONS                                     December 31, 2001          2000
================================================================================
Land                                                   $  3,975.6    $  3,932.7
Buildings and improvements on owned land                  8,127.0       8,250.0
Buildings and improvements on leased land                 8,020.2       7,513.3
Equipment, signs and seating                              3,371.7       3,172.2
Other                                                       611.5         700.8
--------------------------------------------------------------------------------
                                                         24,106.0      23,569.0
--------------------------------------------------------------------------------
Accumulated depreciation and amortization                (6,816.5)     (6,521.4)
--------------------------------------------------------------------------------
Net property and equipment                             $ 17,289.5    $ 17,047.6
================================================================================

     Depreciation and amortization expense was (in millions): 2001-$945.6; 2000-$900.9; 1999-$858.1.


Employee benefit plans
--------------------------------------------------------------------------------
The Company's Profit Sharing and Savings Plan for U.S.-based employees includes profit sharing, 401(k) and leveraged employee stock ownership (ESOP) features. The 401(k) feature allows participants to make pretax contributions that are partly matched from shares released under the ESOP. McDonald's executives, staff and restaurant managers participate in additional ESOP allocations and profit sharing contributions, based on their compensation. The profit sharing contribution is discretionary, and the Company determines the amount each year.

     Participant 401(k) contributions, profit sharing contributions and any related earnings can be invested in McDonald's common stock or among several other investment alternatives. The Company's matching contributions and ESOP allocations are generally invested in McDonald's common stock. Beginning in first quarter 2002, the Company's matching contributions can be invested in McDonald's common stock or among the other investment alternatives.

     In addition, the Company maintains a nonqualified, unfunded Supplemental Plan that allows participants to make tax-deferred contributions and receive Company-provided allocations that cannot be made under the Profit Sharing and Savings Plan because of Internal Revenue Service limitations. The investment alternatives in the Supplemental Plan include certain of the same investments as the Profit Sharing and Savings Plan. Total liabilities under the Supplemental Plan were $301.1 million at December 31, 2001 and $288.8 million at December 31, 2000, and were included in other long-term liabilities in the Consolidated balance sheet.

     The Company has entered into derivative contracts to hedge the changes in these liabilities. At December 31, 2001, derivatives with a fair value of $68.2 million indexed to the Company's stock and $18.5 million indexed to certain market indices were included in miscellaneous other assets in the Consolidated balance sheet. All changes in Plan liabilities and in the fair value of the derivatives are recorded in selling, general & administrative expenses. Changes in fair value of the derivatives indexed to the Company's stock are recorded in the income statement because the contracts provide the counterparty with a choice of cash settlement or settlement in shares.

     Total U.S. costs for the Profit Sharing and Savings Plan, including nonqualified benefits and related hedging activities, were (in millions):
2001-$54.6; 2000-$49.6; 1999-$49.4.

     Certain subsidiaries outside the U.S. also offer profit sharing, stock purchase or other similar benefit plans. Total plan costs outside the U.S. were (in millions): 2001-$39.7; 2000-$38.1; 1999-$37.2.

    Other postretirement benefits and postemployment benefits, excluding severance benefits related to the global change initiatives, were immaterial.

Stock options
--------------------------------------------------------------------------------
At December 31, 2001, the Company had five stock-based compensation plans for employees and nonemployee directors. Options to purchase common stock are granted at the fair market value of the stock on the date of grant. Therefore, no compensation cost has been recognized in the consolidated financial statements for these plans.

    Substantially all of the options become exercisable in four equal installments, beginning a year from the date of the grant, and expire 10 years from the grant date. In 2001, the Board of Directors approved a three-year extension to the term of 44.2 million options granted between May 1, 1999 and December 31, 2000 with an exercise price greater than $28.90. Because the market value of the stock was less than the exercise price of the options at the time of extension, no compensation expense was required to be recorded.

    Also in 2001, the Board of Directors approved a special grant of 11.9 million options at a price of $28.90 as an incentive to meet an operating income performance goal for calendar year 2003. The options vest on January 31, 2004, and if the performance goal is met, the options will retain their original 10-year term; otherwise, they will expire on June 30, 2004.

                                      Notes to consolidated financial statements
                                                                              53

    At December 31, 2001, the number of shares of common stock reserved for issuance under the plans was 263.5 million including 70.6 million available for future grants. A summary of the status of the Company's plans as of December 31, 2001, 2000 and 1999, and changes during the years then ended, is presented in the following table.


                                               2001                        2000                      1999
                            -----------------------     -----------------------    ----------------------
                                          Weighted-                   Weighted-                 Weighted-
                                            average                     average                   average
                                 Shares    exercise          Shares    exercise         Shares   exercise
Options                     IN MILLIONS       price     IN MILLIONS       price    IN MILLIONS      price
=========================================================================================================
Outstanding at
beginning of year                 175.8      $25.34           164.7      $23.06          164.0     $19.32
Granted(1)                         38.6       29.37            26.5       35.16           25.4      40.35
Exercised                         (11.9)      13.70           (10.8)      13.68          (18.8)     13.89
Forfeited                          (9.6)      29.03            (4.6)      27.81           (5.9)     18.01
---------------------------------------------------------------------------------------------------------
Outstanding at
end of year                       192.9      $26.65           175.8      $25.34          164.7     $23.06
---------------------------------------------------------------------------------------------------------
Exercisable at
end of year                        98.2                        79.3                       69.4
---------------------------------------------------------------------------------------------------------

(1) Includes the special grant in 2001 of 11.9 million options discussed on page 52.

     Options granted each year were 3.0%, 2.0% and 1.9% of weighted average common shares outstanding for 2001, 2000 and 1999, representing grants to approximately 15,100, 14,100 and 12,700 employees in those three years.

     When stock options are exercised, shares are issued from treasury stock. The average per share cost of treasury stock issued for option exercises over the last three years was $7.29, while the average option exercise price over this period was $13.79. In addition, stock option exercises resulted in $335.6 million of tax benefits for the Company during the three years ended December 31, 2001.

     The following table presents information related to options outstanding and options exercisable at December 31, 2001, based on ranges of exercise prices.

---------------------------------------------------------------------------------------
                                                                      December 31, 2001
---------------------------------------------------------------------------------------
                                       Options outstanding          Options exercisable
                 -----------------------------------------     ------------------------
                                   Weighted-
                                     average
                                   remaining     Weighted-                    Weighted-
Range of              Number     contractual       average          Number      average
exercise          of options            life      exercise      of options     exercise
prices           IN MILLIONS        IN YEARS         price     IN MILLIONS        price
=======================================================================================
  10 to 15              26.9             1.7        $13.58            26.9       $13.56
  16 to 23              36.1             4.4         20.64            22.3        20.05
  24 to 34              83.6             7.2         27.25            29.9        25.64
  35 to 46              46.3            10.6         37.85            19.1        38.60
---------------------------------------------------------------------------------------
  10 to 46             192.9             6.7        $26.65            98.2       $23.60
---------------------------------------------------------------------------------------

    Pro forma net income and net income per common share were determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No.123. For pro forma disclosures, the options' estimated fair value was amortized over their expected seven-year life. SFAS No.123 does not apply to grants before 1995. As a result, the pro forma disclosures for 2000 and 1999 do not include a full seven years of grants and, therefore, may not be indicative of anticipated future disclosures. The fair value for these options was estimated at the date of grant using an option pricing model. The model was designed to estimate the fair value of exchange-traded options that, unlike employee stock options, can be traded at any time and are fully transferable. In addition, such models require the input of highly subjective assumptions including the expected volatility of the stock price. Therefore, in management's opinion, the existing models do not provide a reliable single measure of the value of employee stock options. The following tables present the pro forma disclosures and the weighted-average assumptions used to estimate the fair value of these options:


---------------------------------------------------------------------------------------------
Pro forma disclosures                                       2001          2000           1999
=============================================================================================
Net income-pro forma IN MILLIONS                        $1,481.8      $1,842.4       $1,844.0
Net income per common share-
pro forma
   Basic                                                    1.15          1.39           1.36
   Diluted                                                  1.13          1.36           1.31
Weighted-average fair value
per option granted                                         10.66         14.11          14.06
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
Assumptions                                                 2001          2000           1999
---------------------------------------------------------------------------------------------
Expected dividend yield                                     .65%          .65%           .65%
Expected stock price volatility                            29.9%         38.8%          22.9%
Risk-free interest rate                                    5.03%         6.39%          5.72%
Expected life of options IN YEARS                              7             7              7
---------------------------------------------------------------------------------------------

Quarterly results (unaudited)


                                               Quarters ended            Quarters ended            Quarters ended     Quarters ended
                                                  December 31              September 30                   June 30           March 31
------------------------------------------------------------------------------------------------------------------------------------
IN MILLIONS, EXCEPT PER SHARE DATA         2001          2000       2001           2000       2001           2000     2001      2000
====================================================================================================================================
Systemwide sales                      $10,112.7      $9,924.5  $10,629.2      $10,512.4  $10,238.8      $10,237.6 $9,649.7  $9,506.7
------------------------------------------------------------------------------------------------------------------------------------
Revenues
Sales by Company-operated restaurants $ 2,811.4      $2,676.6  $ 2,876.9      $ 2,768.5  $ 2,738.2      $ 2,582.0 $2,614.2  $2,439.9
Revenues from franchised
and affiliated restaurants                960.1         913.0    1,002.4          980.5      969.3          978.6    897.5     903.9
------------------------------------------------------------------------------------------------------------------------------------
   Total revenues                       3,771.5       3,589.6    3,879.3        3,749.0    3,707.5        3,560.6  3,511.7   3,343.8
------------------------------------------------------------------------------------------------------------------------------------
Company-operated margin                   383.5         404.2      436.1          470.9      396.6          435.0    370.8     406.8
Franchised margin                         758.1         721.1      799.0          788.5      771.4          784.0    700.6     710.1
Operating income                          482.7/(1)/    774.0      746.6/(2)/     910.8      772.5/(4)/     876.3    695.2     768.6
Net income                            $   271.9/(1)/ $  452.0  $   545.5/(3)/ $   548.5  $   440.9/(4)/ $   525.9 $  378.3  $  450.9
------------------------------------------------------------------------------------------------------------------------------------
Net income per common share           $     .21/(1)/ $    .35  $     .42/(3)/ $     .42  $     .34/(4)/ $     .40 $    .29  $    .34
Net income per common share-diluted         .21/(1)/      .34        .42/(3)/       .41        .34/(4)/       .39      .29       .33
------------------------------------------------------------------------------------------------------------------------------------
Dividends per common share            $    .225      $     --  $      --      $    .215         --      $      --       --  $     --
-----------------------------------------------------------------------------------------------------------------------------------
Weighted-average shares                 1,282.7       1,307.0    1,286.1        1,315.6    1,289.7        1,327.1  1,300.7   1,343.4
Weighted-average shares-diluted         1,299.3       1,335.8    1,305.8        1,346.0    1,311.1        1,365.5  1,325.3   1,383.8
------------------------------------------------------------------------------------------------------------------------------------
High                                  $   30.10      $  34.50  $   31.00      $   34.25  $   30.96      $   39.94 $  35.06  $  43.63
Low                                       25.00         27.56      26.00          26.38      25.39          31.00    24.75     29.81
Close                                     26.47         34.00      27.14          30.19      27.06          32.94    26.55     37.38
------------------------------------------------------------------------------------------------------------------------------------

(1) Includes the following pretax special charges totaling $0.13 of expense per share:

    . $200.0 million ($136.1 million after tax) related to the U.S. business reorganization and global change initiatives.

    . $25.0 million ($17.0 million after tax) related to unrecoverable costs incurred in connection with the theft of promotional game pieces and the related termination of a supplier.

    . $20.0 million ($13.6 million after tax) related to the anticipated disposition of Aroma Cafe in the U.K.

    . $7.1 million ($4.8 million after tax) related to the closing of an additional nine underperforming restaurants in international markets.

(2) Includes $101.5 million of pretax special charges ($76.0 million after tax) related primarily to the closing of 154 underperforming restaurants in international markets and the write-off of certain technology costs.

(3) In addition to the $101.5 million of pretax special charges noted in (2) above, includes $137.1 million gain (pre and after tax) on the initial public offering of McDonald's Japan and $12.4 million of pretax special charges ($8.1 million after tax) primarily related to the write-off of a corporate investment (totaling $0.04 of income per share).

(4) Includes $24.0 million asset impairment charge (pre and after tax or $0.02 per share) in Turkey.

Management's report

Management is responsible for the preparation, integrity and fair presentation of the consolidated financial statements and financial comments. The financial statements were prepared in accordance with accounting principles generally accepted in the U.S. and include certain amounts based on management's judgment and best estimates. Other financial information presented is consistent with the financial statements.

     The Company maintains a system of internal controls over financial reporting including safeguarding of assets against unauthorized acquisition, use or disposition, which is designed to provide reasonable assurance to the Company's management and Board of Directors regarding the preparation of reliable published financial statements and asset safeguarding. The system includes a documented organizational structure and appropriate division of responsibilities; established policies and procedures that are communicated throughout the Company; careful selection, training, and development of our people; and utilization of an internal audit program. Policies and procedures prescribe that the Company and all employees are to maintain high standards of proper business practices throughout the world.

     There are inherent limitations to the effectiveness of any system of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control system can provide only reasonable assurance with respect to financial statement preparation and safeguarding of assets. Furthermore, the effectiveness of an internal control system can change with circumstances. The Company believes that it maintains an effective system of internal control over financial reporting and safeguarding of assets against unauthorized acquisition, use or disposition.

     The consolidated financial statements have been audited by independent auditors, Ernst & Young LLP, who were given unrestricted access to all financial records and related data. The audit report of Ernst & Young LLP is presented herein.

     The Board of Directors, operating through its Audit Committee composed entirely of independent Directors, provides oversight to the financial reporting process. Ernst & Young LLP has unrestricted access to the Audit Committee and regularly meets with the Committee to discuss accounting, auditing and financial reporting matters.

McDONALD'S CORPORATION
January 24, 2002

Report of independent auditors

The Board of Directors and Shareholders
McDonald's Corporation

We have audited the accompanying Consolidated balance sheet of McDonald's Corporation as of December 31, 2001 and 2000, and the related Consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of McDonald's Corporation management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the U.S. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of McDonald's Corporation at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the U.S.

     As discussed in the Notes to the consolidated financial statements, effective January 1, 2001, the Company changed its method for accounting for derivative financial instruments to conform with SFAS No.133, Accounting for Derivative Instruments and Hedging Activities.

ERNST & YOUNG LLP
Chicago, Illinois
January 24, 2002

Information about attending the Annual Meeting

Date

Thursday, May 23, 2002


Time

10:30 a.m.,Central Time

Place

Prairie Ballroom
The Lodge
McDonald's Office Campus
Oak Brook, Illinois 60523


Webcast

You may watch a live webcast of the Annual Meeting and submit questions via e-mail by going to www.mcdonalds.com/corporate/investor and clicking "Latest Investor Webcast" which appears below the stock quote. (A replay of the Annual Meeting also will be available for a limited time.)

If you plan to attend

Please bring the bottom portion of your proxy card or your brokerage statement reflecting your McDonald's holdings as proof of share ownership. Seating in the Prairie Ballroom is very limited and admission tickets will be given to shareholders at the registration desk on a first-come, first-served basis. Overflow rooms at The Lodge and Hamburger University will be available for viewing the meeting. Registration desk will open at 9:00 a.m.

     Also, to help ensure the security of those attending the meeting, all bags will be subject to inspection.

Parking

Parking is available on campus.

Directions

From downtown Chicago

I-290 west (Eisenhower Expressway) to I-88 west (to Aurora). Exit I-88 at Cermak Road/22nd Street (first exit immediately after York Road tollbooth). At Cermak Road/22nd Street (stoplight), turn right. Go two stoplights to Jorie Boulevard, turn right. Go three stoplights to Kroc Drive, turn left. At stop sign, Ronald Lane, turn left. The Lodge is on left, parking is on right.

From I-294 (south suburbs)

I-294 north to I-88 west (to Aurora). Exit I-88 at Cermak Road/22nd Street (first exit immediately after York Road tollbooth). At Cermak Road/22nd Street (stoplight), turn right. Go two stoplights to Jorie Boulevard, turn right. Go three stoplights to Kroc Drive, turn left. At stop sign, Ronald Lane, turn left. The Lodge is on left, parking is on right.

From O'Hare Airport/I-294 (north suburbs)

I-294 south to I-88 west (to Aurora). Exit I-88 at Cermak Road/22nd Street (first exit immediately after York Road tollbooth). At Cermak Road/22nd Street (stoplight), turn right. Go two stoplights to Jorie Boulevard, turn right. Go three stoplights to Kroc Drive, turn left. At stop sign, Ronald Lane, turn left. The Lodge is on left, parking is on right.

From I-355 North or South or I-88 (west suburbs)

From either direction, take I-88 east (to Chicago). Exit at Midwest Road and turn left (stoplight). Take Midwest Road to 31st Street (stoplight), turn left. Take 31st Street to Jorie Boulevard (stoplight), turn left. Take Jorie Boulevard to Kroc Drive (two stoplights), turn right. At stop sign, Ronald Lane, turn left. The Lodge is on left, parking is on right.

                                     [MAP]

McDonald's Annual Report on Form 10-K
--------------------------------------------------------------------------------
Shareholders may obtain a copy of the Company's 2001 Annual Report to the Securities and Exchange Commission ("SEC") on Form 10-K by going to the investor section of McDonald's website at www.mcdonalds.com, by going to the SEC's website at www.sec.gov or by calling us at 1-630-623-7428. This information is also available at no charge by sending a request to the Company's Investor Relations Service Center, McDonald's Plaza, Oak Brook, Illinois 60523.


Home office
--------------------------------------------------------------------------------
McDonald's Corporation
McDonald's Plaza
Oak Brook IL
60523 1-630-623-3000
www.mcdonalds.com




Aroma, Boston Market, Chipotle, Donatos, Donatos Pizzeria, Made For You, McDonald's, the McDonald's Golden Arches logo, Pret A Manger and www.mcdonalds.com are trademarks owned by McDonald's Corporation and affiliates.

Cover photo: Joe DeNatale
Page 26 photo: Susan Kinast

Printed on recycled paper with
30% post-consumer content.

(C)2002 McDonald's Corporation
McD 02-4188

[Logo of McDonald's Corporation]

I (we), revoking any proxy previously given, appoint Jack M. Greenberg and Gloria Santona, or either of them, as proxies with full powers of substitution to vote all shares the undersigned is entitled to vote at the McDonald's Corporation 2002 Annual Shareholders' Meeting, or any adjournment thereof, and authorize each to vote at his or her discretion on any other matter that may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of McDonald's Corporation. The Board of Directors recommends a vote FOR all nominees for Director, FOR the approval of auditors, AGAINST the shareholder proposal on the China Principles and AGAINST the shareholder proposal on animal welfare standards. If this signed card contains no specific voting instructions, my
(our) shares will be voted with the Board's recommendations.

--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR items 1 and 2.
--------------------------------------------------------------------------------

1. Election of Directors:                          WITHHOLD
                                     FOR ALL       FROM ALL
     01. Hall Adams, Jr.
     02. Edward A. Brennan            [_]            [_]
     03. Terry L. Savage
     04. Fred L. Turner

For all, except vote withheld from the following nominee(s)

-----------------------------------------------------------

                                   FOR       AGAINST      ABSTAIN

2. Approval of auditors            [_]         [_]          [_]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
The Board of Directors recommends a vote AGAINST items 3 and 4.
--------------------------------------------------------------------------------

                                   FOR       AGAINST      ABSTAIN
3. Shareholder proposal on
   the China Principles            [_]         [_]         [_]

4. Shareholder proposal on
   animal welfare standards        [_]         [_]         [_]

Please sign as your name(s) appear(s) above and return this proxy promptly. If signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

x
-------------------------------------------------------------

x                                   Date:              , 2002
-------------------------------------------------------------

\/ Please detach the Proxy from the Proxy Voting Instructions before mailing. \/

[_] Do not mail me future Annual Reports because another household member receives one.

[_]  Comments are on reverse side.

                                                 [Logo of McDonald's Coporation]

Annual Meeting Information and Proxy Voting Instructions

Dear Shareholder:

McDonald's 2002 Annual Shareholders' Meeting will be held at 10:30 a.m. Central Time on Thursday, May 23, 2002, in the Prairie Ballroom at The Lodge on McDonald's Office Campus in Oak Brook, Illinois. If you are unable to attend the meeting, you can watch a live webcast and submit questions via e-mail by going to www.mcdonalds.com/corporate/investor and selecting Latest Investor Webcast. A replay of the meeting will also be available for a limited time.

Prior to the Annual Meeting, please consider the issues discussed in the Proxy Statement and exercise your right to vote using one of the following methods:

Internet voting: www.eproxyvote.com/mcd

Phone voting: 877-PRX-VOTE (877-779-8683) from the U.S./Canada, or 201-536-8073 from other countries.

Voting by mail: complete, date, sign, detach and mail the above Proxy in the enclosed envelope.

Your proxy covers the voting of shares of McDonald's Corporation Common Stock that you are entitled to vote or for which you may direct the voting.

If voting by phone or via the Internet, the voter control number in the box above is necessary to verify your authority to vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned the proxy card. If you choose to vote your shares by phone or Internet, there is no need to mail your proxy card.

Your vote is important. Thank you for voting!

                                                [Logo of McDonald's Corporation]
McDonald's E-Delivers

Don't wait for the mail -- sign up to receive future annual meeting materials online when you vote via the Internet or sign up anytime at www.econsent.com/mcd. As soon as the materials are available, we will send you an e-mail with information on how to access the summary annual report, proxy materials, annual financial information and the Internet voting site -- it's fast, convenient and helps McDonald's control costs.

Online Investor Services at www.mcdonalds.equiserve.com

Direct investing in McDonald's stock is fast and convenient using online services at EquiServe, McDonald's stock transfer agent and MCDirect Shares plan administrator.

You can open a MCDirect Shares account or execute transactions in your existing account at www.mcdonalds.equiserve.com. In addition, account information including balances, transaction history, share sales, direct deposit of dividends, stock price, as well as registration and name changes and account consolidations can be obtained online 24 hours a day, seven days a week on this secure website.

Comments:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Thank you for sharing your comments. Please note that by sharing your comments, you are waiving confidential voting. Although we are unable to personally respond to every proxy card comment, be assured that your remarks will help us learn how to better serve you.

[Logo of McDonald's Corporation] McDonald's Annual Meeting Information

                        The Prairie Ballroom at The Lodge
                 McDonald's Office Campus - Oak Brook, Illinois
                       Thursday, May 23, 2002, 10:30 a.m.
Admission

Please bring this tear-off portion of your proxy card or other proof of share ownership to the annual meeting to obtain an admission ticket. Seating in the Prairie Ballroom is limited; however, overflow rooms will be available for viewing the meeting. Admission to the Prairie Ballroom will be provided to shareholders on a first come, first serve basis. Also, to help ensure the security of those attending the meeting, please be aware that all bags will be subject to inspection.

Parking
Parking is available on campus.

Directions

A map and directions to the meeting are available:
..    In the McDonald's Corporation Annual Meeting Notice, Proxy Statement & 2001
     Financial Information
..    On the investor section of our website:
     www.mcdonalds.com/corporate/investor
..    Via fax-back at 630-623-0172

           Unable to attend McDonald's 2002 Annual Meeting in person?
        Watch a live webcast and submit questions via e-mail by going to www.mcdonalds.com/corporate/investor and selecting Latest Investor Webcast.
       A replay of the meeting also will be available for a limited time.

[Logo of McDonald's Corporation]

Information for McDonald's Employees Only

If you wish to vote all of your shares, including shares in the McDonald's Corporation Profit Sharing and Savings Plan, in the same manner as shares held outside the Plan, you do NOT need to complete the section below. Simply follow the voting instructions on the front of this card.

The Board of Directors recommends a vote FOR all nominees for Director, FOR the approval of auditors, AGAINST the shareholder proposal on the China Principles and AGAINST the shareholder proposal on animal welfare standards.

------------------------------------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR items 1 and 2.

                                   PLAN SHARES OWNED              PLAN SHARES NOT YET CREDITED OR UNVOTED
1.   Election of Directors:     --------------------------    ----------------------------------------------
                                               WITHHOLD                                   WITHHOLD
     01. Hall Adams, Jr.          FOR ALL      FROM ALL               FOR ALL             FROM ALL
     02. Edward A. Brennan
     03. Terry L. Savage          -------      --------               --------            --------
     04. Fred L. Turner
                                  For all, except vote withheld      For all, except vote withheld
                                  from the following nominee(s)      from the following nominee(s)

                                  -----------------------------      -----------------------------

                                  FOR       AGAINST    ABSTAIN       FOR       AGAINST    ABSTAIN
2.   Approval of auditors
                                  ---         ---        ---         ---        ---         ---

------------------------------------------------------------------------------------------------------------
The Board of Directors recommends a vote AGAINST items 3 and 4.

3.   Shareholder proposal on the China Principles

                                  FOR       AGAINST    ABSTAIN       FOR       AGAINST    ABSTAIN

                                  ---         ---        ---         ---        ---         ---

4.   Shareholder proposal on animal welfare standards

                                  FOR       AGAINST    ABSTAIN       FOR       AGAINST    ABSTAIN

                                  ---         ---        ---         ---        ---         ---
------------------------------------------------------------------------------------------------------------


Thank you for sharing your comments. Although we are unable to personally respond to every proxy card comment, be assured that your remarks will help us learn how to better serve you.

Comments:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


[Logo of McDonald's Corporation]

Profit Sharing and Savings Plan Voting Instructions

Your vote on the front of this proxy card directs the trustees of the McDonald's Corporation Profit Sharing and Savings Plan to vote the McDonald's shares credited to your accounts under the Plan. When you vote these shares, you should consider your long-term best interests as a Plan participant.

In addition, you are also directing the trustees to vote shares held in the Plan that have not been voted by other participants and shares that have not yet been credited to participants' accounts. When you direct the vote of these shares, you have a special responsibility to consider the long-term best interests of other participants.

If you want to vote the Plan shares you own or the shares you are voting for other participants differently from your shares held outside the Plan, do not vote by phone or Internet. Instead, complete the front of the proxy card and check the "comment" box, then mark your voting direction for Plan shares above and return the proxy card in the enclosed envelope.

Your directions to vote shares held in the McDonald's Corporation Profit Sharing and Savings Plan will be kept confidential by EquiServe Trust Company, N.A., the independent inspector of election.

[Logo of McDonald's]      YOUR VOTE IS IMPORTANT.
                        PLEASE SIGN AND RETURN THIS CARD.



 Please sign as your name(s) appear(s) above and return this proxy promptly. If signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

x
------------------------------------------------------------------
x                                     Date:               , 2002
------------------------------------------------------------------


--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR items 1 and 2.
--------------------------------------------------------------------------------
                                                                      WITHHOLD
1.  Election of Directors                                FOR ALL      FROM ALL
    01. Hall Adams, Jr.,   02. Edward A. Brennan,         [_]          [_]
    03. Terry L. Savage,  04. Fred L. Turner

    For all, except vote withheld from the following nominee(s)

    -----------------------------------------------------------


                                          FOR        AGAINST    ABSTAIN

2.  Approval of auditors                  [_]          [_]       [_]

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
The Board of Directors recommends a vote AGAINST items 3 and 4.
--------------------------------------------------------------------------------

                                          FOR        AGAINST    ABSTAIN
3.  Shareholder proposal on
    the China Principles                  [_]          [_]       [_]

5.  Shareholder proposal on animal
    welfare standards                     [_]          [_]       [_]

--------------------------------------------------------------------------------

[Logo of McDonald's]
                        PROXY AND VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of McDonald's Corporation.
                                                          McDONALD'S CORPORATION
                                                          McDonald's Plaza
                                                          Oak Brook, IL 60523

Dear Shareholder:

     McDonald's 2002 Annual Shareholders' Meeting will be held at 10:30 a.m. Central Time on Thursday, May 23, 2002, in the Prairie Ballroom at The Lodge on McDonald`s Office Campus in Oak Brook, Illinois. If you plan to attend, please bring your bank or broker statement evidencing your beneficial ownership of McDonald's stock for admission to the meeting. Seating in the Prairie Ballroom is limited; however, overflow rooms will be available for viewing the meeting. Admission to the Prairie Ballroom will be provided to shareholders on a first come, first serve basis. Please refer to McDonald's Corporation Annual Meeting Notice, Proxy Statement and 2001 Financial Information or visit the investor section of www.mcdonalds.com for more information, including a map and directions to the meeting.
     If you are unable to attend the meeting in person, you can watch a live webcast and submit questions via e-mail by going to www.mcdonalds.com/corporate/investor and selecting Latest Investor Webcast. A replay of the meeting also will be available for a limited time.
Your vote is important.  Thank you for voting!

     I (we), revoking any proxy previously given, appoint Jack M. Greenberg and Gloria Santona, or either of them, as proxies with full powers of substitution to vote all shares that I am (we are) entitled to vote at the McDonald's Corporation 2002 Annual Shareholders' Meeting, or any adjournment thereof, and authorize each to vote at his or her discretion on any other matter that may properly come before the meeting. If this signed card contains no specific voting instructions, my (our) shares will be voted FOR all nominees for Director, FOR the approval of auditors, AGAINST the shareholder proposal on the China Principles and AGAINST the shareholder proposal on animal welfare standards.